     As filed with the Securities and Exchange Commission on August 26, 2004



                                                     REGISTRATION NO. 333-116586


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               EXABYTE CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                          3573                          84-0988566
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer Identification No.)
incorporation or organization)    Classification Code Number

                                2108 55th Street
                             Boulder, Colorado 80301
                                 (303) 417-7292
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                   Tom W. Ward
                                2108 55th Street
                             Boulder, Colorado 80301
                                 (303) 417-7453
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                    Mark Levy
                               Holland & Hart LLP
                       555 Seventeenth Street, Suite 3200
                              Denver, CO 80202-3979
                                 (303) 295-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                   PROSPECTUS


SUBJECT TO COMPLETION, DATED AUGUST 26, 2004


      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE
SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               EXABYTE CORPORATION


                            71,397,047 COMMON SHARES


      This prospectus covers 71,397,047 shares of Common Stock of Exabyte
Corporation that may be issued to the selling stockholders upon conversion of the Series AA preferred stock, par value $.001, of Exabyte held by such stockholders, as payment on dividends for the Series AA preferred stock or upon exercise of warrants held by such stockholders. Each Selling Shareholder may sell none, some or all of the shares that are subject to sale pursuant to this prospectus.

      The persons identified under the heading "Selling Stockholders", and any other person who obtains the right to sell the shares of Common Stock under this Registration Statement, may sell the shares registered on this Registration
Statement from time to time.

      Each of the selling stockholders may sell the shares in private transactions at negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution".

      We will not receive any proceeds from the sale of shares by the selling stockholders. We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however, be paying for certain expenses incurred in the offering of the shares.


      Our Common Stock is traded on the OTC Bulletin Board under the trading symbol "EXBT." On August 20, 2004, the closing sale price of the Common Stock on the OTC Bulletin Board was $0.66.


      INVESTING IN THE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is truthful or adequate. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is_______, 2004.

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                          PROSPECTUS TABLE OF CONTENTS

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                                                                                                              ----
Summary Information and Risk Factors................................................                            1
                  (a)    Prospectus Summary.........................................                            1
                  (b)    Overview of Exabyte........................................                            1
                  (c)    Offering...................................................                            1
                  (d)    Cautionary Note about Forward-Looking Statements...........                            2
                  (e)    Risk Factors...............................................                            2

Use of Proceeds.....................................................................                            7

Selling Security Holders............................................................                            7

Plan of Distribution................................................................                           16

Description of Securities to be Registered..........................................                           17

Information with Respect to the Registrant:
                  (a)    Description of Business....................................                           19
                  (b)    Description of Property....................................                           31
                  (c)    Legal Proceedings..........................................                           33
                  (d)    Market Price of and Dividends on the Registrant's
                         Common Equity and Related Stockholder Matters..............                           33
                  (e)    Financial Statements.......................................                           34
                  (f)    Selected Financial Data....................................                           35
                  (g)    Supplementary Financial Information........................                           37
                  (h)    Management's Discussion and Analysis of Financial
                         Condition and Results of Operations........................                           42
                  (i)    Quantitative and Qualitative Disclosures about Market
                         Risk.......................................................                           60
                  (j)    Directors and Executive Officers...........................                           62
                  (k)    Executive Compensation.....................................                           65
                  (l)    Security Ownership of Certain Beneficial Owners
                         and Management.............................................                           69
                  (m)    Certain Relationships and Related Transactions.............                           71
Validity of Securities..............................................................                           73
Experts  ...........................................................................                           73
Where You Can Find More Information.................................................                           73

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors."

OVERVIEW OF EXABYTE

      We design, manufacture and market a range of VXA(R) and MammothTape(TM) tape drives, as well as VXA(R), MammothTape(TM) and LTO(TM) (Ultrium(TM)) automated tape libraries. We also provide our own brand of recording media and provide worldwide service and customer support to our customers and end users. We were incorporated in June 1985 under the laws of the State of Delaware, and are based in Boulder, Colorado.

OFFERING

      We have entered into the Securities Purchase Agreement ("Purchase Agreement"), dated as of April 30, 2004, by and among Exabyte and certain purchasers pursuant to which we issued and sold to the purchasers in a private placement (a) 25,000 shares of Series AA preferred stock of the Company and (b) warrants to purchase in the aggregate 7.5 million shares of our Common Stock (the "Common Stock"). We received in the aggregate gross proceeds of $25 million from this financing on May 3, 2004. Participants in the financing included a group of institutional investors and existing Exabyte shareholders, and all of these purchasers are listed as selling stockholders for purposes of this Registration Statement. The Purchase Agreement is attached hereto as Exhibit
10.37 and incorporated herein by reference.

      The Series AA preferred shares were priced at $1,000 per share and are convertible into 1,000 Common shares at $1 per share. The warrants to purchase Common Stock expire after five years and carry an exercise price of $1.00 per Common share. The conversion and exercise prices are subject to certain anti-dilution adjustments.


      All of the Common Stock underlying the Series AA preferred shares, the Company's estimate of Common Stock payable for dividends on the Series AA preferred shares for a period of four years, and Common Stock underlying warrants received pursuant to the Purchase Agreement and the Private Placement Agreement with the placement agent are being registered hereby for resale by the selling stockholders.


      In addition, in connection with the issuance of the Series AA preferred stock, all holders of the Company's previously outstanding Series H and Series I preferred stock exchanged those shares and accumulated dividends through December 31, 2004, for shares of the Series AA preferred stock on an as-converted common stock equivalent basis. All common stock underlying the Series AA preferred shares and common stock purchase warrants received in this exchange by former Series H holders who may be considered affiliates and then are not able to utilize SEC Rule 144(k) for resales (i.e., Meritage Equity Fund, L.P., Meritage Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P.) are also being registered hereby for resale.

                                       1

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CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

In addition to the historical information contained in this document, this report contains forward-looking statements that involve future risks and uncertainties. We may achieve different results than those anticipated in these forward-looking statements. The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. You should carefully consider the risks described below, and other factors as may be identified from time to time in our filings with the Securities and Exchange Commission or in our press releases. If any of these risks should actually occur, our business, prospects, financial condition or results of operations would likely suffer. In such case, the trading price of Exabyte Common Stock or other securities could fall, and you may lose all or part of your investment. We are not undertaking any obligation to update these risks to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

RISK FACTORS

General information about these risk factors.

      Following is a discussion of certain risks that may impact our business and the value of our common stock. If any of the following risks actually occurs, our business could be harmed and the value of our common stock could decrease and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. You should carefully consider the risks described below.

You should read these risk factors together.

      You should look at all of the risk factors in total. Some risk factors may stand on their own. Some risk factors may affect (or be affected by) other risk factors. For example, the risk factor relating to our possible inability to properly forecast our customer demand would likely result in excess inventory, which is another risk factor. You should not assume we have identified these connections.

We may not update these risk factors in a timely manner.

      Exabyte intends to periodically update and describe these and future risk factors in reports filed with the Securities and Exchange Commission. However, you should not assume that we will always update these and future risk factors in a timely manner. We are not undertaking any obligation to update these risk factors to reflect events or circumstances after the date of this Registration Statement or to reflect the occurrence of unanticipated events.

We need additional funding to support or expand our operations.

      We have incurred operating losses over the past several years. As a result, we have taken various actions to raise cash, including the sales of preferred stock during the period from 2001 through 2004, revisions to our bank line of credit with overadvance guarantees in 2003 and entering into the Media and Distribution Agreement with Imation Corp. ("Imation") in November 2003. However, we may require additional external funding to support and expand our operations. Such funding, if available, may not be available on attractive terms.

The uncertainty regarding our liquidity may affect the willingness of customers and suppliers to deal with us which would have a material adverse effect on our results of operations.

      As a result of our lack of liquidity, the report of our former independent registered public accounting firm on our consolidated financial statements, as of and for the year ended January 3, 2004, contained an explanatory paragraph regarding the uncertainty relating to our ability to continue as a going concern. Ongoing concerns about our financial condition have impacted our dealings with third parties, such as customers, suppliers and creditors, and any such concerns could have a material adverse effect on our business and results of operations in the future.

Our limited available cash could negatively impact our revenue if it impedes our ability to obtain inventory and finished goods in a timely manner.

      In 2002 and the first six month of 2003, we experienced liquidity constraints which affected our ability to pay our vendors and suppliers for products and meet our overall contractual obligations. This situation caused our vendors to restrict shipments of key components we needed to build and sell our products, including our media products. Although our liquidity improved significantly as a result of our recent sale of preferred stock, future liquidity constraints could prevent us from making timely payments to our suppliers, which could restrict our ability to obtain products and meet our customers' demands. This situation would materially and adversely impact our revenue, results of operations and financial and competitive condition.

If we are unable to expand existing OEM customer relationships and develop new OEM customers for our VXA products our business may not be successful.

      Our product revenue depends heavily on OEM qualification, adoption and integration. OEM sales are a key component of our revenue, and many reseller and smaller OEM customers delay their orders until larger OEMs adopt and integrate our products. We have established a number of relationships with OEM customers for our VXA products, but the revenue from these OEMs has not grown as rapidly as necessary for us to be profitable. Our competitive position and ability to achieve future profitable operations may be negatively impacted unless we are able to establish additional relationships with OEM customers and sell increased volumes of our VXA products to these customers.

We may not achieve profitable operations unless we are able to decrease our direct product costs.

      We need to improve our gross margins and at the same time sell more of our VXA products to OEM customers who generally pay lower prices than other customers. In order to lower our product cost, we must either revise existing supply agreements or transition our outsourced manufacturing to other suppliers, or relocate such manufacturing to lower cost geographic locations. Although certain of these actions have been completed and others are in process, all of the actions necessary to decrease our costs to the appropriate levels have not been completed. Any transition to a new outsourcing manufacturer or location involves the risk of interruption of product supply and delays in meeting our customers' demands.

We will not achieve profitability unless our media revenue is maintained or increased.

We now sell all of our proprietary media products to our exclusive distributor, Imation. Our sales prices to Imation are less than the prices we previously realized for these products. As a result of these decreased prices, we must sell a higher volume of media products to realize similar or increased revenue and gross margins, and we depend on Imation to maintain or increase sales levels of our media products.

We are subject to significant risks regarding foreign operations and fluctuations in foreign currency.

      Many of our key components and products are manufactured overseas in countries such as Japan, Germany, China, Singapore, and Malaysia,. Because we depend on foreign sourcing for our key components, products and subassemblies, our results of operations may be materially affected by:

            -     fluctuations in foreign currencies versus the U.S. dollar;

            -     reduced intellectual property protections;

            -     foreign government regulations;

            -     foreign tax regulations;

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            -     foreign exchange control regulations;

            -     import/export restrictions;

            -     foreign economic instability;

            -     political instability; and

            - tariffs, trade barriers and other trade restrictions by the U.S. government in products or components shipped from or to foreign sources.

      In addition to the above factors, the sale of our products to domestic federal or state agencies may be limited by the Buy America Act or the Trade Agreement Act to the extent that we incorporate components produced overseas into our products.

      Certain supply agreements and a note payable to a supplier have been denominated in the yen at fixed conversion rates. In addition, our foreign subsidiaries incur significant operating costs that are payable in foreign currencies. Although we have recently entered into an agreement with our primary supplier of drive products that now provides for purchases to be made in U.S. dollars, foreign currency fluctuations will continue to affect our results of operations due to liabilities that continue to be payable in foreign currencies.

Our manufacturers may be unable to meet our product demand, implement product engineering changes on a timely basis, or produce product at a commercially reasonable cost which would have a material adverse effect on our business and results of operations.

      We currently outsource all of our manufacturing processes. Outsourcing our manufacturing to a new third party takes many months and, due to the time and expense involved and the inability to easily move the manufacturing to another party or location, we heavily depend on our existing and proposed third party manufacturers for our products. If our manufacturers cannot meet our product demand, or cannot or will not implement product changes on a timely basis, we would be unable to fill customer orders and our results of operations and financial condition would be adversely impacted. In addition, should our manufacturers be unable to produce our products at a commercially economic cost to us, our margins would be negatively impacted. Our dependence on third party manufacturers can also adversely affect our ability to negotiate the terms of our future business relationships with these parties.

Our revenue is concentrated with a limited number of customers and the loss of a single customer could have a material adverse effect on our results of operations.

      In 2003, our four largest customers accounted for 41% of our revenue, and for the first six months of 2004, our five largest customers, including Imation, accounted for 73% of our total revenue. We do not require minimum purchase obligations from our customers, and they may also cancel or reschedule orders at any time, prior to shipment, without significant penalty. Losing one or more key customers would adversely affect our results of operations.

Our dependencies on sole-source suppliers may affect our control over delivery, quantity, quality and cost of products.

      We obtain all the components used by our outsourced third-party manufacturers to make our products from third parties, and we rely heavily on sole-source suppliers (one supplier providing us with one or more components) to develop and/or manufacture critical components for our tape drives or libraries. A shortage of any component would directly affect the ability of our manufacturers to manufacture the product and therefore our ability to obtain product to sell to our customers. In addition, by relying on sole-source suppliers, we have limited control over many component items, including:

            -     delivering components on schedule;

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            -     manufacturing a high volume of components;

            - maintaining the highest possible product quality when manufacturing; and

            -     managing manufacturing costs.

Managing our inventory levels is important to our cash position and results of operations.

      Excessive amounts of inventory reduces our cash available for operations and may result in charges for excess or obsolete materials. Inadequate inventory levels may make it difficult for us to meet customer product demand, resulting in decreased revenue. In the past we have experienced charges and write-downs for excess and obsolete inventory. An inability to forecast future product revenue or estimated life cycles of products may result in inventory related charges that would negatively affect our results of operations and financial condition.

The storage backup market is very competitive and such competition may cause us to decrease our product pricing or affect our market share.

      Many of our current and potential competitors have significantly greater financial, technical, and marketing resources than us. We can expect our competitors to aggressively market helical scan, mini cartridge, half-inch cartridge, optical or other storage product technologies. These technologies may be equivalent or superior to our own technologies, or may render some of our products non-competitive or obsolete. In order to compete under these pressures, we must adapt our technologies to competitive changes affecting speed, capacity and costs of storage products, including price erosion.

      Technology typically changes and advances quickly in the high technology industry. In order to successfully compete in this industry, our future products must apply and extend our current technology, as well as keep pace with new technology developments. Factors which impact our ability to compete include:

            -     rapid development of tape drive technologies;

            -     customer and OEM adoption of VXA and MammothTape technology;

            - integration of our VXA and MammothTape technologies into a compelling tape drive platform;

            -     compatibility of tape drives to other data storage products;

            -     data storage density;

            -     data transfer rate;

            -     financial viability;

            -     customer confidence and familiarity;

            -     product reliability; and

            -     price.

      If any new technology provides users with similar or increased benefits than tape, tape technology could become obsolete.

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Our proprietary rights may not be fully protected which may adversely affect our ability to use such technology and, as a result, our results of operations.

      Although we file patent applications for our products when appropriate, patents may not result from these applications, or they may not be broad enough to protect our technology. Other parties may also challenge, invalidate or circumvent our patents. Occasionally, third parties ask us to indemnify them from infringement claims and defending these infringement claims may result in long and costly litigation, which could potentially invalidate a patent. We may attempt to secure a license from third parties to protect our technology but cannot assure that we would succeed. Much of our third party manufacturing utilizes proprietary technology, and we may extend licenses of this technology to our third party manufacturers. However, we cannot assure that our third party manufacturers will adhere to the limitations or confidentiality restrictions of their license. Also, some foreign laws may not fully protect our intellectual property rights. This may adversely affect our ability to use such technology and, as a result, our results of operations.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders.

SELLING SECURITY HOLDERS

SELLERS AND BENEFICIAL OWNERSHIP

      The table below sets forth the number of shares of Common Stock that may be offered from time to time by each selling stockholder pursuant to this prospectus upon conversion of Series AA shares, receipt of dividends in common stock or exercise of warrants. The number of shares are as of June 15, 2004. The table also shows the number of shares of Common Stock beneficially owned by each selling stockholder and the number of shares of Common Stock that would be beneficially owned by a selling stockholder if that selling stockholder sells all of the shares of Common Stock offered by that selling stockholder under this prospectus.

      Each selling stockholder named below, any pledgee or donee of the selling stockholder, and any person who may purchase shares covered by this prospectus from the selling stockholder in a private transaction in which the selling stockholder's registration rights are assigned to the person, are referred to in this prospectus as "selling stockholders."

      Each of the selling stockholders will determine the number of shares that may be sold by the selling stockholder. The selling stockholders may sell all, some, or none of the shares that are subject to sale pursuant to this prospectus. The selling stockholders may sell, transfer, or otherwise dispose of, at any time or from time to time, shares of stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We cannot provide you with an estimate of the number of shares that a selling stockholder will hold in the future or upon the termination of the offering. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options or conversion rights that are currently exercisable or exercisable within 60 days after June 15, 2004 are considered to be outstanding and to be beneficially owned by the person holding the options or conversion rights for the purpose of computing the percentage ownership of a person in the table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      Material relationships between the Company and Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., Millennial Holdings LLC, The Millennial Fund and The Tankersley Family Limited partnership are described in the "Directors and Executive Officers" and "Security Ownership of Certain Beneficial Owners and Management" sections of this registration statement.


      C.E. Unterberg, Towbin is a registered broker-dealer, but is not acting as an underwriter in the offering of shares covered by this prospectus. C.E. Unterberg, Towbin has indicated to the Company that, at the time it received its shares and warrants from the Company as compensation for its placement services, it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of such securities.



      Of the following Selling Stockholders listed in the table below, Thomas Unterberg, Crestview Capital Master, LLC, Enable Growth Partners, SF Capital Partners Ltd., are affliates of broker-dealers but have indicated to the Company that each acquired the Series AA Shares in the ordinary course of business, and at the time of the acquisition of the Series AA Shares, had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.


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


      Following is a description of material transactions and relationships between the Company and each of the selling stockholders during the past three years. The following description of the Series AA Shares and transactions is qualified by reference to the transaction documents attached as exhibits, which are incorporated herein by reference. Stockholders desiring a more complete understanding of these securities and the transaction are urged to review all of the attached exhibits.


Merger and Series H Issuance

      On November 9, 2001, Ecrix Corporation merged into a subsidiary of Exabyte, and we issued a total of 10,000,000 shares of Exabyte common stock to the former Ecrix stockholders. Additionally, in conjunction with merger, certain investors of Ecrix purchased 9,650,000 shares of new Series H preferred stock of Exabyte at $1.00 per share. These transactions were approved by our stockholders. In the agreement for the Ecrix merger, we agreed that three persons designated by Ecrix would be nominated for election to the Exabyte board. As a result, Juan A. Rodriguez, G. Jackson Tankersley, and William J. Almon, Sr. were elected to the Exabyte board. The vacancy created by Mr. Almon's resignation in 2002 was filled by John R. Garrett in 2003. Exabyte also agreed that Exabyte's board would continue to include three directors (or such greater number of directors as shall constitute the maximum number of members that represent a numerical minority of the board) who are nominated by the Ecrix designees. Upon the death, resignation or removal of any Ecrix designee, Exabyte will cause the vacancy to be filled by a subsequent designee recommended by the remaining Ecrix designees then serving on the board. However, the total number of directors that may be designated by the Ecrix designees is subject to the following.

      If at any time the holders of Series H preferred stock beneficially own less than 30% of the voting power of all classes of Exabyte's voting securities, the number of directors that Exabyte is obligated to include on the board of directors will be reduced so that the number of these designees expressed as a percentage of the entire board of directors is approximately equal to the percentage of the outstanding voting power then beneficially owned by the holders of Series H preferred stock rounded to the nearest whole directorship but in any event not a majority; provided, that if the holders of Series H preferred stock beneficially own less than 10% of the outstanding voting power of all classes of Exabyte's voting securities, the number of Ecrix designees is zero.

Series I Issuance

      On May 17, 2002 we entered into the Series I preferred stock purchase agreement with a number of purchasers. As amended, the agreement provided for the sale of a total of 8,400,000 shares of Series I preferred stock at $1.00 per share. The purchasers of Series I preferred stock included Meritage Private Equity Fund, L.P. and SWIB, both of which are significant stockholders of Exabyte. The purchasers of Series I preferred stock also included Mr. Ward and an entity related to Mr. Rodriguez.

      Under the terms of the Series I purchase agreement, Exabyte enlarged its board of directors to a total of eight, and Meritage Private Equity Fund, L.P., was permitted to designate the new director. Meritage previously had a representative on the board as a result of the merger of Ecrix Corporation into an Exabyte subsidiary in November 2001.

Bank Guarantees

      In April 2003, the Company entered into a Third Modification Agreement of its line of credit agreement with Silicon Valley Bank ("SVB"). In connection with the Third Modification, SVB notified the Company that it was in an "over advance" state with respect to its line of credit, and that, in order for SVB to continue to allow the Company to borrow under the line, the Company was required to cause Tom Ward, the Company's Chief Executive Officer, and Meritage Private Equity Funds, L.P., a significant beneficial owner (together the "Guarantors"), to guarantee up to a maximum of $2,500,000 (with Mr. Ward and Meritage guaranteeing 10% and 90%, respectively, of the amount) for advances in excess of the Company's credit limit (the "Guaranties"). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company's common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement whereby each Guarantor agreed to subordinate to SVB: (1) all of the Company's present and future indebtedness and obligations to the Guarantor; and
(2) all of the Guarantor's present and future security interests in the Company's assets and property. Additional guaranties for $250,000 of excess borrowings from other guarantors were obtained in July 2003 under similar terms.

      As consideration for the Guaranties, the Company issued to the Guarantors (pro-rata) 25,000,000 shares of its common stock on April 21, 2003, 12,500,000 shares on July 15, 2003, 8,793,252 shares on September 15, 2003, and 3,706,748 shares on March 11, 2004. During July 2003, the Company entered into agreements with two additional shareholders to guarantee an additional $250,000 of borrowings from SVB in exchange for 2,500,000 common shares issued in July and an additional 1,500,000 shares issued in October 2003. The Company determined the fair value of all of the shares based on the market price of the Company's stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest expense during 2003. All of the Guaranties were terminated in November 2003. The excess borrowing availability was substantially utilized by the Company during the period of time that the Guaranties were in effect.

Series AA Issuance

      On May 3, 2004, the following related parties purchased the number of shares of Series AA preferred stock and warrants following their name pursuant to the Purchase Agreement as described below:

                                                  SERIES AA       COMMON SHARES
                  NAME                              SHARES     UNDERLYING WARRANTS
Meritage Entrepreneurs Fund, L.P.                      80              24,000
Meritage Private Equity Fund, L.P.                  4,384           1,315,200
Meritage Private Equity Parallel Fund, L.P.           536             160,800
The Millennial Fund                                    50              15,000
Millennial Holdings LLC                               100              30,000
Tankersley Family Limited Partnership                  50              15,000

      On April 30, 2004, Exabyte entered into the Purchase Agreement pursuant to which the Company issued and sold to the purchasers in a private placement (a) 25,000 shares of Series AA preferred stock of the Company and (b) warrants to purchase in the aggregate 7.5 million shares of Common Stock. The Company received in the aggregate gross proceeds of $25 million from this financing on May 3, 2004. Participants in the financing included a group of institutional investors and existing Exabyte shareholders.

      The Series AA preferred shares were priced at $1,000 per share and are convertible into 1,000 Common shares at $1 per share. The warrants to purchase Common Stock expire after five years and carry an exercise price of $1.00 per Common share. The conversion and exercise prices are subject to certain anti-dilution adjustments.


      (1) Series AA Exchange


      In conjunction with the Purchase Agreement, the Company also entered into Exchange Agreements with all of the then existing holders of the Company's Series H and Series I preferred stock, pursuant to which such holders exchanged their preferred shares for Series AA preferred shares. The Series H preferred shares were converted into Series AA preferred shares on a one share for one share basis. The Series I preferred shares were converted as follows: one Series AA preferred share for each share of Common Stock the Series I holder would have received upon conversion, including the accrual of all dividends on the Series I shares through December 31, 2004. Under the Exchange Agreements, the Company issued a total of 19,909 Series AA Shares and warrants to purchase 5,972,712 shares of Common Stock. These warrants have the same terms as those issued to the Purchasers.

      The following related parties exchanged the number of shares indicated with the Company:

                                                      SERIES H SHARES      SERIES I SHARES         SERIES AA
                 PARTY                                   EXCHANGED            EXCHANGED         SHARES RECEIVED
Meritage Private Equity Fund, L.P.                       3,896,890            2,411,200           13,736.000
Meritage Private Equity Parallel Fund, L.P.                476,444              294,800            1,679.345
Meritage Entrepreneurs Fund, L.P.                           71,111               44,000              250.649
Millenial Holdings LLC                                      76,881               46,758              281.226
The Millenial Fund                                          21,773               13,242              101.000
Tankersley Family Limited Partnership                       32,884               20,000              127.516
Tom W. Ward                                                                   1,320,000            2,945.717


      (2) Terms of the Series AA


            (a) Dividends


      Holders of Series AA Shares are entitled to receive cumulative dividends on the Series AA Shares at the rate per share of 5% per annum until the fourth anniversary of the original issue date, 8% per annum from the fourth anniversary of the original issue date until the fifth anniversary of the original issue date, 10% per annum from the fifth anniversary of the original issue date until the sixth anniversary of the original issue date and 12% per annum thereafter, payable quarterly and on any conversion date or redemption date. The first dividend payment date is September 1, 2004.


      The Company is required to pay dividends in cash or Common Stock depending on whether funds are legally and contractually available for the payment of dividends and certain equity conditions are met. A detailed description of the dividend payment option is described in "Market Price of and Dividends on Exabyte's Common Equity and Related Stockholder Matters" below.

            (b) Forced Conversion and Conversion Limitations


      Upon the market price of the Company's shares achieving specified levels and compliance with other requirements, the Company has the right to force holders of Series AA Shares to convert their shares into Common Stock, except that, if a holder has voluntarily elected to limit its beneficial ownership amount, the Company may not force a conversion. If the volume weighted average price, called the VWAP, for 20 consecutive trading days exceeds $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends and other similar transactions) during the four year period following the original issue date or $3.00 (subject to the same adjustments noted above) during the period beginning on the four year anniversary of the original issue date until there are no longer any Series AA Shares outstanding, the Company may force the holders to convert all or part of the then outstanding shares of Series AA Shares. The Company may only effect such a forced conversion if all of the Equity Conditions (defined below in "Market Price of and Dividends on Exabayte's Common Equity and Related Stockholder Matters") have been met. If a holder has voluntarily elected to limit its beneficial ownership amount, the Company may only force such a holder to convert that number of shares that would result in such holder owning 9.99% of the Company's outstanding Common Stock, after giving effect to such conversion. If Series AA Shares remain outstanding as a result of such voluntary election to limit beneficial ownership, the Company may force conversion of such Series AA Shares up to the 9.99% limitation on each 75th day anniversary of the date that notice of the Company's forced conversion is sent to holders of Series AA Shares. Under the terms of the Series AA Shares, each such limited holder must us its best efforts to reduce its beneficial ownership of Common Stock to enable all of its remaining unconverted Series AA Shares to be converted on the next 75th day anniversary of the forced conversion notice.


            (c) Voting Rights

      Unless otherwise required by law, the Series AA Shares have no voting rights. However, so long as any Series AA Shares are outstanding, the Company may not, without the affirmative vote of each of the holders of Series AA Shares holding at least 1,000 Series AA Shares then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series AA Shares or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series AA Shares, (c) amend the Company's certificate of incorporation or other charter documents so as to affect adversely any rights of the holders of Series AA Shares, (d) increase the authorized number of shares of Series AA Shares, or (e) enter into any agreement with respect to the foregoing.

            (d) Liquidation

      Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Series AA Shares are entitled to receive out of the assets of the Company for each Series AA Share an amount equal to the stated value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment may be made to the holders of any Junior Securities. If the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed will be distributed among the holders of Series AA Shares ratably.

            (e) Redemption


      Upon the occurrence of certain triggering events, holders of the Series AA Shares have the right, exercisable at the sole option of such holder to cause the Company to redeem the Series AA Shares. With respect to certain triggering events (described below and all of which are conditional and under the sole control of the Company) the holders may require the Company to redeem all of the Series AA Shares then held by such holder for a redemption price, in cash, equal to the Triggering Redemption Amount. With respect to other triggering events the Company has the option to either (A) convert all of the Series AA Shares then held by such holder into a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 80% (except that, if the shares issued are registered for resale, 90%) of the average of the VWAP for the 10 days immediately prior to the date of such election or (B) increase the dividend on all of the outstanding Series AA Shares held by such holder to equal 12% per annum thereafter.



      The triggering events that permit holders to require the Company to redeem Series AA Shares are:



         - with respect to a holder, The Company's failure to deliver certificates for the Common Stock received upon conversion of the Series AA Shares within 10 trading after the required delivery date, or the Company giving written notice of its intention not to comply with requests for conversion;



         - with respect to a holder, if the Company fails to pay the full amount of cash due pursuant to a Buy-In (which occurs if the Company fails to deliver certificates for shares received upon conversion and a holder is forced to purchase Common Stock in an open market transaction, or otherwise, in order to deliver such shares in satisfaction of a sale by such holder) within 10 days after notice thereof, or if the Company fails to pay all amounts owed to a holder on account of an Event (which concerns various ways in which the Company may fail to have an effective registration statement covering the shares which are the subject of this Registration Statement) within five days of the due date of such amount;



         - with respect to a holder, if the Company fails to observe or perform or otherwise breaches any agreement, covenant or warranty contained in the Purchase Agreement or any agreements entered into in connection with the Purchase Agreement, in any case that materially and adversely affects the holder, following a 30-day cure period;



         - the Company redeems more than a de minimus number of junior securities;



         -        a voluntary Bankruptcy Event occurs;or

         - the Company fails to submit an application to list the Common Stock on an alternative Trading Market within 10 days of the Common Stock failing to be listed or quoted for trading on any Trading Market for more than 25 consecutive trading days, or the failure of the Company to use commercially reasonable efforts to obtain such listing after the application is filed with an alternative Trading Market.



      The triggering events that require the Company to either convert the Series AA Shares or increase the dividend payments with respect to the Series AA Shares of a holder are:



         - the failure to have an effective registration statement covering the shares issuable upon conversion of the Series AA Shares within 240 days after the original issue date of the Series AA Shares;



         - a lapse in effectiveness of the Registration Statement for more than an aggregate of 90 calendar days during any 12 month period or the holder being prohibited from reselling its securities that are included in the Registration Statement for more than an aggregate of 90 calendar days during any 12 month period (which in either case need not be consecutive calendar days);



         - the failure of the Company to have a sufficient number of authorized and unreserved shares of Common Stock to issue upon conversion of the Series AA Shares;



         -        an involuntary Bankruptcy Event occurs;



         - the Common Stock fails to be listed or quoted for trading on any Trading Market for more than 25 consecutive trading days; or



         - the Company becomes a party to a change of control transaction that is not a merger, sale of substantially all assets or reclassification or exchange of the Common Stock in which there is a successor to the Company or the Company is the surviving entity immediately following such transaction.


                  (f) Registration Rights


      The Purchasers of Series AA Shares entered into the Registration Rights Agreement with the Company pursuant to which the Company is required to register the Purchaser's Series AA Shares for resale with the Securities and Exchange Commission and maintain such registration until shares are sold or can be freely resold under an applicable SEC rule. The Company must pay liquidated damages if the Registration Statement is not effective by the 120th day following the closing for the sale of the Series AA Shares and upon the occurrence of certain other events.

            SELLING STOCKHOLDER BENEFICIAL OWNERSHIP OF COMMON STOCK


                                                  COMMON STOCK                       COMMON STOCK      COMMON STOCK
                                                  OWNED BEFORE      COMMON STOCK      OWNED AFTER     OWNERSHIP AFTER
          SELLING STOCKHOLDER(4)                    OFFERING     TO BE OFFERED (1)     OFFERING       OFFERING (%)(2)
          ----------------------                    --------     -----------------     --------       ---------------
Builder Investment Partnership                      1,665,842          165,842         1,500,000           1.38%
Crestview Capital Master, LLC                       2,487,634        2,487,634                 0               *
Enable Growth Partners                                829,211          829,211                 0               *
Jon D. Gruber & Linda W. Gruber                       507,179          232,179           275,000               *
Gruber & McBaine International                        288,565          288,565                 0               *
Hexagon Investments, LLC                            1,658,422        1,658,422                 0               *
Islandia L.P.                                       8,292,114        8,292,114                 0               *
Lagunitas Partners L.P.                             1,137,678        1,137,678                 0               *
Langley Partners, L.P.                                829,211          829,211                 0               *
Meritage Entrepreneurs Fund, L.P.                   1,201,282          415,681           785,601               *
Meritage Private Equity Fund, L.P.                 65,830,227       22,779,346        43,050,881          32.86%
Meritage Private Equity Parallel Fund, L.P.         8,048,583        2,785,063         5,263,520           4.74%
Midsummer Investment, Ltd.                          9,950,537        9,950,537                 0               *
The Millennial Fund                                    95,133           82,921            12,212               *
Millennial Holdings LLC                               195,695          165,842            29,853               *
Omicron Master Trust                                2,487,634        2,487,634                 0               *
SF Capital Partners Ltd.                            1,658,422        1,658,422                 0               *
Tankersley Family Limited Partnership                 104,325           82,921            21,404               *
Turkel Investments FBO Donald Wright                   82,921           82,921                 0               8
Turkel Partners, L.P.                                 414,605          414,605                 0               *
Thomas I. Unterberg                                   248,763          248,763                 0               *
Valley Ventures II, L.P.                              414,605          414,605                 0               *
Valley Ventures III, L.P.                           1,658,422        1,658,422                 0               *
C.E. Unterberg, Towbin                                349,000          349,000                 0               *
TOTAL(3)                                                            59,497,539


*Less than one percent

      (1) Includes the following common shares underlying the conversion of Series AA Preferred Stock:


                                                   Common Shares Issuable
                                                   upon Conversion of AA
               Investor Name                          Preferred Shares
               -------------                          ----------------
Builder Investment Partnership                              100,000
Crestview Capital Master, LLC                             1,500,000
Enable Growth Partners                                      500,000
Gruber & McBaine International                              174,000
Hexagon Investments, LLC                                  1,000,000
Islandia L.P.                                             5,000,000
Jon D. Gruber & Linda N. Gruber                             140,000
Lagunitas Partners, L.P.                                    686,000
Langley Partners, L.P.                                      500,000
Meritage Entrepreneurs Fund, L.P.                           250,649
Meritage Private Equity Fund, L.P.                       13,735,547
Meritage Private Equity Parallel Fund, L.P.               1,679,345
Midsummer Investment, Ltd.                                6,000,000
Millennial Holdings LLC                                     100,000
Omicron Master Trust                                      1,500,000
SF Capital Partners Ltd.                                  1,000,000
Tankersley Family Limited Partnership                        50,000
The Millennial Fund                                          50,000
Tom I. Unterberg                                            150,000
Turkel Investments FBO Donald Wright                         50,000
Turkel Partners, L.P.                                       250,000
C.E. Unterberg, Towbin                                            0
Valley Ventures II, L.P.                                    250,000
Valley Ventures III, L.P.                                 1,000,000
                                                         ----------
TOTAL                                                    35,665,541


      Includes the following common shares underlying the exercise of warrants issued pursuant to the Series AA Purchase Agreement:


                                                   Common Shares
           Investor Name                        Underlying Warrants
           -------------                        -------------------
Builder Investment Partnership                          30,000
Crestview Capital Master, LLC                          450,000
Enable Growth Partners                                 150,000
Gruber & McBaine International                          52,200
Hexagon Investments, LLC                               300,000
Islandia L.P.                                        1,500,000
Jon D. Gruber & Linda N. Gruber                         42,000
Lagunitas Partners, L.P.                               205,800
Langley Partners, L.P.                                 150,000
Meritage Entrepreneurs Fund, L.P.                       75,194
Meritage Private Equity Fund, L.P.                   4,120,664
Meritage Private Equity Parallel Fund, L.P.            503,803
Midsummer Investment, Ltd.                           1,800,000
Millennial Holdings LLC                                 30,000
Omicron Master Trust                                   450,000
SF Capital Partners Ltd.                               300,000
Tankersley Family Limited Partnership                   15,000
The Millennial Fund                                     15,000
Tom I. Unterberg                                        45,000
Turkel Investments FBO Donald Wright                    15,000

Turkel Partners, L.P.                                   75,000
C.E. Unterberg, Towbin                                 349,000
Valley Ventures II, L.P.                                75,000
Valley Ventures III, L.P.                              300,000
                                                    ----------
TOTAL                                               11,048,661

      Includes the following common shares issuable upon the payment of dividends for a four-year period, assuming a 5% interest rate and issuance of common stock at $0.558 per share:


                                                  Common Shares Issuable
             Investor Name                       upon Payment of Dividends
             -------------                       -------------------------
Builder Investment Partnership                               35,842
Crestview Capital Master, LLC                               537,634
Enable Growth Partners                                      179,211
Jon D. Gruber & Linda N. Gruber                              50,179
Gruber & McBaine International                               52,365
Hexagon Investments, LLC                                    358,422
Islandia L.P.                                             1,792,114
Lagunitas Partners, L.P.                                    245,878
Langley Partners, L.P.                                      179,211
Meritage Entrepreneurs Fund, L.P.                            89,838
Meritage Private Equity Fund, L.P.                        4,923,135
Meritage Private Equity Parallel Fund, L.P.                 601,915
Midsummer Investment, Ltd.                                2,150,537
The Millennial Fund                                          17,921
Millennial Holdings LLC                                      35,842
Omicron Master Trust                                        537,634
SF Capital Partners Ltd.                                    358,422
Tankersley Family Limited Partnership                        17,921
Turkel Investments FBO Donald Wright                         17,921
Turkel Partners, L.P.                                        89,605
Tom I. Unterberg                                             53,763
Valley Ventures II, L.P.                                     66,137
Valley Ventures III, L.P.                                   264,550
C.E. Unterberg, Towbin                                            0
                                                         ----------
TOTAL                                                    12,783,337


      All common stock underlying the Series AA preferred shares and common stock purchase warrants received in this exchange by former Series H holders who may be considered affiliates and then are not able to utilize SEC Rule 144(k) for resales (i.e., Meritage Equity Fund, L.P., Meritage Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P.) are included in the shares offered.

      (2) Assumes, for a selling stockholder, only the acquisition and sale by the selling stockholder of all shares offered by the selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.


      (3) In accordance with the Registration Rights Agreement dated May 3, 2004, among the Company and the purchasers of Series AA preferred shares, the Company is registering 120% of the securities listed in the table above which is 11,899,508 in excess of the total shares of common stock offered as shown in the table, for a total of 71,397,047 shares. If any of these additional shares are issued to any selling security holders, such additional shares will be shown in a supplement to this prospectus.

      (4) The following natural persons exercise sole or shared voting and/or dispositive powers with respect the shares to be offered for resale by the respective selling stockholders:


                                                               Persons with Power to Exercise
          Selling Stockholder                                     Voting/Dispositive Power
          -------------------                                     ------------------------
Builder Investment Partnership                               Allen A. Builder

C.E. Unterberg, Towbin                                       Thomas I. Unterberg

Crestview Capital Master, LLC                                Stewart Flink
                                                             Richard Levy

Enable Growth Partners                                       Mitch Levine

Gruber & McBaine International                               Jon D. Gruber
                                                             J. Patterson McBaine

Hexagon Investments, LLC                                     Scott J. Reiman
                                                             Roy J. Reiman
                                                             Michael J. Hipp
                                                             Brian F. Fleischmann

Islanda, L.P.                                                Richard O. Berner
                                                             Thomas R. Berner
                                                             Edgar R. Berner

Lagunitas Partners, L.P.                                     Jon D. Gruber
                                                             J. Patterson McBaine

Langley Partners, L.P.                                       Jeffrey Thorp

Meritage Enterpreneurs Fund, L.P.                            See explanation below in this note

Meritage Private Equity Fund, L.P.                           See explanation below in this note

Meritage Private Equity Parallel Fund, L.P.                  See explanation below in this note

Midsummer Investment, Ltd.                                   See explanation below in this note

Millennial Holdings LLC                                      G. Jackson Tankersley, Jr.

Omicron Master Trust                                         See explanation below in this note

SF Capital Partners Ltd.                                     Michael A. Roth
                                                             Brian J. Stark

Tankersley Family Limited Partnership                        See explanation below in this note

The Millenial Fund                                           See explanation below in this note

Turkel Investments FOB Donald Wright                         Scott Turkel

Turkel Partners, L.P.                                        Scott Turkel

Valley Ventures II, L.P.                                     John M. Holliman, III
                                                             Greg E. Adkin

Valley Ventures III, L.P.                                    Lawrence J. Aldrich

      Meritage Investment Partners, LLC is the general partner of each of Meritage Entrepreneurs Fund, L.P., Meritage Private Equity Fund, L.P., and Meritage Private Equity Parallel Fund, L.P. (collectively, the "Meritage Funds") and may be deemed to have voting and dispositive power over the shares which may be offered for sale by the Meritage Funds. G. Jackson Tankersley, Jr. and Laura
I. Beller are the Managing Members of Meritage Investment Partners, LLC and may be deemed to share voting and dispositive power over such shares but disclaim beneficial ownership of such shares.



      Midsummer Capital, LLC is the investment advisor to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment, Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Michel Amsalem and Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of our Common Stock owned by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our Common Stock held by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of Common Stock, and neither person has any legal right to maintain such delegated authority.



      Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI maybe deemed to share dispositive power over the shares of our Common Stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our Common Stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our Common Stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of Common Stock owned by Omicron and, as of the date of the information set forth in the table above, Mr. Olivier
H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of Common Stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our Common Stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our Common Stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our Common Stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.



      G. Jackson Tankersley, Jr. is the managing member of Millennial Holdings LLC and sole general partner of Tankersley Family Limited Partnership and may be deemed to possess voting and dispositive power over shares held by such entities. Mr. Tankersley disclaims beneficial ownership of all such shares. The Millennial Fund is not a separate legal entity, and Mr. Tankersley is the direct beneficial of all shares held in that name.


PLAN OF DISTRIBUTION

      Each selling stockholder of Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, prevailing or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus.

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     privately negotiated transactions;

      - settlement of short sales entered into after the date of this prospectus;

      - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      -     a combination of any such methods of sale;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      -     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

      In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or to contribute with respect to payments in connection with such liabilities.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the securities pursuant to the registration statement to which this prospectus relates. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

AUTHORIZED CAPITAL STOCK

      Our restated certificate of incorporation provides for authorized capital stock of 350,000,000 shares of Common Stock, $.001 par value, and 30,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

      The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of holders of preferred stock of any series as may be designated by the board of directors upon any issuances of the preferred stock of any series.

      Holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders, including the election of directors. There is no cumulative voting, and holders of the Common Stock do not have preemptive rights.

      Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

      Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution, subject to any preferential rights of any then outstanding preferred stock.

PREFERRED STOCK

      Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. We have issued and outstanding as of the date of this Registration Statement 44,909.063 shares Series AA convertible preferred stock.

WARRANTS

      We currently have outstanding warrants to purchase a total of 13,921,712 shares of Common Stock, of which 11,048,661 shares of Common Stock is included in this registration statement. The warrants issued pursuant to the Series AA preferred transaction expire after five years and carry an exercise price of $1.00 per Common share. The exercise price is subject to certain anti-dilution adjustments.

STAGGERED BOARD OF DIRECTORS

      We have a staggered board of directors that is divided into three classes. Directors serve for a term of three years each. A director may be removed for cause by a majority of all of the outstanding shares of capital stock entitled to vote generally in the election of directors. A director may only be removed without cause by holders of at least 66 2/3% of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      Our certificate of incorporation expressly states that we have elected to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination", as defined in clause (c)(3) of that section, with an "interested stockholder", as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

STOCKHOLDERS MEETINGS

      Only our Chairman of the Board, our President or a majority of our board of directors may call a special meeting of our stockholders.

NO ACTION BY WRITTEN CONSENT

      Our certificate of incorporation prohibits our stockholders from taking any action by written consent in lieu of a meeting of stockholders.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

      Our certificate of incorporation limits the monetary liability of directors to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

      Article 5 of our by-laws provides that to the fullest extent permitted under the DGCL, Exabyte will indemnify its directors and executive officers, including the advancement of expenses. The by-laws provide, however, that we are not required to indemnify any director or executive officer in connection with any proceeding initiated by such person against Exabyte or its directors, officers, employees or agent, unless such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors or such indemnification is provided by Exabyte in its sole discretion.

      In addition, we have entered or will enter into contractual agreements with all of our directors and executive officers whereby we agree to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by them by reason of the fact that they were directors or officers of Exabyte.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CHANGE IN CONTROL

      We have taken a number of actions that may deter a hostile takeover or delay or prevent a change in control, including the following:

            -     classifying the board of directors into three classes;

            - authorizing a significant amount of common and preferred stock which we may issue without stockholder approval;

            - authorizing the board of directors to determine voting rights and other provisions of preferred stock;

            - requiring that stockholder action take place at a meeting of stockholders and not by written consent;

            - requiring advance notice of stockholder proposals and director nominations;

            - providing that only the board of directors may increase the authorized number of directors; and

            - requiring that only our Chairman of the Board, President or a majority of directors may call special stockholder meetings.

INFORMATION WITH RESPECT TO EXABYTE

DESCRIPTION OF BUSINESS

      We design, manufacture and market a range of VXA(R) and MammothTape(TM) tape drives, as well as VXA(R), MammothTape(TM) and LTO(TM) (Ultrium(TM)) automated tape libraries. We also provide our own brand of recording media and provide worldwide service and customer support to our customers and end users.

      We sell innovative tape storage products to our customers who have indicated that they seek products that are easy to use and provide:

            -     Value;

            -     A high ratio of storage capacity to price;

            -     Speed; and

            -     Data reliability.

      Our strategy is to offer a number of products to address a broad range of these requirements.

      We concentrate on the midrange application and database server market, manufacturing tape backup and network storage solutions for small, medium and large businesses. We provide cost-effective solutions incorporating VXA, MammothTape and LTO(Ultrium) technologies. Our groundbreaking VXA Packet Technology provides higher capacity, speed and data reliability than our competition, while maintaining competitive prices.

      We market our products through resellers, distributors and original equipment manufacturers ("OEMs"). We have a worldwide network of OEMs, distributors and resellers that share our commitment to value and customer service, including partners such as IBM, HP, Fujitsu Limited, Fujitsu Siemens Computers, Bull, Apple Computer, Toshiba, Logitec, Kontron, Imation, Tech Data, Ingram Micro, CDW and Arrow Electronics.

      We are managed by a team of executives with extensive experience leading innovation in the data storage industry and driving growth in technology companies. Details regarding our management team are provided at the end of this Section.

1. Our Products

      (1) VXA Packet Technology

      We believe our VXA Packet Technology improves the design of tape storage products, dramatically increasing their performance and reducing back-up storage costs. VXA Packet Technology overcomes the limitations of conventional tape storage technology by replacing mechanical components with digital technologies that have been proven in a wide range of other mission-critical IT applications. At a price that is comparable or even lower than any competitive tape drive in its class, VXA Packet Drives provide:

            -     Significantly greater capacity;

            -     Superior speed;

            -     Superior data restore integrity; and

            -     Affordability.

            (a)   The Limitations of Conventional Tape Technology

      Conventional tape storage technology, such as that used in linear and helical scan tape drives, requires highly precise head-to-tape alignment. Accurately recording and restoring data in long linear streams requires precise control of the media as it passes over the head. Because of these limitations, conventional tape storage solutions on the lower end of the price spectrum tend to have limited data capacity, slow data transfer speeds, and less than satisfactory restore integrity.

      The complexity and fragility of these components have a number of negative consequences including:

            - Complex tracking requirements. Accurate read/write operations in conventional tape storage technology depend on very precise control of the tape drive head to sequentially follow the geometry of each track on the tape media.

            - Mechanical obstacles to improving speed, capacity and reliability. Conventional tape storage technology can achieve higher performance only by developing and utilizing increasingly complex and fragile mechanical components to read and write data in narrower, denser tracks.

            - High cost of mechanized components. As the complexity of mechanical components has increased in order to read/write data to smaller and smaller tracks, the development and manufacturing costs of conventional tape drives escalate, keeping the price of tape storage products rising while other storage and hardware products deliver year-to-year price reductions to customers.

      As a result, conventional tape storage products provide a lower price-performance ratio compared to competing technologies.

            (b) The Advantages of VXA Packet Technology

      With an in-depth understanding of the limitations of conventional tape products, Juan Rodriguez, our Chief Technologist, and a team of engineers set out to address these issues - the result was our VXA Packet Technology, which was first introduced to the market in 1998.

      VXA Packet Technology provides a digital solution to the common mechanical problems of tape drives. VXA Packet Drives are the only tape drives that read data from tape in "packets." Unlike traditional tape drives that must read data sequentially from each individual track on a data tape, VXA Packet Drives scan the entire tape, writing and reading data in discrete packets that are reassembled in the buffer. VXA uses buffer segmenting technology, error correction technology, variable speed operation technology and overscan operation technology to read, reassemble and write data in ways that overcome the limitations of conventional tape technology.

            - Buffer Segment. VXA Packet Technology employs four heads that scan the entire tape (not an individual track) and read the data packets into a buffer segment. Because each packet has a unique address, the VXA buffer reassembles the packets in the correct order, regardless of the order in which they were read (received), similar to a Web browser reassembling data packets that traveled over the Internet.

            - Error Correction. VXA Packet Technology utilizes four-level error correction applied in two phases.

            - Variable Speed Operation. Variable Speed Operation is an innovative design concept that enables VXA to continually adjust the tape speed to match the actual data transfer rate of the host. This real-time speed adjustment eliminates backhitching, which causes delays, wear on media and the drive mechanism, all leading to greater reliability of data.

            - OverScan Operation. The VXA OverScan Operation, an operation that effectively allows the heads to sweep greater than 100 percent of the tape surface area, eliminates the historical dependence of tape storage on the critical alignment geometry between the tape path and the recording head. (To either write or read data, conventional tape devices depend on a constant head-to-tape speed for linear recording, or a constant track angle for helical scan recording.)

      VXA Packet Technology overcomes the limited capacity, reliability and speed of conventional tape technology by replacing the complex mechanical components - those that have historically interfered with engineering efforts to read and write data in denser tracks - with innovative digital solutions. VXA has achieved dramatic increases in capacity and speed and will continue to increase performance in future generations with only modest changes to the drive design.

      In addition, VXA Packet Technology lowers the cost of tape storage because it eliminates the most costly elements of conventional tape drives - the complex and expensive mechanized components needed to maintain tight tolerances between the head and media. As a result, we believe VXA will maintain a very low price point while providing higher and higher levels of capacity and performance - reestablishing a significant price-performance advantage over competing storage technologies.

      (2) MammothTape Technology

      We also produce MammothTape technology platforms, which are integrated systems encompassing both a helical-scan tape drive and advanced metal evaporated ("AME") media. All aspects of the technology work together to optimize recording performance and to ensure the integrity of vital data.

      Sales of our VXA and MammothTape technology tape drives, including end-of-life products, represented the following percentages of total revenue less sales allowances ("net revenue"):

 Year or Period            % of Revenue
----------------           ------------
2001                            31%
2002                            28%
2003                            30%
Six Months Ended
   June 30, 2004                32%

      (3) General information regarding our automated tape drive libraries

      In addition to our tape drives, we design, develop, manufacture, sell and support automated tape drive libraries. These libraries incorporate one or more tape drives and multiple media cartridges to provide much higher data capacities than using a single drive and, with more than one drive, higher data transfer rates.

      We offer library products incorporating VXA, MammothTape and LTO(Ultrium) tape drives. Our libraries are designed to be scalable, allowing us to develop different sized libraries based on the same model, with room inside each box for expansion. This capability enables our designs to accommodate increases in customers' data storage needs and allows our end users to protect their library investment.

      We engineer our library products to satisfy the reliability, service-ability and management requirements of storage networking. They combine the reliability of our robotics with features such as optional Ethernet ports, hot-pluggable tape drive carriers designed to be serviced during library operation, optional bar code scanners and removable magazines.

      Sales of our VXA, MammothTape, and LTO technology library products, including end-of-life products, represented the following percentages of net revenue:

 Year or Period           % of Revenue
----------------          ------------
2001                           26%
2002                           24%
2003                           14%
Six Months Ended
   June 30, 2004               24%

      (4) Table of Our Tape Drive and Automated Library Products

                                                  TRANSFER RATE*
  PRODUCT              CAPACITY*                    TAPE DRIVES                            NOTES                        MEDIA
------------------------------------------------------------------------------------------------------------------------------------
VXA-2         Up to 81 GB (native)         Up to 6 MB/sec. (native)         Provides 4x the capacity, 2x the         VXATape: V23,
              Up to 160 GB (compressed)    Up to 12 MB/sec. (compressed)    speed and 180x the restore integrity of  V17, V10, V6
                                                                            DDS-4 at a comparable price
VXA-1         Up to 33 GB (native)         Up to 3 MB/sec. (native)         Sets new standard for data restore       VXATape: V17,
              Up to 66 GB (compressed)     Up to 6 MB/sec. (compressed)     and interchange while offering           V10, V6
                                                                            extraordinary tape drive performance
VXA RAKPAK    ONE VXA-1 DRIVE              ONE VXA-1 DRIVE                  RakPak design combines VXA-1 tape        Same as VXA-1
1U DRIVE       Up to 33 GB (native)         Up to 3 MB/sec. (native)        drives with a convenient rack-mount
ENCLOSURE      Up to 66 GB (compressed)     Up to 6 MB/sec. (compressed)    chassis that fits security into
              TWO VXA-1 DRIVES             TWO VXA-1 DRIVES                 standard 19-inch racks.
               Up to 66GB (native)          Up to 6 MB/sec. (native)
               Up to 132 GB (compressed)    Up to 12 MB/sec. (compressed)
MAMMOTH-2     Up to 60 GB (native)         Up to 12 MB/sec. (native)        Embedded serverless backup               AME w/ Smart-
(M2)          Up to 150 GB (compressed)    Up to 30 MB/sec. (compressed)    w/native Fibre Channel interface and     Clean 75m,
                                                                            automated drive cleaning                 150m, 225m

                                                  AUTOMATION - HIGH END LIBRARIES
------------------------------------------------------------------------------------------------------------------------------------
MAGNUM20      FULLY LOADED LTO-1 Up to     FULLY LOADED LTO-1               Accommodates up to 8 LTO-1 or LTO-       Exabyte LTO
              14.3 TB (native)              Up to 432 GB/hr. (native)       2 drives and up to 143 cartridges.       (Ultrium) data
               Up to 29.6 TB (compressed)   Up to 864 GB/hr. (compressed)   Supports LTO-1, LTO-2, SCSI or           cartridges
              FULLY LOADED LTO-2           FULLY LOADED LTO-2               Fibre Channel drives, all within the
               Up to 28.6 TB (native)       Up to 1 TB/hr. (native)         same library unit, at the same time
               Up to 57.2 TB (compressed)   Up to 2 TB/hr. (compressed)

                                                  AUTOMATION - MID-RANGE LIBRARIES
------------------------------------------------------------------------------------------------------------------------------------
215M          FULLY LOADED                 FULLY LOADED                     Accommodates up to 2 M2 drives and       Exabyte AME or
               Up to 900 GB (native)        Up to 86.4 GB/hr. (native)      15 data cartridges.                      AME with
               Up to 2.25 TB (compressed)   Up to 216 GB/hr. (compressed)   Most cost-effective, high capacity       SmartClean
                                                                            library in its class
430           FULLY LOADED VXA-2 Up to     FULLY LOADED VXA-2 Up to 86.4    Accommodates up to 4 VXA-2 or M2         Exabyte AME
              2.4 TB (native)              GB/hr. (native)                  drives and 30 cartridges.                w/Smartclean or
               Up to 4.8 TB (compressed)    Up to 173 GB/hr. (compressed)   Barcode capability, ethernet             VXATape
              FULLY LOADED M2              FULLY LOADED M2                  connectivity and native Fibre Channel
               Up to 1.8 TB (native)        Up to 173 GB/hr. (native)       interface
               Up to 4.5 TB (compressed)    Up to 432 GB/hr. (compressed)
221L          FULLY LOADED LTO-1           FULLY LOADED LTO-1 Up to 108     Accommodates up to 2 LTO-1 or LTO-       Exabyte LTO
               Up to 2.1 TB (native)       GB/hr. (native)                  2 drives and 21 cartridges.              (Ultrium) data
               Up to 4.2 TB (compressed)    Up to 216 GB/hr. (compressed)   Only library in its class to offer       cartridges
              FULLY LOADED LTO-2           FULLY LOADED LTO-2               native Fibre Channel interface to tape
               Up to 4.2 TB (native)        Up to 252 GB/hr. (native)       drives and robotics
               Up to 8.4 TB (compressed)    Up to 504 GB/hr. (compressed)

                                                      AUTOMATION - AUTOLOADERS
------------------------------------------------------------------------------------------------------------------------------------
EZ17          FULLY LOADED                 FULLY LOADED                     Accommodates 1 M2 tape drive and         Exabyte AME
               Up to 420 GB (native)        Up to 43.2 GB/hr. (native)      up to 7 cartridges.                      w/SmartClean
               Up to 1.05 TB                Up to 108 GB/hr. (compressed)   Affordable alternative to standalone
              (compressed)                                                  tape drives
VXA-2         FULLY LOADED                 FULLY LOADED                     Accommodates 1 VXA-2 tape drive          VXATape
PACKETLOADER   Up to 800 GB (native)        Up to 21.6 GB/hr. (native)      and up to 10 cartridges.
1X10 1U        Up to 1.6 TB (compressed)    Up to 43.2 GB/hr. (compressed)  Uses a compact 1U rack-mounted design to accommodate space
                                                                            constraints
VXA           FULLY LOADED VXA-2           FULLY LOADED VXA-2               Accommodates 1 VXA-1 or VXA-2            VXATape
PACKETLOADER   Up to 800 GB (native)        Up to 21.6 GB/hr. (native)      tape drive and up to 10 cartridges.
1X10 2U        Up to 1.6 TB (compressed)    Up to 43.2 GB/hr. (compressed)  Compact 2u form factor design
              FULLY LOADED VXA-1           FULLY LOADED VXA-1
               Up to 330 GB (native)        Up to 10.8 GB/hr. (native)
               Up to 660 GB(compressed)     Up to 21.6 GB/hr. (compressed)
VXA-2         FULLY LOADED                 FULLY LOADED                     Accommodates 1 VXA-2 tape drive          VXATape
PACKETLOADER   Up to 1.1 TB (compressed)    Up to 43.2 GB/hr. (compressed)  and up to 7 cartridges.
1X7 DESKTOP                                                                 Best combination of speed and
                                                                            capacity available in any comparable
                                                                            autoloader
110L          FULLY LOADED LTO-2           FULLY LOADED LTO-2               Accommodates 1 LTO-1 or LTO-2            Exabyte LTO
               Up to 2.0 TB (native)        Up to 126 GB/hr. (native)       tape drive and up to 10 cartridges.      (Ultrium) data
               Up to 4.0 TB (compressed)    Up to 252 GB/hr. (compressed)   Combines mid-range capacity and          cartridges
              FULLY LOADED LTO-1           FULLY LOADED LTO-1               performance with entry-level
               Up to 1.0 TB (native)        Up to 54 GB/hr. (native)        affordability for robust, high-
               Up to 2.0 TB (compressed)    Up to 108 GB/hr. (compressed)   performance data storage

* Specifications are compressed. VXA, Mammoth and LTO assume a 2:1 compression ratio; M2 assumes a 2.5:1 compression ratio; LTO (Ultrium) assumes a 2:1 compression ratio. Compression, capacity and throughput will vary dependent upon type of data and system configuration. All specifications are subject to change without notice.

      (5) Anticipated Future Tape Drive and Library Products

      Below is a list of our products that we are currently developing. We cannot assure that any of the products we have announced or are developing will be successfully developed, made commercially available on a timely basis or achieve market acceptance.

      VXA-3: We expect to introduce the VXA-3 tape drive by the first half of 2005. We are currently anticipating that the tape drive will have a 160 GB native capacity and a 12 MB per second native transfer rate.

      VXA-4: We expect to introduce the VXA-4 tape drive in 2007. Current specifications for this drive anticipate a 320 GB native capacity and a 24 MB per second native transfer rate.

      (6) Media Products

      As shown in the above tables, we provide various types of media cartridges, as well as cleaning cartridges and data cartridge holders, for our tape drive products. The high-quality media, produced by multiple third parties, is available in different lengths to handle various data storage requirements. Beginning on November 7, 2003, we market our media products exclusively through Imation Corp., which arrangement is discussed in greater detail below.

      Sales of media and media related products represented the following percentages of net revenue:

 Year or Period           % of Revenue
----------------          ------------
2001                           37%
2002                           44%
2003                           47%
Six Months Ended
   June 30, 2004               38%

      Media sales represent a significant portion of our total revenue. The decrease in media revenue in 2004 as a percentage of total net revenue is due primarily to discounted sales prices to Imation. We depend on a continuous supply of Advanced Metal Evaporative ("AME") media to use with our VXA and MammothTape products. We cannot sell our products, or grow our product lines without a sufficient supply of AME media. We transact business with one supplier through a supply agreement that will terminate at the end of 2005 unless terminated earlier by either party, with the supplier being required to provide at least nine months prior written notice. We transact business with our other media suppliers through purchase orders and expect to negotiate terms and conditions of a supply agreement with each such supplier in the future.

            (a) AME Media

      Formulated specifically for our VXA and MammothTape tape drives, AME tape (also called VXATape for use with VXA tape drives) offers expanded recording capacity and low abrasivity, which reduces mechanical wear. AME magnetic material is vertically aligned. This unique orientation and the absence of binder components on the media gives AME higher capacity and superior signal strength. AME's specially formulated backcoating dramatically reduces the buildup of static electricity and debris, greatly reducing the chance of read/write errors.

            (b) AME with SmartClean(TM)

      AME media with SmartClean technology is only available for use with M2 tape drives and includes a section of cleaning tape at the beginning of each data cartridge. We specifically designed this cleaning tape to remove chemical films that can build up on recording heads. These films are caused by organic compounds and cannot be removed by other cleaning methods. The M2 drive keeps statistics on its own operation and activates the SmartClean technology when the drive needs cleaning. With normal use, extra cleaning cartridges are needed less frequently.

2.    Outsourcing Philosophy

      As discussed in greater detail below, we currently outsource:

            -     all of our manufacturing;

            -     all of our repair and onsite service; and

            -     the distribution of all of our media products.

      We believe that outsourcing such functions helps us operate in a more efficient and cost-effective manner. Outsourcing enables us to focus on our core mission: to design innovative products that meet our customers' evolving needs.

3.    Service and Support

      We offer a full range of warranty and post-warranty repair services for our tape drive, library and media products. We deliver these services pursuant to an agreement with Teleplan Service Logistics, Inc., which is the exclusive provider of our repair services. Teleplan performs all in-warranty and out-of-warranty depot repairs of our storage products. Pursuant to this agreement, we receive royalties relating to all out-of-warranty repair services.

      According to Teleplan, it is a leader in reverse supply chain management solutions, with facilities worldwide. These locations offer commodity logistics, testing and repair capabilities that match the service requirements of leading OEMs and systems integrators.

      Our agreement with Teleplan terminates in June of 2006, unless otherwise extended by the parties. Either of the parties may terminate the agreement earlier upon a material default by the other party.

      Revenue from service and support programs and sales of spare parts represented the following percentages of net revenue:

Year or Period           % of Revenue
----------------         ------------
2001                           7%
2002                           7%
2003                          10%
Six Months Ended
 June 30, 2004                 9%

4.    Our Customers

      We market our products worldwide through distributors, resellers and OEMs. We sell our new products initially to distributors and resellers who are quicker to evaluate, integrate, and adopt new technology. OEM sales generally increase (relative to reseller sales) if the new product successfully completes the necessary qualification process. Over the last several years, our sales have been principally to distribution and reseller customers as our sales to OEM customers decreased. In the past year, this trend has been reversed and we now see increasing sales to OEMs. We believe this is a direct result of our long-term strategy to increase the number of our OEM customers as well as the volume of products we sell to them. We believe that a successful business model includes in excess of 50% of our revenue being derived from OEM customers.

      (1) Imation

      We distribute our media products pursuant to an agreement with Imation Corp. ("Imation"), which is our exclusive worldwide distributor of our media products. We sell our media products exclusively to Imation, and Imation manages our media brand and provides sales, marketing and distribution services. Our agreement with Imation has an indefinite term, but provides for termination by Imation upon 180 days prior written notice to us, or upon a material default by either party. If Imation terminates the agreement due to our material default, we must pay Imation a prorated portion of the distribution fee we received from Imation.

      Imation is a developer, manufacturer and supplier of magnetic and optical removable data storage media. Imation believes it has one of the broadest product lines in the industry-spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media. It serves customers in more than 60 countries, in both business and consumer markets, has more than 300 data storage patents in the U.S. alone and employs approximately 2,800 people worldwide, including more than 300 technology scientists.

      As noted below in "Significant Customers," Imation was our largest customer in the six months ended June 30, 2004 and will continue to be our largest customer for the foreseeable future.

      (2) OEM Customers

      OEM customers incorporate our products as part of their own systems, which they then sell to their customers under their own brand name. We work closely with our OEM customers during early product development stages to help ensure our products will readily integrate into the OEM's systems.

      Product sales to OEMs represented the following percentages of net revenue:

Year or Period           % of Revenue
--------------           ------------
2001                         24%
2002                         19%
2003                         20%
Six Months Ended
  June 30, 2004              20%

      We believe our success depends on OEMs adopting our products, particularly the VXA-2 packet tape technology, as well as OEMs with whom we have an existing relationship increasing their purchases of current products.

      (3) Distributor and Reseller Customers

      Our distributor and reseller customers purchase products for resale. Reseller customers may provide various services to their customers, such as:

            -     distribution;

            -     financial terms and conditions;

            -     pre-sales, sales and/or post-sales system upgrades; or

            -     other value-added products and/or services.

      Sales to distributors and resellers represented the following percentages of net revenue:

Year or Period           % of Revenue
--------------           ------------
2001                          71%
2002                          76%
2003                          64%
Six Months Ended
  June 30, 2004               74%

      (4) Sales to the Government

      We do not sell our products directly to federal, state and local governments. We support our reseller customers that sell directly to the government with various government-directed programs and other sales and marketing services. We believe that the government business generally represents approximately 25% of our non-OEM total revenue.

      (5) International Customers

      We market our products overseas directly to international OEMs and resellers. We also serve OEMs and end users through our international resellers. International resellers, which have rights to sell our products in a country or group of countries, serve each of our international markets. Direct international sales will likely continue to represent a significant portion of our revenue for the foreseeable future. In addition, many of our domestic customers may ship a significant portion of our products to their overseas customers.

      Direct international sales accounted for the following percentages of net revenue:

Year or Period           % of Revenue
--------------           ------------
2001                          29%
2002                          27%
2003                          31%
Six Months Ended
  June 30, 2004               25%

      (6) Significant Customers

      A partial list of our customers includes Apple Computer, Arrow Electronics, Bull, Digital Storage Inc., Fujitsu Siemens Computers, Hewlett Packard, IBM, Imation, Ingram Micro, Tech Data, and Toshiba. We have customers who are also competitors, such as IBM with their LTO(Ultrium) tape drive. We have several customers whose sales account for 10% or more of our net revenue. The chart below sets forth the percentages of revenue for customers that exceeded 10% of revenue, and other significant customers, over the past three years:

                     Fiscal Year        Six Months
                  ------------------  Ended June 30,
                  2001   2002   2003       2004
                  ----   ----   ----  -------------
Imation            1%     2%     9%        39%
Ingram Micro      18%    18%    16%        11%
Tech Data         12%    16%    16%        13%
IBM               10%     8%     7%        11%
Fujitsu Siemens    0%     3%     6%         7%
Digital Storage   11%    16%     2%        --

5     Manufacturing

      We are currently outsourcing all of our manufacturing process, including manufacturing of our tape drives, library products and media.

      (1) Tape Drives and Libraries

      We have entered into an agreement with ExcelStor ESGW International Limited ("ExcelStor") to manufacture some of our automation products. The term of the supply agreement with ExcelStor is three years and automatically renews for 2-year terms unless terminated by one of the parties. Either party may terminate the agreement without cause upon 180 days' prior written notice to the other party.

      We began transitioning the manufacture of products to ExcelStor's manufacturing facility in China in January 2004. In addition, we may transition the manufacture of some of our drive products to China in 2004 and 2005.

      ExcelStor was founded in 2000 to manufacture and sell hard disk drives and is a subsidiary of Great Wall Technology Ltd. ExcelStor has state-of-the-art testing and production facilities in China and is managed by a team of professionals with at least a decade of disk drive manufacturing experience. Based on the location of the manufacturing facilities, and lower-cost quotes received from ExcelStor for the manufacture of our products, we believe that the transition to Excelstor will reduce overhead costs, optimize our inventory control and make our manufacturing processes more efficient.

      Until such time as the transition of our manufacturing to Excelstor is completed, Shinei International, a Solectron company ("Shinei"), continues to supply us with our libraries, and Hitachi Ubiquitous Company ("Hitachi") continues to supply us with our tape drives. As such, our tape drives and libraries will be supplied in accordance with the agreements we have with Hitachi and Shinei.

      (2)Media

      Currently, we obtain AME media pursuant to supply agreements from three suppliers

            -     Matsushita Electric Industrial Co. Ltd. ("MEI");

            -     TDK Corporation ("TDK"); and

            -     Sony Corporation ("Sony").

      (3)Components

      We obtain components for our products from sole-source suppliers. We have executed master purchase agreements with some of our sole-source suppliers and conduct business with the rest of our suppliers on a purchase order basis. We rely heavily on our suppliers to produce the components for our products, or the products themselves. The following chart shows the parts manufactured for us by our sole-source suppliers.

      Hitachi   M2 /VXA-1/VXA-2 plus spare parts and deck components for service

    ExcelStor   VXA PacketLoader as well as ramping up for other library
                products in conjunction with transition

          BDT   AUTOPAK 1X 10, Rack Mount Kits, and Barcode Readers

       Shinei   110L/215/221L/430/EZ17/AUTOPAK
                1x7/MAGNUM20/Durango CEI's plus fru's/cru's/spare parts

    Solectron   M2 PWBA's as well as all Library PWBA's

    CI Design   VXA enclosures

   Matsushita   225m Exabyte branded media, 225m OEM branded media, V23 Exabyte branded V23 OEM branded media.

         Sony Exabyte branded: 112m, 160m, MP cleaner; M1 Cleaner, 22m, 125m, 170m; VXA V6, V10, V17.

          TDK V23, 225m, 170m, 150m and 75m Exabyte branded, 75m and 150m OEM branded, LTO and LTO Cleaner Exabyte branded.

6.    Our Research and Development

      The market for data storage devices is highly competitive. We believe that this competition is based largely on the improvements in technology, which increase speed and reliability of storage products and at the same time reduce the cost of those products. With this in mind, we have concentrated our research and development on enhancing existing products and developing new products that will improve the performance and cost of current tape drives we offer. Our research and development expenses were approximately $25.2 million, $23.7 million, and $9.8 in 2001, 2002 and 2003, respectively and $4.6 million in the six months ended June 30, 2004. The decreases in 2003 and 2004 are the result of significant headcount reductions, lower costs for external engineering and a decrease in costs incurred in developing VXA and related automation products. We believe that we will continue to have the necessary resources in place to meet all technology development related milestones in 2004.

      (1)Information Regarding Our Patents and Proprietary Information

      We rely on a combination of patents, copyright and trade secret protections, non-disclosure agreements, and licensing arrangements to establish and protect our proprietary rights. As of March 8, 2004, we held a total of 106 patents and 9 pending applications in the United States, of which 4 were issued in 2003, all relating to technologies and other aspects of our tape drive and automated tape library products. However, we believe that, because of the rapid pace of technological change in the tape storage industry, factors such as knowledge, ability and experience of our employees, new product introductions and frequent product enhancements may be more significant than patent and trade secret protection.

      (2)Licenses

      Our VXA-1 tape drive was previously manufactured by AIWA. As part of the transfer of that manufacturing relationship, we entered into a technology transfer and license agreement with AIWA, whereby AIWA granted us a non-exclusive license to utilize certain AIWA related VXA technologies related to design and production of the VXA-1 and VXA-2 tape drives for a royalty based on the invoice price to us of each VXA-1 and VXA-2 drive we purchase from another manufacturer.

      We additionally entered into a software license agreement for the use of a new business and financial management system to replace our existing system. We believe that the new system is a better fit for a company of our size and structure and implemented the system on April 1, 2004. The term of the software license agreement is perpetual.

      (3)Information Regarding Our Backlog

      For the reasons indicated below, we believe that the backlog of purchase orders at the end of any quarter or year is not a meaningful indicator of future sales. Our customers typically are not obligated to purchase minimum quantities of our products. Lead times for the release of purchase orders depend upon the scheduling practices of each customer. We believe that, based upon past order histories, the rate of new orders may vary from month to month. Customers may cancel or reschedule orders without penalty. In addition, while our actual shipments depend upon our production capacity and component availability, we currently do not have our third-party suppliers manufacture products until a purchase order has been received by a customer and we endeavor to fill purchases orders within three weeks. This policy may change in the second half of 2004, as we build inventory of certain products in order to meet customer demands on a timely basis.

      (4)Information Regarding our Inventory Levels

      We strive to maintain appropriate levels of inventory. Excessive amounts of inventory reduce cash available for operations and may cause us to incur charges for excess or obsolete inventory. Inadequate inventory levels due to forecasting variances or lack of liquidity may make it difficult for us to meet customer product demand, resulting in decreased revenue.

      Our goal is to maintain flexibility in our inventory control systems in order to meet customer request dates for product shipments. As such, we generally build our products to customer forecasts and point-of-sale data provided to us by our distributors and resellers. We attempt to maintain approximately two weeks worth of inventory at any given time and believe that this is an appropriate level which allows us to meet these goals. In striving to maintain the proper inventory levels, we go through a process each month to assist in evaluating our inventory levels and maintaining them at the appropriate levels. We review sales forecasts and past sales data and evaluate any OEM inventory level requirements for their hubs in determining a rolling monthly inventory forecast. Additionally, we restrict purchases of inventory to conform with our inventory forecast and long lead-time inventory products.

      In addition to our inventory controls, we believe that we must accurately time the introduction and end-of-life of our products into and out of the data storage market due to the related effects on our revenue and inventory levels. Accurately timing the release of new products is important to the sales of existing products. Taking an existing product into an end-of-life cycle prematurely could result in decreased revenue from that product, and delaying the withdrawal of a product could result in excess product inventory and subsequent inventory write-downs. We continually evaluate our product life cycles. Timing or an inability to successfully introduce a new product could adversely affect our results of operations.

7.    Our Competition

      The data storage market is extremely competitive and subject to rapid technological change. We believe that competition in the data storage market will continue to be intense, particularly because manufacturers of all types of storage technologies compete for a limited number of customers.

      The success of any future drive or automation products depends on:

            -     timely development;

            -     customer acceptance;

            -     supply capacity;

            -     customer transition to these future products;

            -     OEM qualification and adoption; and

            -     media availability.

      Although tape has historically been the preferred medium for data storage backup, companies are developing new technologies for this market. Some of the new technologies are:

            -     Optical Disk

            -     Optical Tape

            -     DVD

            -     Holographic Storage

            -     Magneto-optics

            -     Magnetic Disk

      We may also experience competition from new storage architectures, such as SANs, network attached storage and virtual storage.

      Our VXA and M2 tape drives face significant competition from current and announced tape drive products manufactured by Quantum, Hewlett Packard, Certance, Sony and the LTO Consortium. The specifications of some of these drives show greater data capacities and transfer rates than our tape drive products. We believe that our VXA tape drives are a low cost, competitive alternative to competing products when compared on the basis of performance, functionality and reliability. In turn, we offer LTO(Ultrium) technology through our library products.

      Our library products face competition from companies such as Advanced Digital Information Corporation ("ADIC"), Quantum, Overland Data, StorageTek and QualStar. Significant competition may also develop from companies offering erasable and non-erasable optical disks, as well as other technologies.

      Our media products are generally proprietary and are only sold by us through Imation. However, Sony does manufacture certain legacy media products and we compete with them based on price and product availability.

8.    Our Employees

      As of July 22, 2004, we had full-time, part-time and temporary employees (worldwide), consisting of:

    BUSINESS GROUP                          EMPLOYEES
    --------------                          ---------
Corporate and Business                          27
Supply Chain                                    82
Customer Unit                                   44
Sales                                           85
                                              ----
                                               238

      Our success continues to depend significantly upon our ability to attract, retain and motivate key engineering, marketing, sales, supply, support and executive personnel.

DESCRIPTION OF PROPERTY

      Our corporate offices, including our research and development and limited manufacturing facilities, are located in Boulder, Colorado, in leased buildings aggregating approximately 55,726 square feet. As discussed more fully in Management's Discussion and Analysis of Financial Condition and Results of Operations , we ceased use of several other leased facilities during the third quarter of 2003 and settled our remaining obligations under the related leases. In addition, we closed our European sales office located in The Netherlands during 2003. The lease terms on our present facilities expire in 2005 and 2006. Although we do not currently anticipate expanding our operations, we believe we have adequate space available if further expansion becomes necessary. The following chart identifies the location and type of each Exabyte property:

 OFFICE TYPE                     DOMESTIC                        INTERNATIONAL
 -----------                     --------                        -------------
R&D & Mfg.                     Boulder, CO
Procurement                    Boulder, CO                  Tokyo, Japan
Service                        Boulder, CO                  Singapore
Sales & Support                Boulder, CO                  Singapore
                                                            Frankfurt, Germany
                                                            Shanghai, China
                                                            Hong Kong, China
                                                            Paris, France
                                                            Gloucestershire, England

LEGAL PROCEEDINGS

      We are subject to incidental litigation risks in the ordinary course of our business. We are not currently the subject of any material pending legal proceeding.

MARKET PRICE OF AND DIVIDENDS ON EXABYTE'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Exabyte's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "EXBT". From October 19, 1987 until February 26, 2003, Exabyte's common stock was traded on the Nasdaq National Market and from February 26, 2003 until March 24, 2003 on the Nasdaq SmallCap Market.

      For the calendar quarters indicated, the following table shows the high and low bid prices of our common stock as reported on Nasdaq or the OTC Bulletin Board, as applicable.

 Fiscal Year                              High                   Low
 -----------                              ----                   ---
2002
First Quarter                            $1.45                  $0.45
Second Quarter                            1.18                   0.50
Third Quarter                             1.20                   0.55
Fourth Quarter                            0.88                   0.51

2003
First Quarter                            $0.65                  $0.10
Second Quarter                            0.17                   0.06
Third Quarter                             0.71                   0.09
Fourth Quarter                            1.31                   0.31

2004
First Quarter                            $1.76                  $0.68
Second Quarter                            0.97                   0.71

      On August 6, 2004, we had 569 holders of record of our common stock. The reported closing price of the common stock was $0.67. We have never paid cash dividends on our Common Stock. We presently intend to retain any earnings for use in our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We are prohibited under the terms of our line of credit agreement with Silicon Valley Bank from declaring or setting aside any cash dividends.

      Our Series AA preferred stock accrues dividends at the rate per share of 5% per annum until the fourth anniversary of the original issue date, 8% per annum from the fourth anniversary of the original issue date until the fifth anniversary of the original issue date, 10% per annum from the fifth anniversary of the original issue date until the sixth anniversary of the original issue date and 12% per annum thereafter, payable quarterly on March 1, June 1, September 1 and December 1, and on any conversion date or redemption date as described in the Certificate of Designation for the Series AA Shares. We are required to pay dividends on the Series AA preferred stock in cash or Common Stock depending on whether (i) funds are legally and contractually available for the payment of dividends and (ii) the Equity Conditions (as defined below) are met. We will pay the dividends in cash or stock as follows:

      1. If funds are legally and contractually available for payment of dividends then:

                  - if the Equity Conditions have not been met, we shall pay dividends only in cash; or

                  - if the Equity Conditions have been met, we shall pay the dividends in either (i) cash or (ii) Common Stock valued at the Dividend Price (as defined below), at our sole election.

      2. If funds are not legally and contractually available for payment of dividends then:

                  - if the Equity Conditions have been met, we shall pay the dividends in Common Stock valued at the Dividend Price;

                  - if the Equity Conditions have been met, except for condition 1 below, we shall pay the dividend in Common Stock valued at 80% of the volume weighted average price for the 20 days immediately prior to the dividend payment date;

                  - if the Equity Conditions have been waived as to a holder of Series AA preferred stock, we shall pay dividend as to this holder in Common Stock valued at the Dividend Price;

                  - if the Equity Conditions have not been met or waived, then at the election of each holder of Series AA preferred stock, these dividends shall accrue to the next dividend payment date or accrete to the outstanding stated value of the Series AA Preferred Stock.

      The Dividend Price is defined as 90% of the volume weighted average price of our Common Stock for the 20 days immediately prior to the dividend payment date. The Equity Conditions are met if:

      1. (i) there is an effective registration statement for the resale of the Common Stock received pursuant to the dividend or (ii) a holder of Series AA preferred stock may sell all of the Common Stock received pursuant to the dividend under Rule 144(k) without volume restrictions;

      2. the Common Stock is listed for trading on the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board;

      3. there is a sufficient number of authorized but unissued shares of Common Stock for payment of the dividend; and

      4. payment of the dividend will not result in a holder of Series AA preferred stock who has elected to not beneficially own more than 4.99% of our outstanding Common Stock calculated in accordance with
            Section 13(d) of the Exchange Act, exceeding this limitation.

            Any dividend not paid within three trading days following a dividend payment date entails a late fee of 12% per annum through the date of payment. We expect that dividends will be paid in Common Stock for the foreseeable future.

            So long as any Series AA preferred stock remains outstanding, we are prohibited from paying dividends on any junior securities, including Common Stock, so long as any dividends due on the Series AA preferred stock remain unpaid.

STOCK PLANS

            Information regarding the Company's equity compensation plans, which consist of Exabyte's Incentive Stock Plan, 1997 Non-Officer Stock Option Plan, 2004 Stock Option Plan and options granted to the Company's CEO outside of the Incentive Stock Plan as of June 30, 2004 is included below under "Equity Compensation Plan Information". The Company also has an employee stock purchase plan which invests only in common stock of the Company, but which is not included in the equity compensation plan information.

FINANCIAL STATEMENTS

            Financial statements are presented on pages F-1 through F- 41 hereof.

SELECTED FINANCIAL DATA

            The following selected consolidated statement of operations data and balance sheet data as of and for the years ended January 3, 2004, December 28, 2002, December 29, 2001, December 30, 2000 and January 1, 2000 have been derived from the audited consolidated financial statements of the

Company. Selected consolidated statement of operations data for the six months ended June 30, 2004 and consolidated balance sheet data as of June 30, 2004 have been derived from unaudited consolidated financial statements of the Company and, in the opinion of management, include all adjustments necessary for fair presentation. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto. There were 52 weeks in 1999, 2000, 2001 and 2002 and 53 weeks in 2003. Beginning with the three months ended March 31, 2004, the Company is reporting its operating results on a calendar month, quarter and annual basis.

                                                                                                              Six Months
                                                               As of or For Fiscal Years Ended                   Ended
                                                 ------------------------------------------------------------ ----------
(In thousands, except per share data)             Jan. 1,     Dec. 30,     Dec. 29,     Dec. 28,      Jan. 3,   June 30,
Consolidated Statements of Operations Data:        2000         2000         2001         2002         2004       2004
---------------------------------------------    --------     --------     --------     --------    ---------   --------
Net revenue                                      $222,827     $221,742     $158,438     $133,191    $  94,169   $ 52,759
Cost of goods sold                                182,875      172,085      132,143      110,948       78,576     39,226
                                                 --------     --------     --------     --------    ---------   --------
Gross profit                                       39,952       49,657       26,295       22,243       15,593     13,533
Operating expenses:
   Selling, general and administrative             56,650       54,709       36,759       27,316       30,084     12,133
   Research and development                        35,725       36,530       25,184       23,713        9,826      4,643
   Lease terminations and related costs                --           --           --           --        4,707         --
                                                 --------     --------     --------     --------    ---------   --------
Loss from operations (1)                          (52,423)     (41,582)     (35,648)     (28,786)     (29,024)    (3,243)

Other income (expense):
   Gain from sale of investment                        --           --        1,719        1,500           --         --
   Sale of technology                                  --           --           --        1,200           --         --
   Interest income                                  2,646        1,057           86           27           --         --
   Interest expense (3)                              (477)        (686)      (1,715)      (2,051)     (12,859)      (955)
   Gain (loss) on foreign currency
    translation                                        --           --          124         (803)      (1,851)       488
   Other, net                                        (934)      (1,213)         338         (561)         130        (27)
                                                 --------     --------     --------     --------    ---------   --------
Loss before income taxes and equity in loss
   of investee                                    (51,188)     (42,424)     (35,096)     (29,474)     (43,604)    (3,737)
Income tax (expense) benefit (2)                  (37,219)       1,570            6          402          (88)       (29)
Equity in loss of investee                             --         (414)        (343)          --           --         --
                                                 --------     --------     --------     --------    ---------   --------

Net loss                                          (88,407)     (41,268)     (35,433)     (29,072)     (43,692)    (3,766)

Deemed dividend related to beneficial
   conversion features and exchange of
   preferred stock                                     --           --           --       (4,557)        (556)    (4,225)
                                                 --------     --------     --------     --------    ---------   --------
Net loss available to common stockholders        $(88,407)    $(41,268)    $(35,433)    $(33,629)   $ (44,248)  $ (7,991)
                                                 ========     ========     ========     ========    =========   ========

Basic and diluted loss per share                 $  (3.97)    $  (1.83)    $  (1.47)    $  (1.02)   $   (0.70)  $  (0.08)
                                                 ========     ========     ========     ========    =========   ========
Weighted average common shares used in
   calculation of basic and diluted loss per
   share                                           22,256       22,560       24,052       33,022       63,617    101,103
                                                 ========     ========     ========     ========    =========   ========

                                                                                                                June 30,
Consolidated Balance Sheet Data:                                                                                  2004
--------------------------------------------                                                                    --------
Working capital (deficit)                        $ 59,594     $ 27,023     $ 11,266     $ (5,199)   $  (6,561)  $  9,411
Total assets                                      127,276      103,792       83,230       72,125       46,129     46,847
Notes payable, less current portion                    --           --           --           --       13,960      8,217
Accrued warranties, deferred revenue and
   other non-current liabilities, less
   current portions                                 6,570        8,146        9,594        3,424       18,419     17,694
Stockholders' equity (deficit)                     78,756       39,058       24,754        4,532      (28,416)    (5,625)

      (1) The Company recorded restructuring charges in 2000, 2001, and 2002 totaling $3,899,000, $498,000 and $4,791,000, respectively, and $549,000 of charges relating to workforce reductions in 2003. See Note 8 to the Consolidated Financial Statements for information regarding restructuring and workforce reduction charges included in loss from operations.

      (2) The Company recorded a full valuation allowance on all existing deferred tax assets in 1999. See Note 7 to the Consolidated Financial Statements for information on income tax expense or benefit and net operating loss carry forwards.

      (3) Interest expense in 2003 includes $10,146,000 of stock-based interest expense as discussed in Note 4 to the Consolidated Financial Statements

QUARTERLY RESULTS OF OPERATIONS /
SUPPLEMENTARY FINANCIAL INFORMATION

      The following tables set forth unaudited quarterly operating results for fiscal 2002, 2003 and the first two quarters of 2004 in dollars and as a percentage of net revenue. This information has been prepared on a basis consistent with the audited consolidated financial statements included elsewhere herein and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation thereof. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto also appearing elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any future period. The sum of the quarterly earnings per share may not total annual amounts reported in the consolidated financial statements as a result of the fluctuation in the amount of weighted average common shares used in the calculation of basic and diluted loss per share.

                                                                       Quarters Ended
                                     ----------------------------------------------------------------------------------
                                         March 30,             June 29,            September 28,         December 28,
                                            2002                 2002                   2002                 2002
                                     ------------------   -------------------  ----------------------  ----------------
(In thousands except per share data)     $          %         $          %           $           %        $        %
                                     ---------    -----   ---------    ------  -------------   ------  --------  ------
Net revenue                          $  36,605    100.0   $  35,649     100.0   $     36,905    100.0  $ 24,032   100.0
Cost of goods sold                      35,896     98.1      27,196      76.3         26,320     71.3    21,536    89.6
                                     ---------    -----   ---------    ------  -------------    -----  --------   -----
Gross profit                               709      1.9       8,453      23.7         10,585     28.7     2,496    10.4

Operating expenses (1):
   Selling, general and
    administrative                       8,796     24.0       7,070      19.8          5,969     16.2     5,481    22.8
   Research and development              7,368     20.1       6,273      17.6          5,700     15.4     4,372    18.2
                                     ---------    -----   ---------    ------  -------------    -----  --------   -----
Loss from operations                   (15,455)   (42.2)     (4,890)    (13.7)        (1,084)    (2.9)   (7,357)  (30.6)

Other income (expense):
   Gain from sale of investment             --       --       1,500       4.2             --       --        --      --
   Sale of technology                    1,200      3.3          --        --             --       --        --      --
   Interest expense                       (308)    (0.8)     (1,007)     (2.8)          (379)    (1.0)     (357)   (1.5)
   Other, net                               98      0.2      (1,311)     (3.7)           252      0.7      (376)   (1.6)
                                     ---------    -----   ---------    ------  -------------    -----  --------   -----
Loss before income taxes               (14,465)   (39.5)     (5,708)    (16.0)        (1,211)    (3.2)   (8,090)  (33.7)

Income tax (expense) benefit               342      0.9         104       0.3            (27)    (0.1)      (17)     --
                                     ---------    -----   ---------    ------  -------------    -----  --------   -----

Net loss                               (14,123)   (38.6)     (5,604)    (15.7)        (1,238)    (3.3)   (8,107)  (33.7)

Deemed dividend related to
 beneficial conversion feature
 of preferred stock                         --       --      (2,639)     (7.4)        (1,918)    (5.2)       --      --
                                     ---------    -----   ---------    ------  -------------    -----  --------   -----
Net loss available to common
 stockholders                        $ (14,123)   (38.6)  $  (8,243)    (23.1)  $     (3,156)    (8.5) $ (8,107)  (33.7)
                                     =========    =====   =========    ======   ============    =====  ========   =====

Basic and diluted loss per share     $   (0.43)           $   (0.25)            $      (0.10)          $  (0.24)
                                     =========            =========             ============           ========

                                                                            Quarters Ended
                                           --------------------------------------------------------------------------------
                                                March 29,             June 28,            September 27,      January 3,
                                                  2003                 2003                   2003              2004
                                                                                       (as restated (3))
                                           ------------------   -------------------    ------------------  ----------------
(In thousands except per share data)          $          %         $           %           $          %        $        %
                                           --------    ------   --------   --------    ---------    -----  --------   -----
Net revenue                                $ 22,594     100.0   $ 22,736      100.0    $  22,955    100.0  $ 25,884   100.0
Cost of goods sold                           26,024     115.2     16,378       72.0       14,986     65.3    21,188    81.9
                                           --------     -----   --------      -----    ---------    -----  --------   -----
Gross profit                                 (3,905)    (15.2)     6,358       28.0        8,855     34.7     4,696    18.1

Operating expenses (1):
   Selling, general and administrative       11,409      52.8      5,716       25.1        5,540     24.1     6,419    24.8
   Research and development                   3,126      13.8      2,462       10.8        1,979      8.6     2,259     8.7
   Lease terminations and related costs           -         -          -          -        4,707     20.5         -       -
                                           --------     -----   --------      -----    ---------    -----  --------   -----
Loss from operations                        (18,965)    (83.9)    (1,820)      (7.9)      (4,257)   (18.5)   (3,982)  (15.4)

Other income (expense):
   Interest expense (2)                        (467)     (2.1)    (3,231)      14.2)      (7,933)   (34.6)   (1,228)   (4.7)
   Loss on foreign currency translation         (55)     (0.2)      (157)      (0.7)      (1,228)    (5.3)     (411)   (1.6)
   Other, net                                   (65)     (0.4)       213        0.9          (26)    (0.1)        8       -
                                           --------     -----   --------      -----    ---------    -----  --------   -----
Loss before income taxes                    (19,552)    (86.6)    (4,995)     (21.9)     (13,444)   (58.5)   (5,613)  (21.7)

Income tax (expense) benefit                    (31)     (0.1)       (54)      (0.2)         (18)    (0.1)       15     0.2
                                           --------     -----   --------      -----    ---------    -----  --------   -----

Net loss                                   $(19,583)    (86.7)  $ (5,049)     (22.1)   $ (13,462)   (58.6)  $(5,598)  (21.5)
                                           ========     =====   ========      =====    =========    =====   =======   =====

Deemed dividend related to beneficial
   conversion feature of preferred stock          -         -          -          -            -        -      (556)   (2.1)
                                           --------     -----   --------      -----    ---------    -----  --------   -----

Net loss available to common
   stockholders                            $(19,583)    (86.7)  $ (5,049)     (22.1)   $ (13,462)   (58.6) $ (6,154)  (23.6)
                                           ========     =====   ========      =====    =========    =====   =======   =====

Basic and diluted net loss per share       $  (0.59)            $  (0.09)              $   (0.18)          $  (0.07)
                                           ========     =====   ========      =====    =========    =====   =======   =====

      (1) See Note 8 to the Consolidated Financial Statements for information regarding restructuring and workforce reduction charges included in loss from operations in 2002 and 2003.

      (2) Interest expense in 2003 includes $10,146,000 of stock-based interest expense as discussed in Note 4 to the Consolidated Financial Statements.

      (3) In connection with the preparation of its fiscal 2003 annual financial statements, the Company re-evaluated its accounting for the sale of service inventory and parts to its outsourced service provider, Teleplan, in the third quarter of 2003. Upon completion of such evaluation, it was determined that the transaction should be treated for accounting purposes as a consignment of inventory and the proceeds from the transaction should be deferred and recognized as a reduction of warranty expense as the inventory and parts are utilized by Teleplan in providing warranty services to the Company, rather than recognized as revenue at the time of sale. At the time the inventory is utilized, the cost will be recognized as an increase to warranty expense within costs of goods sold. Accordingly, the statement of operations for the three months ended September 27, 2003 has been restated to reflect this revised accounting treatment as follows (in thousands, except per-share data):

                                   As Previously Reported         As Restated
                                   ----------------------         -----------
Net revenue                            $  24,555                  $    22,955
Cost of goods sold                     $  15,700                       14,986
Loss from operations                      (3,371)                      (4,257)
Net Loss                                 (12,576)                     (13,462)
Basic and diluted loss per share           (0.17)                       (0.18)

                                                               Quarters Ended
                                             -----------------------------------------------
                                                      March 31,                June 30,
                                                       2004                      2004
                                             -----------------------    --------------------
(In thousands except per share data)             $              %           $           %
                                             -----------------------    --------------------
Net revenue                                  $  26,139         100.0    $  26,620      100.0
Cost of goods sold                              20,053          76.7       19,173       72.0
                                             ---------        ------    ---------     ------
Gross profit                                     6,086          23.3        7,447       28.0

Operating expenses (1):
   Selling, general and administrative           6,069          23.2        6,064       22.8
   Research and development                      2,130           8.1        2,513        9.4
                                             ---------        ------    ---------     ------
Loss from operations                            (2,113)         (8.0)      (1,130)      (4.2)

Other income (expense):
   Interest expense                               (528)         (2.0)        (426)      (1.6)
   Gain (loss) on foreign currency
    translation                                   (603)         (2.3)       1,091        4.1
   Other                                           (28)         (0.2)           -          -
                                             ---------        ------    ---------     ------
Loss before income taxes                        (3,272)        (12.5)        (465)      (1.7)

Income tax (expense) benefit                       (38)         (0.1)           9          -
                                             ---------        ------    ---------     ------
Net loss                                     $  (3,310)       $(12.6)   $    (456)    $ (1.7)
                                             =========        ======    =========     ======
Deemed dividend related to
   exchange of preferred stock                       -             -       (4,225)     (15.9)
                                             ---------        ------    ---------     ------
Net loss available to common stockholders    $  (3,310)        (12.6)   $  (4,681)     (17.6)
                                             =========        ======    =========     ======
Basic and diluted net loss per share         $   (0.03)                 $   (0.04)
                                             =========                  =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Exabyte is a leading provider of information storage products, including tape drive products, automated tape libraries and recording media. Our strategic focus is data backup, restoration and archival applications for workstations, midrange computer systems and networks. Computer manufacturers and resellers require a variety of storage products, which vary in price, performance, capacity and form-factor characteristics to meet their needs for reliable data backup, restoration and archival storage increase. Our strategy is to offer a number of products to address a broad range of these requirements. Our tape drive products are based on VXA(R) and MammothTape(TM) technologies and our tape library products are based upon VXA(R), MammothTape(TM) and LTO(TM) (Ultrium(TM)) technologies.

      We market our products worldwide to resellers and original equipment manufacturers ("OEMs") through offices located in the United States, Europe and Asia Pacific. As discussed below, our proprietary media products are now marketed and distributed by our exclusive worldwide distributor, Imation Corp. ("Imation"). We have also provided repair services directly to OEMs and to our resellers' customers. Beginning in the third quarter of 2003, our outsourcing partner, Teleplan Service Logistics, Inc. ("Teleplan") has provided such services.

      In connection with our sales agreements with our reseller channel customers, we may provide inventory price protection, stock rotation rights and short-term marketing and consumer rebate programs. For our largest reseller customers, we generally provide all of the above items. The cost of these rights and programs are significant and are a direct reduction of our revenue, but are necessary to realize increased revenue through this segment of our customers.

      OEM customers incorporate our products as part of their own systems, which they then sell to their customers under their own brand name. We work closely with our OEM customers during early product development stages to help ensure our products will readily integrate into the OEMs systems. We expect that a significant portion of future revenue growth will relate to increased sales to OEMs. Accordingly, expansion of these relationships is a key strategic initiative in the future. In general, sales to OEMs are at lower prices and lower gross margins. Because our purchase prices for products designated for sale to OEMs are generally lower, it is imperative that we continue to obtain a lower cost of products from suppliers for OEM sales to achieve future profitability.

      Our business is directly impacted by overall growth in the economies in which we operate and, in particular, in the technology industry sector and business purchasing of technology related products. The downturn in the economy and the resulting decrease in capital investment directly impacted our revenue and operating results in 2002 and 2003. We believe the improving economic climate in 2004 and our increased penetration into OEM customers will provide us with improving business opportunities. However, there can be no assurance that these factors will result in improved operating results or financial condition.

      One of our most significant challenges in 2004 and thereafter will be to continue to reduce our product costs to improve our gross margins. In that regard, we are working with existing hardware and media suppliers to obtain reduced product costs, as well as exploring opportunities to re-locate existing third-party manufacturing to new suppliers and/or geographic locations that will result in decreased costs. We recently began manufacturing certain automation products through a supplier located in China and anticipate sourcing more of our products from China-based suppliers in the future. Cost estimates from these suppliers relating to future product manufacturing have been more competitive than cost estimates from certain of our existing suppliers. Obtaining these overall cost reductions is an integral factor in our becoming profitable in the future. However, there can be no assurance that we will indeed achieve such cost reductions in the future.

      Expense control was a key business initiative for us in 2003, and has continued to be so in 2004. As we continue to focus on improving our gross margins, constant or decreasing operating costs is an important issue in improving our operating results. While we believe our cost structure is currently appropriate to support our operations, an increase in operating costs, particularly as a percentage of revenue in the future would negatively impact our operating results.

      Our key performance metrics are revenue, gross margin, and operating income or loss, and related operating expenses. As noted above, increasing sales to OEM customers, achieving reduced product costs from existing and new suppliers, and disciplined operating expense control measures are critical components of our overall business strategy. In addition, providing timely and responsive product service and repair services to our customers is also a standard by which we measure our performance. We believe the outsourcing of our service and repair function during 2003, as discussed below, will be a key component in meeting this performance standard and creating future customer loyalty for our products. Finally, meeting our new product and technology development milestones on a timely basis is also an indication of our performance and ability to meet market and customer product requirements.

Recent Developments

            (a)   Receivable and Inventory Related Charges

      During the first quarter of 2003, the Company's largest customer, Digital Storage, Inc. ("DSI") filed for bankruptcy protection and we fully reserved our accounts receivable balance from DSI totaling $5,962,000. We do not expect any recovery of this balance in the future will be significant.

      Also during 2003, we recorded charges for obsolete and excess inventory and physical inventory adjustments of $9,814,000 related to revisions in certain product sales forecasts, the expected discontinuance of older tape drive and automation products and the consolidation of inventory locations.

      Based on our evaluation of our credit exposure for accounts receivable and the composition of inventory at June 30, 2004, we do not expect to incur such charges in the future. However, there can be no assurance that economic or other external factors will not result in such charges.

            (b)   Notes Payable to Suppliers and Inventory Shortages

      As a result of the Company's lack of liquidity during the first quarter of 2003, we were unable to pay certain suppliers for existing accounts payable and accrued liabilities and we converted these balances to notes payable with such suppliers, as discussed more fully in "Liquidity and Capital Resources". In addition, due to these liquidity constraints, we were unable to obtain sufficient quantities of certain inventory items (including finished goods) to meet customer demand and our revenue forecasts for the first two quarters of 2003. As a result, our operating results were negatively impacted during these periods. Although we currently have adequate inventory to meet customer demand, a lack of liquidity in the future and an inability to remain current under the terms of the notes payable to suppliers would negatively impact the supply of product, revenue and future operating results.

            (c)   Workforce Reduction

      Throughout 2003, we terminated employment of approximately 170 full- and part-time employees. These reductions in force affected employees in all functional areas of the Company, including employees located in Europe, and were necessary to reduce our current cost and personnel structure based on forecasted revenue. In addition, certain of these reductions were directly related to the outsourcing of our service and repair functions to a third-party. We believe we are now appropriately cost structured, but we cannot ensure that we will not reduce our workforce again in the future due to continued losses.

            (d)   Operating Agreements

      As noted above, in November 2003, we entered into a Media and Distribution Agreement with Imation, whereby we granted Imation exclusive worldwide marketing and distribution rights for our proprietary removable data storage media. In exchange for such rights, Imation paid us a one-time distribution fee of $18,500,000 and also purchased 1,500,000 shares of Series I Preferred stock for

$1,500,000. See "Liquidity and Capital Resources" and Note 10 to the Consolidated Financial Statements in this Registration Statement.

      In July 2003, we entered into an agreement to outsource our repair and service functions to an outside third party, Teleplan Service Logistics, Inc. ("Teleplan"). The agreement provided for the Company to sell parts and service inventory to Teleplan and provides for the payment of future royalties to us by Teleplan for certain out-of-warranty repair services. In addition, we will reimburse Teleplan for specified product warranty related services.

            (e)   Lease Terminations

      During the second and third quarters of 2003, we were in default under three lease agreements for facilities due to delinquent rental payments. For the first property, which included the Company's headquarters, the lessor terminated the original lease and a subsequent short-term lease on June 30, 2003, and we ceased use of the building on that date. Remaining lease payments under the original lease totaled approximately $1,600,000. The lessor under this lease had commenced litigation against us and claimed damages relating to the rental default and an alleged failure to maintain the leased premises.

      In October 2003, we reached a settlement with the lessor for the payment of the remaining lease payments over a one-year period commencing in November 2003. As discussed in "Liquidity and Capital Resources", we settled the default under a second lease for facilities through the issuance of a note payable in the amount of $3,060,000. We also settled our obligation under a lease for our former San Diego, California sales office space for approximately $170,000.

      As a result of the lease terminations and settlements and the Company ceasing to use the leased facilities, we recorded lease termination expense and related costs totaling $4,707,000 in 2003. Included in this amount is $4,498,000 of past and future rental payments and $972,000 of accelerated amortization of leasehold improvements, less $763,000 of related deferred rent concessions.

            (f)   Fluctuations in Foreign Currency Exchange Rates

      The supply agreement with one of our Japan-based suppliers, as well as a note payable to that supplier, provided for payments in Yen based upon a fixed conversion rate of 120 Yen/dollar. During the last four months of 2003, the dollar weakened against the Yen, resulting in a loss on foreign currency translation relating to the note payable of $1,634,000, and increased product costs totaling $1,381,000 during that period. In addition, during the first quarter of 2004, we recorded a loss of $293,000 relating to the note and increased product costs of $488,000. During the second quarter of 2004, the dollar strengthened against the yen, and we recorded a gain of $685,000 relating to the note payable. Effective April 1, 2004, we revised the supply agreement with the supplier, and all subsequent product purchases are in U.S. dollars at fixed prices. Payments on the note payable continue to be in Yen at the fixed conversion rate. Accordingly, the Company may be exposed to the financial statement impact of additional fluctuations in foreign currency exchange rates in the future and the impact could be significant.

            (g)   New Business and Financial Management System

      Effective April 1, 2004, we implemented Peoplesoft EnterpriseOne (formerly JD Edwards 5), a new business and financial management system. We believe the system will provide increased operating efficiencies and is more compatible to a company of our size and operating structure.

Critical Accounting Policies and Estimates

      The accounting policies noted below are critical to determining our operating results, and represent those policies which involve significant judgments and estimates. For a detailed discussion on the application of these and other accounting policies, see Note 1 to the Consolidated Financial Statements in this Registration Statement.

REVENUE RECOGNITION AND UNCOLLECTIBLE ACCOUNTS RECEIVABLE

      Our revenue recognition policy is significant because the amount and timing of revenue is a key component of our results of operations. We follow the guidance of Staff Accounting Bulletin No. 104 ("SAB 104"), which requires that a series of criteria are met in order to recognize revenue related to product shipment or the performance of repair services. If these criteria are not met, the associated revenue is deferred until the criteria are met. Generally, these criteria require that there be an arrangement to sell the product, we have delivered the product in accordance with that arrangement, the sales price is determinable, and collectibility is reasonably assured. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from year to year. Additionally, revenue from sales to certain resellers is subject to agreements allowing certain limited rights of return, marketing related rebates and price protection on unsold merchandise held by those resellers. Accordingly, reserves for estimated future returns, marketing rebates and price protection are provided in the period of sale based on contractual terms and historical data. These reserves are subject to estimates by management in accordance with SAB 104 and, should actual results differ from these estimates, the impact on our operations could be significant.

      In addition, we incurred significant bad debt expense in 2003 relating to the bankruptcy of a major customer. Our adherence to our established credit policies, including the monitoring of the financial condition of our customers is critical to minimizing future bad debts. We currently estimate our allowance for uncollectible accounts based on known exposure for specific accounts, as well as historical bad debt experience.

INVENTORY VALUATION AND RESERVES

      Our inventory is a significant component of our total assets. In addition, the carrying value of inventory directly impacts our gross margins and operating results. Our inventory is recorded at the lower of cost or market, cost being determined under the first-in, first-out method. In addition, we must determine if reserves are required for excess or obsolete inventory or future sales which may result in a loss. This determination requires significant judgment by management relating to future revenue by product and the estimated life cycles of certain products in a rapidly changing technology marketplace. Our ability to make accurate estimates regarding inventory usage and valuation is integral to minimizing inventory related charges in the future. Charges for excess and obsolete inventory were significant in 2003 due to revisions in sales forecasts, the estimated discontinuance of certain products and physical inventory adjustments. Although we do not expect such charges to be as significant in the future, the extent of future charges could be impacted by unknown events or circumstances and the effect on our estimates.

GOODWILL

      Our business combination with Ecrix in November 2001 resulted in a significant amount of goodwill. Under FAS 142, "Goodwill and Other Intangible Assets," goodwill is not amortized to operations, but is assessed periodically for potential impairment based on estimates by management. An impairment may be indicated by a significant decrease in the trading price of our Common Stock and if such a decrease occurs, additional procedures are required to determine if the carrying value of the goodwill exceeds its implied fair value. Any impairment charge indicated by these tests could be significant to future operating results. As of January 3, and June 30, 2004, we have concluded that we have no goodwill impairment.

Recent Accounting Pronouncements

      The Financial Accounting Standards Board has recently issued certain accounting pronouncements that may impact our business. For a complete discussion of these accounting pronouncements, see Note 18 to the Consolidated Financial Statements in this Registration Statement.

RESULTS OF OPERATIONS

      The following table presents the components of the Company's Consolidated Statements of Operations in dollars, and as a percentage of revenue, and the percentage increase or decrease in each component from period to period for the three years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the six months ended June 28, 2003 and June 30, 2004.

Consolidated Statements Of Operations

                                                                       Fiscal Years Ended
                                         -------------------------------------------------------------------------------
                                              December 29,                   December 28,                  January 3,
                                                 2001                           2002                          2004
                                         ------------------            -------------------           -------------------
                                                     % of        %                   % of      %                  % of
(In thousands except per share data)         $      Revenue   Change       $       Revenue  Change       $       Revenue
                                         ---------  -------   ------   ---------   -------  ------   ----------  -------
Net revenue                              $ 158,438   100.0     (15.9)  $ 133,191    100.0    (29.3)  $   94,169   100.0
Cost of goods sold                         132,143    83.4     (16.0)    110,948     83.3    (29.2)      78,576    83.4
                                         ---------   -----             ---------    -----            ----------   -----
Gross profit                                26,295    16.6     (15.4)     22,243     16.7    (29.9)      15,593    16.6

Operating expenses:
   Selling, general and administrative      36,759    23.2     (25.7)     27,316     20.5     10.1       30,084    31.9
   Research and development                 25,184    15.9      (5.8)     23,713     17.8    (58.6)       9,826    10.4
   Lease terminations and related costs         --      --        --          --       --       --        4,707     5.1
                                         ---------   -----             ---------    -----            ----------   -----
      Total operating expenses              61,943    39.1     (17.6)     51,029     38.3    (12.6)      44,617    47.4
                                         ---------   -----             ---------    -----            ----------   -----
Loss from operations                       (35,648)  (22.5)     19.2     (28,786)   (21.6)    (0.8)     (29,024)  (30.8)

Other income (expense):
   Gain from sale of investment              1,719     1.1     (12.7)      1,500      1.1   (100.0)          --      --
   Sale of technology                           --      --        --       1,200      0.9   (100.0)          --      --
   Interest expense                         (1,715)   (1.1)    (19.6)     (2,051)    (1.5)  (527.0)     (12,859)  (13.7)
   Loss on foreign currency translation        124     0.1    (747.6)       (803)    (0.6)  (130.5)      (1,851)   (2.0)
   Other                                       424     0.2    (225.9)       (534)    (0.4)   124.3          130     0.1
                                         ---------   -----             ---------    -----            ----------   -----
Loss before income taxes and
   equity in loss of investee              (35,096)  (22.2)     16.0     (29,474)   (22.1)   (47.9)     (43,604)  (46.3)

Income tax (expense) benefit                     6      --        --         402      0.3   (121.9)         (88)   (0.1)
Equity in net loss of investee                (343)   (0.2)    100.0          --       --       --           --      --
                                         ---------   -----             ---------    -----            ----------   -----

Net loss                                   (35,433)  (22.4)     18.0     (29,072)   (21.8)   (50.3)     (43,692)  (46.4)

Deemed dividend related to beneficial
   conversion features of preferred
   stock                                        --      --        --      (4,557)    (3.4)    87.8         (556)   (0.6)
                                         ---------   -----             ---------    -----            ----------   -----
Net loss available to Common
   Stockholders                          $ (35,433)  (22.4)      5.1   $  33,629)   (25.2)   (31.6)  $  (44,248)  (47.0)
                                         =========   =====             =========    =====            ==========  ======

Basic and diluted loss per share         $   (1.47)             30.6   $   (1.02)             31.4   $    (0.70)
                                         =========                     =========                     ==========

                                                       Six months ended (unaudited)
                                         --------------------------------------------------------
                                             June 28, 2003                       June 30, 2004
                                         --------------------                --------------------
                                                        % of         %                      % of
(In thousands except per share data)         $        Revenue      Change       $         Revenue
                                         --------     -------      ------    --------     -------
Net revenue                              $ 45,330       100.0        16.4    $ 52,759       100.0
Cost of goods sold                         42,403        93.5        (7.5)     39,226        74.3
                                         --------       -----      ------    --------     -------
Gross profit                                2,927         6.5       362.4      13,533        25.7

Operating expenses:

   Selling, general and administrative     18,124        40.0       (33.1)     12,133        23.0
   Research and development                 5,588        12.3       (16.9)      4,643         8.8
                                         --------       -----      ------    --------     -------
      Total operating expenses             23,712        52.3       (29.2)     16,776        31.8
Loss from operations                      (20,785)      (45.8)      (84.4)     (3,243)       (6.1)

Other income (expense):

   Interest expense                        (3,698)       (8.2)      (74.2)       (955)       (1.8)
   Gain (loss) on foreign currency
   translation                               (212)       (0.5)      330.2         488         0.9
   Other, net                                 148         0.3      (118.2)        (27)       (0.1)
                                         --------       -----      ------    --------     -------
Loss before income taxes                  (24,547)      (54.2)      (84.8)     (3,737)       (7.1)

Income tax (expense) benefit                  (85)       (0.2)        0.2         (29)       (0.1)
                                         --------       -----      ------    --------     -------

Net loss                                 $(24,632)      (54.4)      (84.7)   $ (3,766)       (7.1)

Deemed dividend related to exchange of
   preferred stock                             --          --          --      (4,225)       (8.0)
                                         --------       -----      ------    --------     -------

Net loss available to common
   stockholders                          $(24,632)      (54.4)      (82.7)   $ (7,991)      (15.1)
                                         ========     =======      ======    ========     =======

Basic and diluted net loss per share     $   0.56)                  (94.9)   $  (0.08)
                                         ========                            ========

Net Revenue by Product Type

      The following tables present our revenue by product in dollars (in thousands) and as a percentage of net revenue for each period presented:

                                     Fiscal Year Ended                Six Months Ended
                            ------------------------------------   -----------------------
                                                                    June 28,     June 30,
                               2001         2002         2003        2003         2004
                               ----         ----         ----        ----         ----
Drives                      $  48,440    $  36,675    $  28,415    $  12,512    $  16,653
Libraries                      40,436       31,551       13,444        7,507       12,697
Media                          58,691       58,777       44,457       21,248       19,912
Service, spares and other      11,842        9,445        9,077        4,771        4,781
Sales allowances                 (971)      (3,257)      (1,224)        (708)      (1,284)
                            ---------    ---------    ---------    ---------    ---------
                            $ 158,438    $ 133,191    $  94,169    $  45,330    $  52,759
                            =========    =========    =========    =========    =========

                                  Fiscal Year Ended         Six Months Ended
                             ---------------------------   ------------------
                                                           June 28,  June 30,
                               2001      2002      2003      2003      2004
                               ----      ----      ----      ----      ----
Drives                         30.6%     27.5%     30.2%     27.6%     31.6%
Libraries                      25.5      23.7      14.3      16.6      24.1
Media                          37.0      44.1      47.2      46.9      37.7
Service, spares and other       7.5       7.1       9.6      10.5       9.0
Sales allowances               (0.6)     (2.4)     (1.3)     (1.6)     (2.4)
                              -----     -----     -----     -----     -----
                              100.0%    100.0%    100.0%    100.0%    100.0%
                              =====     =====     =====     =====     =====

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      Our net revenue increased 16.4% from $45,330,000 for the six months ended June 28, 2003 to $52,759,000 for the six months ended June 30, 2004. In addition to a general downturn in business spending, during 2003 we experienced delays in inventory shipments from suppliers due to limited liquidity, particularly for libraries and other automation products. In addition, sales of Mammoth drives and products continued to decline at an increasing rate in 2003 and in the first six months of 2004, prior to significant sales of VXA related products, including automation, which increased in the fourth quarter of 2003 and in the first six months of 2004. In particular, the introduction of a new VXA-based automation product in the first quarter of 2004 contributed significantly to the revenue growth in the second quarter of 2004. As a percentage of total net revenue, revenue from drives increased in the first six months of 2004, as compared to the same period in 2003, as revenue from increased unit shipments of VXA drives continued to replace declining sales of Mammoth drives at an increasing rate. Net revenue from libraries/automation products for the first six months of 2004 represented 24.1% of total revenue, as compared to 16.6% for the first six months of 2003. This increase was due to reduced product shipments in 2003 and the impact of the new automation product in 2004, which contributed $6,467,000 in revenue. Media revenue decreased as a percentage of total revenue in 2004 as compared to 2003, primarily due to increased hardware sales, lower average sales prices resulting from the Imation agreement, and decreased revenue from Mammoth related media, partially offset by an increasing installed base of VXA drives and the related sales of media products. Total revenue from service, spares and other decreased as a percentage of total net revenue for the first six months of 2004, as compared to 2003, due to the outsourcing of a significant portion of our service business to Teleplan in the third quarter of 2003. Total service revenue, and related costs, will likely continue to decrease as a percentage of revenue in the future due to the Teleplan arrangement. Sales allowances increased for both periods in 2004, as compared to 2003, due to increased marketing and advertising program costs in 2004.

Fiscal 2003 Compared to 2002

      Our net revenue decreased by 29.3% from $133,191,000 in 2002 to $94,169,000 in 2003. This decrease is primarily due to the continued downturn in business spending, the bankruptcy of a significant customer in the second quarter of 2003, the delay in achieving increased revenue from OEM customers due to longer than anticipated sales lead times with these customers, and decreased inventory shipments throughout the first six months of 2003 due to limited liquidity. As percentages of total net revenue, revenue from drives increased in 2003 over 2002. For 2003, revenue from VXA-1 and VXA-2 drives continued to replace declining sales of M2 drives but did not offset the decline in M2 sales. We began shipping VXA-2 drives to the OEM channel in the fourth quarter of 2002. As a percentage of total net revenue, revenue from libraries decreased from 23.7% in 2002 to 14.3% in 2003. This decrease is primarily the result of our inability to fulfill sales orders due to reduced library shipments from our supplier during 2003 because of liquidity issues. Media revenue increased as a percentage of total revenue in 2003, as compared to 2002, primarily due to the increasing installed base of VXA drives and the related sales of media products. Total revenue from service, spares and other remained relatively constant in 2003 as compared to 2002. Although our installed base of products increased, the installed base of higher service and warranty cost M2 drives continued to decrease. Total service revenue, and related costs, will likely decrease in the future as a result of the outsourcing of this function to Teleplan.

      Sales allowances decreased in 2003 by $2,033,000, due primarily to decreased stock rotation activity in the last three quarters of the year.

Fiscal 2002 Compared to 2001

      Our net revenue decreased by 15.9% from $158,438,000 in 2001 to $133,191,000 in 2002. We believe this decrease was due to a general slowdown in the technology industry, competition, decreasing OEM sales and declining sales of Mammoth and earlier generation tape drives and older library products. In particular, OEM sales of these products continued to decline as the products entered the later stages of their life cycles and because of M2 reliability issues. Revenue from sales of VXA-1 and VXA-2 drives and library products continued to increase as these products began to gain customer acceptance of these relatively new technologies but did not offset the decline of older products. Sales of service and spare parts decreased $2,396,000, which relates to a decreasing installed base of our legacy hardware products and, accordingly, there were fewer drives and libraries outside of their three-year warranty period to service in 2002 compared to 2001. In addition, we believe that outside competition in the repair business adversely affected sales of service and spare parts.

      Media sales remained relatively constant from 2001 to 2002, due to the fact that media demand remained strong for previously sold drives and libraries. We believe that customers were purchasing media for existing products as they deferred investments in new equipment. Additionally, media sales included VXA tape sales in 2002, with little or no comparable amounts in 2001.

      In addition, 2002 revenue was negatively impacted by a significant decrease in fourth quarter sales in our government sector business and the deferral into the first quarter of 2003 of revenue for product we were not able to ship at the end of the fourth quarter.

      Sales allowances increased in 2002 by $2,287,000 due to charges related to stock rotations during 2002, while we had a credit for these programs during 2001 and certain marketing related programs for 2002. Exposure to qualifying sales under this program remained relatively stable in 2002 compared to 2001. However, during 2001, exposure to qualifying sales decreased.

Net Revenue by Customer Type

      The following table presents our revenue from different types of customers as a percentage of net revenue for each of the following years:

                           Fiscal Year Ended              Six Months Ended
                        ------------------------  -------------------------------
                          2001     2002     2003  June 28, 2003     June 30, 2004
                          ----     ----     ----  -------------     -------------
Distributor/Reseller      70.8%    75.6%    63.6%     73.4%              74.1%
OEM                       23.6     18.6     20.4      16.2               19.8
End user and other         5.6      5.8     16.0      10.4                6.1
                         -----    -----    -----     -----              -----
                         100.0%   100.0%   100.0%    100.0%             100.0%
                         =====    =====    =====     =====              =====

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      Revenue from distributor/reseller customers remained relatively constant as a percentage of net revenue in the first six months of 2004, as compared to the first six months of 2003, while revenue from OEM customers increased for the first six months of 2004. Sales of VXA drive and library/automation products to our two largest OEM customers, IBM and Fujitsu-Siemens, increased in 2004, while sales of Mammoth related products continued to decrease. Our ongoing effort to sell VXA products to OEMs is an important part of our business plan and return to profitability and such sales continued to increase in the second half of 2003 and into 2004. Revenue from end user customers (primarily, service, repair and spare parts) decreased as a percentage of total revenue in 2004 due to increases in revenue from distributors/resellers and OEM customers and our outsourcing agreement with Teleplan. Fiscal 2003 Compared to 2002

      Revenue from distributor/reseller customers decreased as a percentage of net revenue from 2002, as compared to 2003, while revenue from OEM and end-user customers (primarily service, repair and sales of spare parts) increased as a percentage of net revenue in 2003. Our ongoing effort to sell VXA products to OEMs is an important part of our business plan and return to profitability and such sales, as well as sales of Mammoth products, continued to increase as a percentage of net revenue throughout 2003.

Fiscal 2002 Compared to 2001

      Revenue from distributor/reseller and end user customers increased as a percentage of sales from 70.8% in 2001 to 75.6% in 2002. Sales to OEM customers decreased as a percentage of sales from 23.6% in 2001 to 18.6% in 2002. We believe these fluctuations were a result of wider acceptance of our newer generation products through the reseller channel, and delayed acceptance of the VXA technologies in the OEM channel. OEM customers have an extended qualification, adoption and integration time before purchasing new products.

Net Revenue by Geographic Region

      Geographically, revenue is attributed to the customer's location. The following table summarizes our revenue by geographic region as a percentage of total net revenue:

                          Fiscal Year Ended                 Six Months Ended
                      --------------------------      ----------------------------
                        2001     2002     2003        June 28, 2003  June 30, 2004
                        ----     ----     ----        -------------  -------------
United States           71.4%    72.5%    69.1%            68.6%         74.8%
Europe/Middle East      20.3     20.1     22.7             22.1          20.2
Asia Pacific             6.9      6.8      7.7              8.8           3.4
Other                    1.4      0.6      0.5              0.5           1.6
                       -----    -----    -----            -----         -----
                       100.0%   100.0%   100.0%           100.0%        100.0%
                       =====    =====    =====            =====         =====

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      In the first quarter of 2004, substantially all media was sold and shipped to Imation domestically. Imation then distributed the media to its customers in countries throughout the world. This process resulted in a decrease in revenue from locations other than the United States. In the second quarter of 2004, media sold to Imation was shipped to designated domestic and international distribution centers and a distribution center in Europe. No media has been shipped to the Imation distribution center in Asia Pacific as of June 30, 2004. Accordingly, the geographic representation of the associated revenue is reflected in the appropriate region based upon the distribution center location.

Fiscal 2003 Compared to 2002

      Revenue from customers in Europe and Asia Pacific increased in 2003 from 26.9% to 30.4% of total revenue, due to increased sales of library products to OEM customers and increased market penetration of the VXA technology in these regions. Revenue from European customers decreased by $5,379,000 and revenue from Asia Pacific customers decreased by $1,766,000. These decreases were related to worldwide economic issues, as well as inventory shortages due to our lack of liquidity during

2003. We expect international revenue, which totaled $29,094,000 in 2003, to continue to increase as a percentage of total net revenue as these marketing activities expand.

Fiscal 2002 Compared to 2001

      Revenue from domestic customers increased from 71.4% of net revenue in 2001 to 72.5% in 2002, with a corresponding decrease in revenue from international customers in 2002. Comparing 2001 to 2002, sales to domestic customers decreased by $16,348,000, sales to European customers decreased by $5,381,000 and sales to Asia Pacific customers decreased by $1,925,000. We believe these decreases resulted from a worldwide economic slowdown, particularly in the technology industry, as well as the other factors listed above.

Significant Customers

      The following table summarizes customers who accounted for 10% or more of revenue, and other significant customers, for the years or periods presented:

                     Fiscal Year Ended               Six Months Ended
                  ------------------------    -----------------------------
                    2001    2002    2003      June 28, 2003   June 30, 2004
                    ----    ----    ----      -------------   -------------
Imation              1.2%    1.8%    8.8%          1.6%           38.7%
Tech Data           12.2    15.8    16.2          18.8            12.6
Ingram Micro        17.6    17.9    16.0          16.5            11.4
IBM                 10.1     7.9     6.8           6.8            10.7
Digital Storage     10.6    16.1     1.9           6.1              --
Fujitsu Siemens      0.1     3.3     5.9           5.0             6.5

      No other customers accounted for 10% or more of sales in any of the above periods. We cannot guarantee that revenue from these or any other customers will continue to represent the same percentage of our revenue in future periods. Our customers also sell competing products and continually review new technologies, which causes our sales volumes to vary from period to period.

Cost of Sales and Gross Margin

      Our cost of goods sold includes the actual cost of all materials, labor and overhead incurred in the manufacturing and service processes, as well as certain other related costs, which include primarily provisions for warranty repairs and inventory reserves.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      Our gross margin percentage increased from 6.5% in the first six months of 2003 to 25.7% in the first six months of 2004. Cost of goods sold for the first six months of 2003 included additional inventory reserves of $6,849,000, which had a 15.0% impact on our gross margin. Gross margins in 2004 were positively impacted by overall lower drive product costs and increased sales of library/automation products which have higher gross margins. Margins for the first six months of 2004 also improved due to decreased service and warranty costs, primarily due to a decrease in the number of units under warranty, overall decreases in M2 drives returned for service and a decrease in the related warranty cost per unit. In addition, gross margin for the first six months of 2004 was negatively impacted by the effect of foreign currency fluctuations for product purchases denominated in Yen at a fixed conversion rate and lower average selling prices for media resulting from the Imation distribution agreement, as compared to 2003.

Fiscal Year 2003 Compared to 2002

      Our cost of goods sold decreased from $110,948,000 for 2002 to $78,576,000 in 2003 due to decreased revenue. Our gross margin percentage remained constant at 16.7% in 2002 and 16.6% in 2003. In 2002, cost of goods sold included restructuring charges of $3,857,000. In 2003, cost of goods sold included additional inventory reserves of $6,849,000. The restructuring charges in 2002 had an approximate 3.1% impact on our gross margin percentage. In 2003, the additional inventory reserves had an approximate 7.3% impact on our gross margins. In 2003, gross margins were positively impacted by decreases in fixed costs due to headcount reductions in 2002 and early 2003, decreased warranty reserves, primarily resulting from the decrease in the number of units under warranty for Mammoth and M2 products, an overall decrease in standard warranty cost per unit, and lower freight costs. Gross profit in 2003 was negatively impacted by a higher percentage of sales to OEM customers at lower gross margins and the effect of foreign currency fluctuations for product purchases denominated in yen at a fixed conversion rate, which totaled $1,381,000. Gross profit for 2002 was negatively impacted by increased inventory reserves, the write-off of an in-process capital asset project and additional reserves recorded for vacated excess facilities.

Fiscal Year 2002 Compared to 2001

      Our cost of sales decreased from $132,143,000 in 2001 to $110,948,000 in 2002. Our gross margin percentage increased from 16.6% in 2001 to 16.7% in 2002. Restructuring charges in 2001 and 2002 were approximately 0.1% and 3.1% of the total costs, respectively. Gross margins for 2002 included restructuring charges of $3,857,000, but were favorably impacted by decreases in fixed costs due to reduced headcount, lower warranty expense due to the decreasing M2 installed base under warranty, product cost improvements and a VAT refund of $580,000. Partially offsetting these favorable impacts were increased inventory reserves related to manufacturing outsourcing and product roadmap decisions and the write-down of certain assets, primarily M3 tooling.

Selling, General and Administrative

      Selling, general and administrative ("SG&A") expenses include salaries, sales commissions, advertising expenses and marketing programs.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      SG&A expenses decreased from $18,124,000 and 40.0% of total revenue in the first six months of 2003 to $12,133,000 and 23.0% of total revenue in the first six months of 2004. In 2003, SG&A expenses included $5,962,000 for bad debt expense related to the bankruptcy of a major customer. Decreased SG&A expenses in the first six months of 2004 is a result of cost control measures, which included limitations on expense increases and new hiring.

Fiscal Year 2003 Compared to 2002

      SG&A expenses increased from $27,316,000 in 2002 to $30,084,000 for 2003.
SG&A expenses included restructuring charges of $688,000 in 2002, and in 2003 included $5,962,000 for bad debt expense related to a major customer. SG&A for 2003 also included decreases due to headcount reductions in 2002 and 2003, the impact of which was primarily realized in 2003, and overall cost control measures implemented in 2003, which included limitations on expenses and new hiring, although such expenses did not decrease in proportion to the decrease in revenue.

Fiscal Year 2002 Compared to 2001

      SG&A expenses decreased from $36,759,000 and 23.2% of revenue in 2001 to $27,316,000 and 20.5% of revenue in 2002. Included in 2001 and 2002 were $179,000 and $688,000 of restructuring charges, respectively. Fiscal 2002 included decreases as a result of headcount reductions as part of our restructurings in the first and third quarters of 2002 and continued cost control efforts during the year. In addition, advertising expenses decreased in 2002 due to fewer product launches. Partially offsetting these expense decreases were restructuring charges during the first quarter of 2002.

Research and Development

      Research and development expenses include salaries, third-party development costs and prototype expenses.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      Research and development expenses decreased from $5,588,000 and 12.3% of total revenue for the first six months of 2003 to $4,643,000 and 8.8% of total revenue for the first six months of 2004. The decrease in 2004 is the result of headcount reductions and lower costs for external engineering. However, engineering costs for future new product introductions and costs related to expanded manufacturing activities in China for certain products partially offset these decreases in the first six months of 2004. Management believes that the Company continues to have the necessary resources in place to meet all technology development related milestones.

Fiscal Year 2003 Compared to 2002

      Research and development expenses decreased from $23,713,000 in 2002 to $9,826,000 for 2003. The decreases in 2003 are the result of significant headcount reductions, lower costs for external engineering, and a decrease in costs incurred in developing VXA and related automation products. Management believes that the Company continues to have the necessary resources in place to meet all technology development related milestones in 2004.

Fiscal Year 2002 Compared to 2001

      Research and development expenses decreased from $25,184,000 in 2001 to $23,713,000 in 2002, but as a percentage of revenue, increased from 15.9% to 17.8% for the same years. Included in research and development expenses for 2001 and 2002 were restructuring charges of $97,000 and $245,000, respectively. Research and development expenses were favorably impacted by lower automation development costs in 2002 as compared to 2001, due to a larger number of product introductions in 2001. Partially offsetting the decrease in expenses was the write-down of certain assets during the first quarter of 2002

Lease Terminations and Related Costs

      During the third quarter of 2003, we were in default under three lease agreements for facilities due to delinquent rental payments. For the first property, which included the Company's headquarters, the lessor terminated the original lease and subsequent short-term lease on June 30, 2003, and we ceased use of the building on that date. Remaining lease payments under the original lease total approximately $1,600,000. The lessor under this lease commenced litigation against the Company and claimed damages relating to the rental default and an alleged failure to maintain the leased premises. In October 2003, we reached a settlement with the lessor for the payment of the remaining lease payments over a one-year period commencing in November 2003.

      In September 2003, we entered into a note payable in the amount of $3,060,000 with the lessor of certain of our office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due and bears interest at the prime rate for the first year (4.0% at September 27, 2003), 6.0% for years two through four and 10.0% for year five. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on other borrowings of the Company. The discount will be recognized over the term of the note as additional interest expense using the effective interest method. We also settled our obligation under a third lease for our former San Diego, California sales office space, which totaled approximately $170,000.

      As a result of the lease terminations and settlements and the Company ceasing to use the leased facilities, we recorded lease termination expense and related costs totaling $4,707,000 in 2003. Included in this amount is $4,498,000 of past and future rental payments and $972,000 of accelerated amortization of leasehold improvements, less $763,000 of related deferred rent concessions.

Other Income (Expense), Net

      Other income (expense), net consists primarily of income from the sales of our ownership interests in other companies, a one-time sale of technology, interest income and expense, foreign currency fluctuation gains and losses and other miscellaneous items.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 28, 2003

      For the first six months of 2003, we incurred interest expense of $3,698,000, of which $2,571,000 was non-cash interest related to the issuance of common stock in exchange for investor guarantees on our bank line of credit and common stock purchase warrants issued to our bank, with the remaining $1,127,000 representing cash interest expense. In 2004, interest expense totaled $955,000, with the decrease in cash interest expense being primarily due to lower average balances outstanding on our bank line of credit. Interest rates on our line of credit with our bank were comparable in both periods.

      Foreign currency translation gains and losses fluctuated from a loss of $212,000 to a gain of $488,000 for the first six months of 2003 and 2004, respectively. This fluctuation was primarily due to a significant strengthening of the Japanese Yen and the Euro against the U.S. dollar in the fourth quarter of 2003 and continuing into the first quarter of 2004, and a strengthening of the dollar in the second quarter of 2004, which resulted in a net gain for the six months in 2004.

Fiscal Year 2003 Compared to 2002

      In 2003, other income (expense) includes interest expense of $12,859,000 of which $10,146,000 was stock-based interest related to the issuance of Common Stock in exchange for investor guaranties on our bank line of credit (discussed in detail below under "Borrowings"). The remaining interest expense was cash interest and fees incurred on our bank line of credit. In 2002 we recognized interest expense of $2,051,000, of which $541,000 related to the beneficial conversion feature of a bridge loan and the value of related stock warrants. Interest incurred on our bank line of credit was higher in 2003 compared to 2002 due to an interest rate of 9.5% for 2003 as compared to 5.5% for 2002.

      During 2002, we sold our remaining ownership interest in CreekPath Systems, Inc., resulting in a gain of $1,500,000. Also, during 2002, we recognized income of $1,200,000 related to the sale of a manufacturing license agreement. Both of these items are included in other income for 2002.

      The result of foreign currency translations fluctuated from a loss of $803,000 to a loss of $1,851,000 for 2002 and 2003, respectively. These fluctuations resulted primarily from a significant strengthening of the Japanese Yen and the Euro against the U.S. dollar in both 2002 and 2003, particularly in the last four months of 2003.

Fiscal Year 2002 Compared to 2001

      Interest income decreased from $86,000 for 2001 to $27,000 in 2002, due to the disposition of substantially all of our interest bearing assets by the end of the second quarter of 2002. Interest expense increased from $1,715,000 for 2001 to $2,051,000 for 2002, which included a non-cash interest charge of $541,000 related to the beneficial conversion feature of a bridge loan and the value of the related warrants. Other income (expense) items other than interest income and expense decreased from income of $2,181,000 for 2001 to income of $1,336,000 for 2002. A $1,719,000 gain on the sale of our investment in Sun Microsystems favorably impacted 2001. In June 2002, Exabyte sold its remaining ownership interest in CreekPath Systems, Inc. for total proceeds and a gain of $1,500,000 due to the interest in CreekPath Systems, Inc. previously being written down to zero. During the first quarter of 2002, we received and recognized $1,200,000 related to a sale of a manufacturing license agreement. Fluctuations in the dollar/Yen and dollar/Euro exchange rates resulted in a gain of $124,000 in 2001 and a loss of $803,000 in 2002.

Taxes

      In 2003 and the first six months of 2004, we recognized tax expense related solely to our foreign operations. In 2002, we recorded a benefit from income taxes in the amount of $402,000, primarily as a result of a Federal income tax refund received in the amount of $453,000. This refund was for a prior year filing and related to issues for which tax expense had previously been recorded. In 2001, we recognized $6,000 of income tax benefit. Based on cumulative operating losses over the prior five years and the uncertainty regarding future profitability, we continue to reserve 100% of our deferred tax assets. We believe a 100% valuation allowance will be required until the Company achieves a consistent and predictable level of profitability.

      At January 3, 2004, we had domestic net operating loss carry forwards available to offset future taxable income of approximately $216,000,000, which expire between 2005 and 2023. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Due to a cumulative ownership change of more than 50% over a three-year period which occurred in November 2001 in connection with the Ecrix merger, the portion of Exabyte's and Ecrix's pre-business combination tax carryovers totaling $153,000,000 that can be utilized in any one taxable year for federal tax purposes is limited to approximately $1,200,000 per year through 2021. Ownership changes after January 3, 2004 could further limit the utilization of our remaining net operating loss carry forward of $63,000,000, in addition to any losses incurred subsequent to January 3, 2004. As of January 3, 2004, we had approximately $85,000,000 of total net operating loss carry forwards to offset future taxable income.

Loss Per Share

      Basic and diluted loss per share was $0.56 for the first six months of 2003 and $0.08 in 2004. Outstanding common shares increased significantly subsequent to the first quarter of 2003 due to common shares issued for loan guaranties, which impacted the loss per share calculation in 2004. In addition, 2004 included a $4,225,000 deemed dividend relating to the exchange of preferred stock. Basic and diluted loss per share was $0.70 in 2003 compared to $1.02 in 2002. Included in the 2003 loss per share is $556,000, or $0.01 per share, related to the value of the consideration granted for the beneficial conversion of the Company's Series G preferred stock. In addition, outstanding common shares increased significantly in 2003 due to shares issued for loan guaranties. Basic and diluted loss per share decreased from $1.47 per share in 2001 to $1.02 per share for 2002. Included in the 2002 per share loss amount is a deemed dividend in the amount of $4,557,000, or $0.14 per share, related to the beneficial conversion feature of the Company's Series I preferred stock. Included in the 2001 and 2002 per share loss amounts are restructuring charges of $0.02 and $0.15 per share, respectively.

Liquidity And Capital Resources

Liquidity Issues

      We have incurred losses for the past several years and realized losses in the first six months of 2003 and 2004. In addition, at June 30, 2004, we had a stockholders' deficit of $5,625,000, and a working capital surplus of $9,411,000. We have evaluated various strategic alternatives that would increase working capital and liquidity.

      On May 3, 2004, we completed the sale of newly authorized Series AA preferred shares and common stock purchase warrants for total net proceeds of approximately $23.8 million in cash. These proceeds were, used to repay our line-of-credit with our bank and general working capital purposes. In addition, in November 2003, we entered into a Media and Distribution Agreement with, and sold preferred stock to, Imation and we received proceeds of $20 million in cash. These proceeds were also used primarily to repay our line-of-credit and meet other supplier requirements. During 2003, we also successfully negotiated and restructured the payment terms for certain amounts due to suppliers and settled our obligations due to various lessors for facilities. These negotiations and settlements resulted in the deferral of the payment of a portion of these amounts into 2005 and thereafter. Currently, our primary sources of liquidity are the Series AA offering proceeds, the Imation proceeds, availability under our line of credit with Silicon Valley Bank, notes payable to suppliers and others, and our ability to generate cash from operations. Based on current operating forecasts, we believe that cash from these sources, including the proceeds from the Series AA offering will be adequate to meet our cash needs until we achieve positive cash flows from operations and profitable operating results.

      An inability to increase revenue to the level anticipated in our forecasts, a loss of a major customer for VXA or other products, an interruption in delivery of manufactured products from suppliers, significant unbudgeted expenditures, or other adverse operating conditions could impact our ability to achieve our forecasted operating results, which may result in a need for additional funding from external sources. There is no assurance that additional funding will be available or available on terms acceptable to the Company.

Cash Flows

Six Months Ended June 30, 2004

      As of June 30, 2004, we have $7,659,000 in cash and cash equivalents and working capital of $9,411,000. During the first six months of 2004, we had $7,603,000 in cash used by operating activities, $1,090,000 used by investing activities and $9,373,000 provided by financing activities.

      The components of cash used by operations include our net loss of $3,766,000, reduced by depreciation and amortization expense, provision for uncollectible accounts receivable and sales returns and programs, and stock-based compensation and interest expense, and increased by gain on foreign currency translation, all of which totaled $1,488,000, net. In addition, cash flows from operating activities in the first six months of 2004 were impacted by an increase in accounts receivable due to increased sales in the month of June 2004, and decreases in accounts payable and accrued liabilities due to the use of the Series AA proceeds to repay payables and settle various inventory purchase commitments during the quarter. Cash provided by financing activities is comprised primarily of net proceeds from the issuance of the Series AA preferred stock of $23,763,000 and net proceeds from the issuance of common stock of $187,000, offset by net payments on our bank line-of-credit and other notes payable of $14,577,000. Cash used by investing activities relates to the purchase of equipment and leasehold improvements, including the costs associated with the implementation of new accounting and management information software.

      Our cash from operations can be affected by the risks involved in our operations, including revenue growth, the successful introduction and sales of new product offerings, control of product costs and operating expenses, and overall management of working capital items. Cash required for capital expenditures is expected to total approximately $1,500,000 in 2004 with $1,090,000 incurred in the first six months.

Six Months Ended June 28, 2003

      As of June 28, 2003, we had $1,348,000 in cash and cash equivalents and negative working capital of $24,266,000. During the first six months of 2003, $7,684,000 was provided by operating activities, $2,026,000 was used by investing activities and $4,974,000 was used by financing activities. Cash provided by operating activities was primarily related to the net reductions in inventory of $14,433,000 and accounts receivable of $5,819,000, net of our net loss of $24,632,000. Inventory decreased as a result of both reduced inventory quantities and increased inventory reserves on certain end of life and older products. The reduction in accounts receivable is a combination of an increase in the allowance for doubtful accounts of $5,962,000 as a result of the bankruptcy of a major customer, and improved cash collections during the period. Cash used by investing activities is due to capital expenditures, primarily incurred for tooling for VXA products, and cash used by financing activities represent net payments on our line of credit with our bank.

Fiscal 2003

         As of January 3, 2004, we had $6,979,000 in cash and cash equivalents and negative working capital of $6,256,000. In January 2004, we used a substantial portion of our cash balance to repay our bank line-of-credit balance of $6,498,000. During 2003, we had $23,258,000 in cash provided by operating activities, $2,393,000 used by financing activities and $14,550,000 used by investing activities.

      The components of cash provided by operations include our net loss of $43,692,000, reduced by depreciation and amortization expense, stock-based interest expense, provision for uncollectible accounts receivable and sales returns and programs, lease termination expense and loss on foreign currency translation, all of which totaled $27,573,000. In addition, cash flows from operating activities in 2003 was impacted by (1) a decrease in accounts receivable of $9,711,000 resulting from a reduction in days-sales-outstanding from 127 days at December 28, 2002 to 56 days at January 3, 2004, as well as the write-off of a $5,962,000 receivable balance from a significant customer that filed bankruptcy in 2003, (2) an increase in deferred revenue related to the $18,500,000 distribution fee received from Imation, (3) a decrease in inventory of $12,497,000 due to increased usage and disposition of inventory items during 2003, and (4) a decrease in accounts payable and accrued liabilities of $2,770,000 due in part to the use of the proceeds from the Media Distribution Agreement to pay aged payables and accrued liabilities. Cash used by financing activities is comprised primarily of net payments on the bank line-of-credit and other notes payable of $16,065,000 and the proceeds from the sale of preferred stock of $1,500,000. Cash used by investing activities relates to the purchase of equipment and leasehold improvements.

      Our cash from operations can be affected by the risks involved in our operations, including revenue growth, the successful introduction and sales of new product offerings, control of product costs and operating expenses, and overall management of working capital items. Cash required for capital expenditures is expected to total approximately $1,000,000 in 2004. This amount is significantly less than prior years due to decreased new product development activities and our overall lack of liquidity.

2002

      As of December 28, 2002, we had $664,000 in cash and cash equivalents and negative working capital of $5,199,000. From 2001 to 2002, our cash and cash equivalents decreased $1,533,000 due to $13,267,000 used by operating activities, $2,054,000 used by investing activities and $13,788,000 provided by financing activities. Cash used by operating activities was primarily attributable to our net loss of $29,072,000, but positively impacted from a $13,843,000 increase in accounts payable. Cash used by investing activities was primarily from capital expenditures of $3,903,000 offset by $1,590,000 in cash proceeds from sales of investments. Cash provided by financing activities was primarily a result of $7,081,000 from the issuance of stock, $1,000,000 from a bridge loan, net borrowings of $6,269,000 on our line of credit and principal payments of $1,013,000 on long-term debt obligations.

Borrowings

Line of Credit-Bank

      On June 18, 2002, the Company entered into a $25,000,000 line of credit agreement (the "Agreement") with Silicon Valley Bank ("SVB") that originally expired in June 2005. The purpose of the Agreement is to provide funds for general working capital needs. As of December 28, 2002, we were not in compliance with certain financial covenants included in the Agreement which constituted an event of default. In February 2003, SVB agreed to forbear from exercising its remedies as a result of the default, and in April 2003, we entered into the Third Modification Agreement ("Third Modification"). The Third Modification provided for borrowings of up to $20,000,000, based on a specified percentage of eligible accounts receivable, as defined, and a percentage of specified inventory balances, also as defined in the Agreement. Collateral for all borrowings included substantially all assets of the Company and the maturity date of the Agreement was revised to September 30, 2003. Interest under the Third Modification was charged at a rate equal to the prime rate plus 5.25%. The Fourth Modification Agreement increased the overadvance guaranties from $2,500,000 to $2,750,000 effective July 18, 2003.

      On October 10, 2003, we entered into the Fifth Modification Agreement which extended the Agreement through September 30, 2005, under similar terms and conditions. In April, 2004, we entered into a revised agreement (the "Revised Agreement") which provides for borrowings of up to $20,000,000 based on 75% of eligible accounts receivable (as adjusted). Eligible accounts receivable excludes balances greater than 60 days past due, certain foreign receivables and other items defined in the Revised Agreement. No borrowings are available based on inventory balances. Interest is being charged at the prime rate plus 2.0% (6.0%) retroactive to January 1, 2004 and the Revised Agreement also includes financial covenants relating to operating results, limits on inventory levels with product distributors, the maintenance of minimum levels of net worth or deficit and prohibits the payment of cash dividends. The Revised Agreement also includes certain acceleration clauses that may cause any outstanding balance to become immediately due in the event of default. As of January 3, 2004, we were in violation of the covenant relating to operating results for the fourth quarter of 2003. We obtained a waiver of such covenant violation in March 2004. As of March 31, 2004, we were in violation of the covenant relating to the maintenance of specified levels of net worth or deficit and received a waiver of such violation in April 2004. As of June 30, 2004, we were in compliance with the financial covenants included in the Revised Agreement. At June 30, 2004, we had no borrowings outstanding under the line of credit and $10,300,000 of borrowing availability under the revised Agreement.

      In connection with the Third Modification, SVB had notified the Company that it was in an "over advance" state with respect to its line of credit, and that in order for SVB to continue to allow the Company to borrow against the line, the Company was required to cause its CEO and a significant investor ("Guarantors") to agree to guarantee up to a maximum of $2,500,000 for advances in excess of the Company's credit limit (the "Guaranties"). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company's Common Stock. In addition, the Company agreed to issue a warrant to SVB as compensation for allowing access to the extended line of credit while the Guaranties were being negotiated. In addition, SVB required that each of the Guarantors enter into a subordination agreement ("Subordination Agreement"), whereby each Guarantor agreed to subordinate to SVB: (1) all of our present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor's present and future security interests in our assets and property. Additional guaranties for $250,000 of excess borrowings were obtained in July 2003 under similar terms. The Guaranties were terminated in November 2003. The excess borrowing availability was substantially utilized by the Company during the period of time that the Guaranties were in effect. Similar guaranties are not expected to be needed in the future.

Notes Payable - Suppliers

      During 2003, we entered into agreements with four of our largest suppliers that converted certain accounts payable and accrued liability amounts outstanding at December 28, 2002, totaling $20,900,000, to unsecured notes payable, which are due through 2005 and bear interest at rates ranging from zero to 5%. In September 2003, we entered into restructuring and note payable agreements (the Agreements) with a fifth supplier, Solectron Corporation ("Solectron"), for $8,991,000 which converted accounts payable and inventory purchase commitments to a note payable. Of this balance, $3,020,000 represented a current inventory purchase commitment which is non-interest bearing. In May 2004, we amended the Agreements and made a $2,020,000 prepayment on the note and revised the payment schedule. As of June 30, 2004, all inventory purchase commitments had been satisfied. The remaining balance of the note is unsecured and is due monthly through 2007 with interest at 9.0%. As of June 30, 2004, the total amount due under all notes payable - suppliers is $15,722,000, which is payable as follows: 2004 - $6,881,000; 2005 - $7,410,000; 2006 - $1,335,000;
2007 - $96,000.

      Through a lawsuit filed in February 2004, Solectron notified us that they were declaring the Company to be in default under the Agreements due to non-compliance with the inventory purchase provision of the Agreements, which required the purchase of a specified amount of inventory by December 31, 2003. We disputed this assertion and, based on consultation with our legal counsel, we were advised that we had meritorious defenses related to this claim. On March 5, 2004, we entered into an agreement with Solectron that modified certain provisions of the Agreement and cured the alleged default. As a result, Solectron agreed to dismiss the lawsuit pending the extension of certain letters of credit provided to Solectron by the Company, which was completed on March 8, 2004. In connection with the litigation, Solectron ceased production of products for us during the period between March 1, 2004 and the date of settlement, at which time production resumed.

Note Payable - Lessor

      In September 2003, we entered into a note payable in the amount of $3,060,000 with the lessor of certain of our former office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due, and bears interest at the prime rate for the first year (4.0% at January 3, 2004), 6.0% for years two through four and 10.0% for year five. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on our other borrowings. The discount will be recognized over the term of the note as additional interest expense using the effective interest method.

Media Distribution Agreement

      On November 7, 2003, we entered into a Media Distribution Agreement ("Media Agreement") with Imation whereby we granted Imation the exclusive worldwide marketing and distribution rights for the Company's proprietary removable data storage media. In exchange for such rights, Imation paid us a one-time distribution fee of $18,500,000.Under the Media Agreement, we agreed to grant Imation a second security interest in our intellectual property to secure the Company's obligations under the Media Agreement and a seat as an observer on our Board of Directors. The Media Agreement has an indefinite term, but provides for termination by Imation upon 180 days' prior written notice to the Company, or upon a material default by either party. If Imation terminates the Media Agreement because of a material default by Exabyte, we must pay Imation a prorated portion of the distribution fee (based on 10 years from November 7, 2003). If the Media Agreement is terminated by Imation, we are not obligated to refund any portion of the distribution fee. The Media Agreement provides for discounted sales prices to Imation which, in turn, reduces our gross margin on media revenue. On November 7, 2003, Imation also purchased 1,500,000 shares of the Company's Series I Preferred Stock for $1,500,000, which was exchanged for Series AA preferred shares in May 2004.

Other Non-Current Liabilities And Contractual Obligations

      We are committed to make certain payments for non-current liabilities including notes payable. Our cash payments due under these contractual obligations as of June 30, 2004 are as follows:

                                                  Less than 1      1 - 3         After
(In thousands)                                        year         years        3 years       Total
                                                      ----         -----        -------       -----
Notes payable                                       $10,421        $5,163        $3,054      $18,638
Operating leases                                        946         2,592            43        3,581
Capital lease obligations                                80            63            --          143
                                                    -------        ------        ------      -------
                                                    $11,447        $7,818        $3,097      $22,362
                                                    =======        ======        ======      =======

      We expect to fund these obligations through cash generated from operations and the proceeds from the sale of the Series AA preferred shares in May 2004.

      In addition, as of June 30, 2004, we have issued irrevocable letters-of-credit in favor of certain suppliers totaling $750,000, of which $250,000 expires on August 31, 2004, $250,000 expires on December 31, 2004, and $250,000 expires March 1, 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      In the ordinary course of our operations, we are exposed to certain market risks, primarily fluctuations in foreign currency exchange rates and interest rates. Uncertainties that are either nonfinancial or nonquantifiable, such as political, economic, tax, other regulatory or credit risks are not included in the following assessment of our market risks.

Foreign Currency Exchange Rates

      We have foreign subsidiaries whose operations expose us to foreign currency exchange rate fluctuations (See Note 1 to the Consolidated Financial Statements). Fluctuations in foreign currency exchange rates could impact remeasurement of our foreign denominated assets and liabilities into U.S. dollars and our future earnings and cash flows from transactions denominated in different currencies. At June 30, 2004, 29.8% of our total liabilities, consisting primarily of a note payable to a supplier, were denominated in foreign currencies. During 2003 and the first six months of 2004, 12.2% and 17.6%, respectively, of operating expenses were denominated in foreign currencies. Assets and revenue denominated in foreign currencies were not significant in 2003 or 2004. We have subsidiaries in Europe, Japan and Singapore whose accounting records are maintained in their local currency. Our exposure to currency exchange rate fluctuations is diversified due to the number of different countries in which we conduct business, although our most significant exposure relates to the Yen due to certain product supply agreements with, and a note payable to, a Japanese supplier. These agreements and note payable provided for payments at a fixed conversion rate of 120 Yen/dollar. Foreign currency gains and losses will continue to result from fluctuations in the exchange rates of these subsidiaries' operations compared to the U.S. dollar thereby impacting future operating results. We incurred a loss of $1,634,000 in 2003 and a gain of $392,000 the first six months of 2004 due to the foreign currency translation of the note payable to a supplier denominated in Yen at the fixed conversion rate. In addition, our cost of goods sold increased in 2003 and the first quarter of 2004 by $1,381,000 and $488,000, respectively, due to the fluctuation in the exchange rate of the Yen.

      Effective April 1, 2004 we revised the supply agreement with the Japanese supplier whereby subsequent product purchases are made in U.S. dollars at fixed prices. This agreement does not apply to payments under the note payable which will continue to be made in Yen at the fixed conversion rate.

      We purchase certain inventory components and services, denominated in Yen, from Japanese suppliers. We settle such payments at the prevailing spot rate. We prepared sensitivity analyses of our exposure from foreign assets and liabilities as of January 3, 2004, and our exposure from anticipated foreign revenue and operating expenses in 2004 using historical data and anticipated future activity to assess the impact of hypothetical changes in foreign currency exchange rates. Based upon the results of these analyses, we estimate that a hypothetical 10% unfavorable change in foreign currency exchange rates from the 2003 year end rates could have a $2,084,000 impact on liabilities. The expected impact on net revenue and operating expenses is not considered significant.

      As a result of the Revised Agreement with the Japanese supplier noted above, we believe our financial statement exposure for foreign currency fluctuations related to product purchases is not significant subsequent to June 30, 2004.

Interest Rates

      At June 30, 2004, we had no borrowings outstanding on our line of credit, and our interest rate on the line was prime plus 2.0% (6.25%). Fluctuations in rates during 2004 could impact our interest expense related to this line of credit. Other notes payable are at fixed rates throughout 2004.

      We prepared sensitivity analyses of our exposure to interest rate fluctuations to assess the impact of a hypothetical change in interest rates. Based on the results of these analyses, we estimate that a hypothetical 10% unfavorable change in interest rates with respect to our current rate of prime plus 2.0% could have a $52,000 impact on results of operations assuming an estimated average borrowing level of $8,000,000 during 2004. This risk is similar to the interest rate risk in 2003.

DIRECTORS AND EXECUTIVE OFFICERS

      There are currently eight directors on the Board. The Board is divided into three classes. One class is elected at each annual meeting of stockholders for a three-year term. Any vacancy on the Board (including a vacancy created by an increase in the size of the Board) can be filled by either a majority vote of the stockholders or a majority vote of the remaining directors. Any director elected to fill a vacancy serves for the remainder of the term of the class in which he or she was elected.

      In connection with the merger of Ecrix Corporation with a subsidiary of ours in November, 2001, three directors joined the Board of Directors as required by the Agreement and Plan of Merger dated August 22, 2001 (the "Ecrix agreement"). We agreed to take all actions necessary so that our Board of Directors at all times includes three directors who are nominated by the three directors designated in accordance with the Ecrix agreement. Any vacancy in one of the designated positions is to be filled by the remaining designated directors. If the investors (as defined in the Ecrix agreement) beneficially own less than 30% of the outstanding voting power of all of our voting securities, the number of directors which we are obligated to include as nominees on the Board of Directors is reduced so that the number of designated directors expressed as a percentage of our entire Board of Directors is approximately equal to the percentage of the outstanding voting power than beneficially owned by the investors, rounded to the nearest whole directorship but in any event not a majority. Further, if the investors beneficially own less than 10% of our outstanding voting power, the number of designees become zero. The investors include entities in which Meritage Investment Partners, LLC is the general partner. The three directors serving on our Board and having been designated under the Ecrix agreement are: G. Jackson Tankersley, Jr.; John R. Garrett; and Juan A. Rodriguez. Also Ms. Smeltzer McCoy was originally elected to the Board of Directors in 2002 in satisfaction of one of the requirements for the sale of Series I preferred stock in 2002.

      The directors and executive officers of the Company and their ages as of May 31, 2004, are as follows:

A. LAURENCE JONES

      Mr. A. Laurence Jones, age 51, has served as a director of Exabyte since May 1998, and served as non-executive Chairman of the Board from January 2002 until June 2002. He is currently the Chairman and CEO of Interelate Inc., a leading provider of outsourced Customer Relationship Management services. He is also the principal of Aegis Management, LLC, which provides high-level management consulting services. Mr. Jones served as President and Chief Executive Officer of Messagemedia, Inc., a provider of advanced email marketing services, from March 1999 until January 2002. Previously, Mr. Jones served as an independent operating affiliate of McCown DeLeeuw and Co., a private equity firm, and chairman of SARCOM, a national IT services company. From 1993 to 1998 Mr. Jones served as President and Chief Executive Officer of Neodata Services, Inc., a direct marketing services company with lead investor Hicks, Muse, Tate and Furst. Mr. Jones also served as President and Chief Executive Officer of GovPX, Inc., a leading financial information services provider from 1991 to 1993. From 1987 to 1991 Mr. Jones was with Automatic Data Processing and from 1977 to 1987 he was with Wang Laboratories. Mr. Jones also serves as a director of Activant Solutions, a private computer services company, and Realm Corporation, a private real estate software company.

G. JACKSON TANKERSLEY, JR.

      Mr. G. Jackson Tankersley, Jr., age 55, has served on Exabyte's Board of Directors since November 2001. Mr. Tankersley is a managing director of Meritage Private Equity Funds, a Denver-based private equity firm with more than $475 million of committed capital under management. Previously, Mr. Tankersley co-founded The Centennial Funds in 1981 and served as either its chief executive officer or chief investment officer until 1997. He began his career at Continental Illinois Bank in 1974 and joined its venture capital subsidiary in 1978. Mr. Tankersley also serves on the boards of directors of various private companies, including several Meritage portfolio companies. Mr. Tankersley previously served on the board of directors of Ecrix Corporation from 1996 until the merger of Ecrix with a subsidiary of Exabyte in November 2001.

JOHN R. GARRETT

      Mr. John R. Garrett, age 47, joined Exabyte as a director in December 2003. He is currently a managing director of Meritage Private Equity Funds, a Denver-based private equity firm with over $475 million of committed capital under management. Prior to joining Meritage upon its formation in 1999, Mr. Garrett was a shareholder of the Denver law firm of Brownstein Hyatt & Farber, where he served as head of the corporate and securities law practice group from 1995 to 1999. Previously, Mr. Garrett was a partner in the national law firm of Kirkland & Ellis in Denver and in New York City from 1986 to 1995. Mr. Garrett also serves on the board of directors of Xspedius Holding Corp., a Meritage portfolio company.

THOMAS E. PARDUN

      Mr. Thomas E. Pardun, age 60, has served as a director of Exabyte since April 1995. Mr. Pardun served as Chairman of the Board of Western Digital Corporation, an information storage provider, from January 2000 until December 2001, and Chairman of the Board and Chief Executive Officer of edge2net, Inc., a provider of voice, data and video services, from November 2000 until September 2001. Previously, Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint's West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product line evaluation. Mr. Pardun also serves as a director of Western Digital Corporation, as well as MegaPath Networks.

JUAN A. RODRIGUEZ

      Mr. Juan A. Rodriguez, age 63, has served as a director and Chief Technologist of Exabyte since November 2001, was its interim President and Chief Executive Officer from January 2002 until June 2002, and has served as its Chairman of the Board and Chief Technologist since June 2002. Mr. Rodriguez co-founded Ecrix Corporation in 1996 and was its Chairman of the Board and Chief Executive Officer since 1996. Mr. Rodriguez co-founded Storage Technology Corporation in 1969 after several years as an IBM tape technology engineer. While at Storage Technology Corporation, he served in vice presidential and general manager roles over Engineering, Hard Disk Operations and Optical Disk Operations. In 1985, Mr. Rodriguez co-founded Exabyte Corporation, where he held the positions of chairman, president and CEO through 1992. Mr. Rodriguez is an adjunct professor for the University of Colorado, Boulder College of Engineering and Applied Science.

LEONARD W. BUSSE

      Mr. Busse, age 65, became a director of Exabyte in October 2002. Mr. Busse is a Certified Public Accountant. From 1998 - 2000, Mr. Busse was the Chief Financial Officer and a director of Worldbridge Broadband Services of Lakewood, CO, a telecom technical services company. Prior to Worldbridge, he was the Managing Director and Chief Executive Officer of First Citizens Bank Limited in Trinidad and Tobago from 1994 - 1996. Mr. Busse was also the President and Chief Executive Officer of The Pacific Bank of San Francisco from 1993 - 1994 and provided consulting services through his consulting company, The Busse Group, from 1989 - 1993. Prior to these positions, he held various executive management positions with Continental Illinois National Bank of Chicago over 25 years.

STEPHANIE SMELTZER MCCOY

      Ms. McCoy, age 35, joined Exabyte as a director in September 2002. She is a Vice President with Meritage Private Equity Funds, a Denver-based private equity firm with over $475 million in committed capital under management. Prior to joining Meritage in 2001, Ms. McCoy earned an M.B.A. from Harvard Business School with high distinction as a George F. Baker Scholar. Previously, she was an investment banking professional with The Wallach Company in Denver, Colorado during 1999, and from 1995 to 1999 was an associate director with Arthur Andersen and co-founded the firm's corporate finance practice in Moscow, Russia. Ms. McCoy is a member of the American Institute of Certified Public Accountants. Ms. McCoy also serves on the board of directors of Trillion Partners, a Meritage portfolio company.

TOM W. WARD

      Mr. Tom Ward, age 47, joined Exabyte as its President and Chief Executive Officer and a director in June 2002. Mr. Ward founded Data Storage Marketing, a distributor of storage products, in 1987 and sold the company to General Electric in 1997. Mr. Ward founded Canicom in 1997, a call center company, which he sold to Protocol Communications, an integrated direct marketing company, in 2000, assuming the position of Chief Operating Officer until June 2001. Mr. Ward began his career with Storage Technology Corporation serving in several roles in engineering and marketing. He later joined MiniScribe as Director of Sales for High Performance Products.

CARROLL A. WALLACE

      Mr. Carroll Wallace, age 54, was engaged as a consultant in May 2003 to act as the interim Chief Financial Officer of Exabyte and became an employee and officer on November 1, 2003. Mr. Wallace was a partner at KPMG LLP from 1982 to 2002, at which time he retired from the firm. During Mr. Wallace's tenure at KPMG, he served as partner in charge of the audit department of the Denver, Colorado office from 1992 to 1995, and from 1995 through 2001, Mr. Wallace headed KPMG's Colorado technology practice which served companies ranging in size from early growth state to large diverse corporations.

      Mr. Wallace is the subject of an administrative proceeding commenced by the Securities and Exchange Commission in April, 1999, alleging that Mr. Wallace violated applicable auditing standards in the audit of financial statements of a public investment company for 1994 and 1995. The claims concern an alleged misclassification (in one year) and overstatement in the value of restricted securities held by the investment company in one particular portfolio company. Mr. Wallace denies all such claims. In December 2002, an administrative law judge at the SEC entered an initial decision adverse to Mr. Wallace and concluded that Mr. Wallace should be temporarily denied the privilege of practicing before the SEC as an accountant for one year. As stated in that decision, no fraud or investor losses were charged or proven. Mr. Wallace appealed the decision to the Commission, and in August 2003, the Commission upheld the findings of the administrative law judge and entered an administrative order against Mr. Wallace. Mr. Wallace requested and received a stay of the order and has appealed this decision to the United States Federal District Court of Appeals.

      The directors serve until the annual meeting of stockholders in the following years or their successors are elected and qualified: 2004, Mr. Jones and Mr. Tankersley; 2005, Mr. Garrett, Mr. Pardun and Mr. Rodriguez; 2006, Mr. Busse, Ms. Smeltzer McCoy and Mr. Ward.

      The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS

      During 2003 none of the Company's executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of the Company's directors or a member of the Company's Compensation Committee.

COMPENSATION OF DIRECTORS

      Currently, each director who is not an employee of Exabyte, with the exception of the Chairman of the Audit Committee, receives $15,000 as an annual retainer for his services as a director. The Chairman of the Audit Committee receives a $30,000 annual retainer. These retainers are paid in quarterly installments in cash or stock at the discretion of the individual directors. Non-employee directors receive $1,500 for each Board meeting they attend in person and $250 for each telephone Board meeting in which they participate. The Audit Committee members receive $750 per Audit Committee meeting in which they participate, and all other committee members receive $250 per committee meeting in which they participate. Non-employee directors are also reimbursed for out-of-pocket travel expenses in connection with their attendance at Board meetings.

      Meeting fees are payable in shares of restricted Common Stock instead of cash. The closing stock price on the day of each meeting is used to determine the number of shares granted to each director. The total number of restricted Common Stock shares issued to each director is issued at the end of the year. For 2003, a total of $60,000 and 506,808 shares of restricted Common Stock were issued to directors for their services rendered during fiscal 2003.

      Non-employee directors receive options under the Incentive Stock Plan. On January 27th of each fiscal year, each non-employee director that has been so for at least three months is automatically granted an option to purchase 15,000 shares of Common Stock. Upon initial election to the board all newly elected non-employee directors receive an option to purchase 25,000 shares. The exercise price of these options is equal to the fair market value of the stock as of the date of grant. Directors are also eligible to receive discretionary grants of options under the Incentive Stock Plan. During fiscal 2003, options covering a total of 100,000 shares were granted to non-employee directors as a group with a weighted average exercise price of $.485 per share.

SUMMARY OF COMPENSATION

      The following table provides summary compensation information paid to or earned by Exabyte's Chief Executive Officer, and the Company's two other executive officers at the end of fiscal 2003, (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                             ANNUAL COMPENSATION                AWARDS
                                                             -------------------                ------
                                                                                              SECURITIES            ALL OTHER
                                                            SALARY        BONUS               UNDERLYING          COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR           ($)(1)       ($)(2)             OPTIONS (#)(3)          ($)(4)(5)
---------------------------                  ----           ------       ------             --------------          ---------
TOM W. WARD(6)                               2003           300,000     225,000(2)             7,000,000                810
     President and Chief Executive           2002           166,154      75,000(2)             7,000,000              1,033
     Officer

JUAN A. RODRIGUEZ(7)                         2003           225,014      50,000(2)               940,000              3,176
     Chairman of the Board and               2002           225,014           0                  540,000              7,114
     Chief Technologist                      2001            28,409           0                  200,000                262

CARROLL A. WALLACE(8)                        2003            15,384      50,000(2)               400,000                 74
     Chief Financial Officer

(1) Includes amounts earned but deferred at the election of the Named Executive Officers under the 401(k) plan.

(2) 2002 bonus amounts include the value of 111,940 shares issued to Mr. Ward for a bonus earned in 2002. 2003 bonus amounts include the value of 745,214 shares issued to Mr. Ward, 52,631 shares issued to Mr. Rodriguez, and 52,631 shares issued to Mr. Wallace for bonuses earned in 2003.

(3)   We have not granted any SARs or restricted stock awards.

(4) As permitted by SEC rules, we have not shown amounts for certain perquisites where the amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(5) 2003 compensation includes the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the Named Executive Officers as follows: Mr. Ward, $810; Mr. Rodriguez, $3,176; and Mr. Wallace, $74.

      2002 compensation includes matching payments by Exabyte under the 401(k) plan for 2002 as follows: Mr. Ward, $807; and Mr. Rodriguez, $3,938. Also included in the 2002 compensation is the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the named Executive officers as follows: Mr. Ward, $226; and Mr. Rodriguez, $3,176.

      2001 compensation includes matching payments by Exabyte under the 401(k) plan for 2001 as follows: Mr. Rodriguez; as well as the dollar value of executive life insurance premiums paid by Exabyte in 2001 for the benefit of the Named Executive Officers as follows: Mr. Rodriguez, $262.

(6) Mr. Tom Ward was hired and appointed President and Chief Executive Officer on June 3, 2002.

(7) Mr. Rodriguez was appointed Interim Chief Executive Officer and President on January 20, 2002. He served in this position until June 2002, at which time he was appointed Chairman of the Board and Chief Technologist.

(8) Mr. Wallace was appointed Chief Financial Officer of Exabyte on November 1, 2003.

OFFICER SEVERANCE PROGRAM

      Exabyte has a severance program that provides for severance payments in the event that certain officers and other specified employees are terminated within one year after certain changes in control of Exabyte occur. The amounts payable under this program may vary dependent on the position of the terminated officer or employee. The program limits the amount payable to up to 12 months of compensation and also provides for the accelerated vesting of outstanding stock options held by the terminated officer or employee.

EMPLOYMENT AGREEMENT

      At the time of Mr. Ward's joining the Company in June, 2002, the Company and Mr. Ward entered into an employment agreement. The agreement provides for Mr. Ward to be the President and Chief Executive Officer of the Company. Either Mr. Ward or the Company is free to terminate his employment at any time for any reason. The employment agreement provides for a base salary of $300,000 per annum, subject to review at least annually, and a quarterly incentive bonus of up to $75,000 paid in stock at the then current fair market value upon achievement of mutually agreed goals. The employment agreement also covered stock options which were granted in 2002 to Mr. Ward and his purchase of preferred stock which was being sold at that time.

INCENTIVE STOCK PLAN

      The Board adopted the Incentive Stock Plan in January 1987. Due to a series of amendments, as of April 13, 2004 there were 9,500,000 shares of Common Stock authorized for issuance under the Incentive Stock Plan. The Incentive Stock Plan provides for the grant of both incentive stock options (which generally have a favorable tax treatment for the optionee) and non-statutory stock options to employees, directors and consultants. These grants are made at the discretion of the Board. The Incentive Stock Plan also provides for the non-discretionary grant of non-statutory stock options to our non-employee directors. In connection with the sale of Series G Preferred Stock on April 12, 2001, we revised the Incentive Stock Plan to provide that, Exabyte shall not, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders;

            - grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the grant; or

            - reduce the exercise price of any stock option granted under the Incentive Stock Plan.

      As of April 13, 2004, options to purchase 5,175,321 shares were outstanding under the Incentive Stock Plan and 385,931 shares were available for future grant.

STOCK OPTION GRANTS

      The following table contains information for fiscal 2003 concerning the grant of stock options under the Incentive Stock Plan, except as noted, to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                        NUMBER OF       % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                                        SECURITIES        OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                                        UNDERLYING      GRANTED TO                                    PRICE APPRECIATION FOR OPTION
                                         OPTIONS         EMPLOYEES        EXERCISE                              TERM(3)
                                         GRANTED         IN FISCAL         PRICE       EXPIRATION     -----------------------------
NAME                                      (#)(1)          YEAR(2)          ($/SH)         DATE            5% ($)         10% ($)
----                                    ---------       ----------        --------     ----------     -------------    ------------
Tom W. Ward                             7,000,000          48.92%          $0.147       8/22/2013        $657,132      $1,639,960

Juan A. Rodriguez                         100,000           0.70%          $0.181       3/21/2013        $ 11,382      $   28,846

                                          840,000           5.87%          $0.147       8/22/2013        $ 77,655      $  196,795

Carroll A. Wallace                        400,000           2.79%          $0.450      11/01/2013        $113,201      $  286,873

(1) Exabyte does not have a plan that provides for the issuance of SARs. Options under the Incentive Stock Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may be either non-statutory or incentive stock options. The exercise price of options granted under the Incentive Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. Options granted to certain executive officers and other members of management are subject to an agreement with Exabyte, which provides that, unless the board otherwise directs, options will fully vest upon a change in control. The Board may not reprice options granted under the Incentive Stock Plan.

(2) Based on options granted to Exabyte employees during fiscal 2003 to purchase 14,307,000 shares.

(3) The potential realizable value is based on the term of the option at the date of grant (10 years in each case). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exabyte's Common Stock. The amounts reflected in this table may never be achieved.

OPTION EXERCISES AND YEAR-END HOLDINGS

      The following table provides information concerning the exercise of options during fiscal 2003 and unexercised options held as of the end of fiscal 2003 for the Named Executive Officers:

                                                            NUMBER OF SECURITIES                   VALUE OF UNEXERCISED
                             SHARES                         UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                            ACQUIRED                           OPTIONS AT FY-END                         AT FY-END
                               ON           VALUE                    (#)(1)                               ($)(2)
                            EXERCISE       REALIZED      -------------------------------       -----------------------------
NAME                           (#)           ($)         EXERCISABLE       UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                        --------       --------      -----------       -------------       -----------     -------------
Tom W. Ward                     0             0           1,700,000         12,300,000           703,080         12,300,000
Juan A. Rodriguez               0             0             807,200            872,800           461,555            872,800
Carroll A. Wallace              0             0              16,000            384,000            12,960            384,000

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Exabyte's Common Stock (as noted) on January 2, 2004.

(2) Fair market value of Exabyte's Common Stock on January 2, 2004, the last trading day of fiscal 2003 ($1.26, based on the closing sales price reported on the Over the Counter Bulletin Board) less the exercise price of the option.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information concerning our equity compensation plan as of January 3, 2004.

                                                                                                    NUMBER OF SECURITIES
                                                         NUMBER OF                WEIGHTED          REMAINING AVAILABLE
                                                      SECURITIES TO BE             AVERAGE          FOR FUTURE ISSUANCE
                                                        ISSUED UPON             EXERCISE PRICE         UNDER EQUITY
                                                        EXERCISE OF             OF OUTSTANDING      COMPENSATION PLANS
                                                        OUTSTANDING                OPTIONS,        (EXCLUDING SECURITIES
                                                     OPTIONS, WARRANTS,          WARRANTS AND       REFLECTED IN COLUMN
                                                         AND RIGHTS                RIGHTS                  (A))
PLAN CATEGORY                                                (A)                     (B)                    (C)
-------------                                        ------------------         --------------     ---------------------
Equity compensation plans approved by                    12,088,741                 $1.14                  638,511
security holders(1)
Equity compensation plans NOT approved                   15,333,082                 $0.58                  407,049
by security holders(2)
TOTAL                                                    27,421,823                 $0.83                1,045,560

(1) Amounts include shares issued under the stock option plan approved by stockholders on July 30, 2002 for the issuance of options to Mr. Ward of up to 7,000,000 shares.

(2) Consists of the 1997 Non-Officers Stock Plan, under which options may be granted to employees who are not officers or directors of the Company, as well as a stock option plan approved by the Board of Directors in 2003 for the issuance of options to Mr. Ward for an additional 7,000,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding the ownership of Exabyte's Common Stock as of May 27, 2004 by:

            -     each director;

            - each current executive officer named in the Summary Compensation Table;

            - all of Exabyte's directors and the named Executive Officers as a group; and

            - all those known to be beneficial owners of more than five percent of Exabyte's Common Stock.


                                                                 BENEFICIAL OWNERSHIP(1c)
BENEFICIAL OWNER                                        NUMBER OF SHARES      PERCENT OF TOTAL
----------------                                        ----------------   -----------------------
MERITAGE INVESTMENT PARTNERS LLC(2)(4)                     64,765,543              52.22%
     1600 Wynkoop
     Suite 300
     Denver, CO 80202

JUAN A. RODRIGUEZ(3)(4)                                     1,390,037               1.27%
TOM W. WARD(3)(5)                                          11,935,421              10.45%
LEONARD W. BUSSE(3)                                           120,824                  *
JOHN R. GARRETT(3)                                             11,937                  *
A. LAURENCE JONES(3)                                          374,441                  *
THOMAS E. PARDUN(3)                                           200,725                  *
STEPHANIE SMELTZER MCCOY(3)                                   147,405                  *
G. JACKSON TANKERSLEY, JR.(3)(4)(5)                        70,360,083              54.40%
CARROLL A. WALLACE(3)                                          66,500                  *
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
     (9 persons)(7)                                        84,607,373              61.90%

      -----------
*     Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and 13G, if any, filed with the SEC. Subject to footnotes below and community property laws, where applicable, each of the stockholders named has sole power to vote and dispose of the shares indicated as beneficially owned. As required by Rule 13d-3(d), each of the names indicated in the table are deemed to be the beneficial owner of shares that the person has the right to acquire beneficial ownership of within 60 days of May 27, 2004.

      Applicable percentages are based on 108,250,414 shares outstanding on May 27, 2004, adjusted as required by Rule 13d-3(d)(1).

(2) This information is based on a Schedule 13D, dated November 20, 2003, filed with the SEC and subsequent information separately provided by Meritage Private Equity Fund, L.P. ("Meritage Fund"), a private equity investment fund, and Meritage Investment Partners, LLC ("Meritage Investment"), a manager of private equity investment funds and the sole general partner of Meritage Fund.

      Includes shares directly beneficially owned by Meritage Fund as follows:
      42,963,201 shares of Common Stock, 13,735.547 shares of Series AA Preferred stock (as-converted), and 4,208,344 shares of Common Stock issuable upon the exercise of several warrants.

      Also includes shares owned indirectly beneficially by Meritage Investment through two other funds in which it is the sole general partner as follows: 6,036,801 shares of Common Stock, 1,929,994 shares of Series AA Preferred stock (as-converted), and 543,317 shares of Common Stock issuable upon the exercise of several warrants.

      Meritage Fund is shown to have sole voting and dispositive power over 60,907,092 shares, representing 48.26% of the Common Stock. Meritage Investment is shown to have sole voting and dispositive power over all of the shares.

 (3) Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of May 27, 2004, as follows: Mr. Rodriguez, 959,300 shares; Mr. Ward, 3,043,750 shares; Mr. Busse, 17,600 shares; Mr. Garrett, 3,500; Mr. Jones, 206,400 shares; Mr. Pardun, 71,400 shares; Ms. McCoy, 11,200 shares; Mr. Tankersley, 19,400 shares; and Mr. Wallace, 66,500 shares.

(4) Includes shares underlying Series AA preferred stock as follows: Meritage Investment Partners LLC, 15,665,541 shares; and Mr. Tankersley, 510,065 shares. All shares are listed on an as-converted basis.

(5) Includes the shares listed for Meritage Investment Partners LLC under footnote 2, as to which Mr. Tankersley has voting and dispositive power by virtue of being a managing member of Meritage Investment Partners, LLC. Mr. Tankersley disclaims beneficial ownership of such shares. Also includes the following shares held by the following entities: Millennial Holdings LLC, 29,853 shares of Common Stock; 281,226 shares of Series AA preferred stock (as-converted) and 84,367 shares issuable upon the exercise of several warrants; The Millennial Fund, 12,212 shares of Common Stock; 101,323 shares of Series AA preferred stock (as-converted) and 30,396 shares of Common Stock issuable upon the exercise of several warrants; and Tankersley Family Limited Partnership, 21,404 shares of Common Stock, 127,516 shares of Series AA preferred stock (as-converted) and 38,254 shares of Common Stock issuable upon the exercise of several warrants. Mr. Tankersley is the managing member of Millennial Holdings LLC and sole general partner of Tankersley Family Limited Partnership and may be deemed to posses voting and dispositive power over shares held by such entities. Mr. Tankersley disclaims beneficial ownership of all such shares. The Millennial Fund is not a separate legal entity and Mr. Tankersley is the direct beneficial owner of all shares held in that name.

(7)   Includes shares described in the notes above, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Series G Issuance

      On April 12, 2001, we entered into an agreement with State of Wisconsin Investment Board ("SWIB"), under which we sold 1,500,000 shares of our Series G preferred stock to SWIB at $2.00 per share for total proceeds of $3,000,000.

      Merger and Series H Issuance

      On November 9, 2001, Ecrix Corporation merged into a subsidiary of Exabyte, and we issued a total of 10,000,000 shares of Exabyte common stock to the former Ecrix stockholders. Additionally, in conjunction with merger, certain investors of Ecrix purchased 9,650,000 shares of new Series H preferred stock of Exabyte at $1.00 per share. These transactions were approved by our stockholders. In the agreement for the Ecrix merger, we agreed that three persons designated by Ecrix would be nominated for election to the Exabyte board. As a result, Juan A. Rodriguez, G. Jackson Tankersley, and William J. Almon, Sr. were elected to the Exabyte board. The vacancy created by Mr. Almon's resignation in 2002 was filled by John R. Garrett in 2003. Exabyte also agreed that Exabyte's board would continue to include three directors (or such greater number of directors as shall constitute the maximum number of members that represent a numerical minority of the board) who are nominated by the Ecrix designees. Upon the death, resignation or removal of any Ecrix designee, Exabyte will cause the vacancy to be filled by a subsequent designee recommended by the remaining Ecrix designees then serving on the board. However, the total number of directors that may be designated by the Ecrix designees is subject to the following.

      If at any time the holders of Series H preferred stock beneficially own less than 30% of the voting power of all classes of Exabyte's voting securities, the number of directors that Exabyte is obligated to include on the board of directors will be reduced so that the number of these designees expressed as a percentage of the entire board of directors is approximately equal to the percentage of the outstanding voting power then beneficially owned by the holders of Series H preferred stock rounded to the nearest whole directorship but in any event not a majority; provided, that if the holders of Series H preferred stock beneficially own less than 10% of the outstanding voting power of all classes of Exabyte's voting securities, the number of Ecrix designees is zero.

      Series I Issuance

      On May 17, 2002 we entered into the Series I preferred stock purchase agreement with a number of purchasers. As amended, the agreement provided for the sale of a total of 8,400,000 shares of Series I preferred stock at $1.00 per share. The purchasers of Series I preferred stock included Meritage Private Equity Fund, L.P. and SWIB, both of which are significant stockholders of Exabyte. The purchasers of Series I preferred stock also included Mr. Ward and an entity related to Mr. Rodriguez.

      Under the terms of the Series I purchase agreement, Exabyte enlarged its board of directors to a total of eight, and Meritage Private Equity Fund, L.P., was permitted to designate the new director. Meritage previously had a representative on the board as a result of the merger of Ecrix Corporation into an Exabyte subsidiary in November 2001.

      Bank Guarantees

      In April 2003, the Company entered into a Third Modification Agreement of its line of credit agreement with Silicon Valley Bank ("SVB"). In connection with the Third Modification, SVB notified the Company that it was in an "over advance" state with respect to its line of credit, and that, in order for SVB to continue to allow the Company to borrow under the line, the Company was required to cause Tom Ward, the Company's Chief Executive Officer, and Meritage Private Equity Funds, L.P., a significant beneficial owner (together the "Guarantors"), to guarantee up to a maximum of $2,500,000 (with Mr. Ward and Meritage guaranteeing 10% and 90%, respectively, of the amount) for advances in excess of the Company's credit limit (the "Guaranties"). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company's common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement whereby each Guarantor agreed to subordinate to SVB: (1) all of the Company's present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor's present and future security interests in the Company's assets and property. Additional guaranties for $250,000 of excess borrowings from other guarantors were obtained in July 2003 under similar terms.

      As consideration for the Guaranties, the Company issued to the Guarantors (pro-rata) 25,000,000 shares of its common stock on April 21, 2003, 12,500,000 shares on July 15, 2003, 8,793,252 shares on September 15, 2003, and 3,706,748 shares on March 11, 2004. During July 2003, the Company entered into agreements with two additional shareholders to guarantee an additional $250,000 of borrowings from SVB in exchange for 2,500,000 common shares issued in July and an additional 1,500,000 shares issued in October 2003. The Company determined the fair value of all of the shares based on the market price of the Company's stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest expense during 2003. All of the Guaranties were terminated in November 2003. The excess borrowing availability was substantially utilized by the Company during the period of time that the Guaranties were in effect.

      Series AA Issuance

      On May 3, 2004, the following related parties purchased the number of shares of Series AA preferred stock and warrants following their name pursuant to the Purchase Agreement as described below:

                                                     SERIES AA               COMMON SHARES
NAME                                                  SHARES             UNDERLYING WARRANTS
Meritage Entrepreneurs Fund, L.P.                         80                     24,000
Meritage Private Equity Fund, L.P.                     4,384                  1,315,200
Meritage Private Equity Parallel Fund, L.P.              536                    160,800
The Millennial Fund                                       50                     15,000
Millennial Holdings LLC                                  100                     30,000
Tankersley Family Limited Partnership                     50                     15,000

      On April 30, 2004, Exabyte entered into the Purchase Agreement pursuant to which the Company issued and sold to the purchasers in a private placement (a) 25,000 shares of Series AA preferred stock of the Company and (b) warrants to purchase in the aggregate 7.5 million shares of Common Stock. The Company received in the aggregate gross proceeds of $25 million from this financing on May 3, 2004. Participants in the financing included a group of institutional investors and existing Exabyte shareholders.

      The Series AA preferred shares were priced at $1,000 per share and are convertible into 1,000 Common shares at $1 per share. The warrants to purchase Common Stock expire after five years and carry an exercise price of $1.00 per Common share. The conversion and exercise prices are subject to certain anti-dilution adjustments.

      Series AA Exchange

      In conjunction with the Purchase Agreement, the Company also entered into Exchange Agreements with all of the then existing holders of the Company's Series H and Series I preferred stock, pursuant to which such holders exchanged their preferred shares for Series AA preferred shares. The Series H preferred shares were converted into Series AA preferred shares on a one share for one share basis. The Series I preferred shares were converted as follows: one Series AA preferred share for each share of Common Stock the Series I holder would have received upon conversion, including the accrual of all dividends on the Series I shares through December 31, 2004. Under the Exchange Agreements, the Company issued a total of 19,909 Series AA Shares and warrants to purchase 5,972,712 shares of Common Stock. These warrants have the same terms as those issued to the Purchasers.

      The following related parties exchanged the number of shares indicated with the Company:

                                                         SERIES H SHARES      SERIES I SHARES        SERIES AA
PARTY                                                       EXCHANGED            EXCHANGED        SHARES RECEIVED
Meritage Private Equity Fund, L.P.                          3,896,890            2,411,200          13,736.000
Meritage Private Equity Parallel Fund, L.P.                   476,444              294,800           1,679.345
Meritage Entrepreneurs Fund, L.P.                              71,111               44,000             250.649
Millenial Holdings LLC                                         76,881               46,758             281.226
The Millenial Fund                                             21,773               13,242             101.000
Tankersley Family Limited Partnership                          32,884               20,000             127.516
Tom W. Ward                                                                      1,320,000           2,945.717

VALIDITY OF SECURITIES

      The validity of the securities offered hereby will be passed upon for us by Holland & Hart LLP.

EXPERTS

      The consolidated financial statements as of January 3, 2004 and December 28, 2002, and for each of the three years in the period ended January 3, 2004 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Exabyte's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address set forth above. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Consolidated Financial Statements

                                                                                                           Page
Report of Independent Registered Public Accounting Firm                                                    F-2
Consolidated Balance Sheets  - December 28, 2002 and January 3, 2004 and
          (unaudited) June 30, 2004                                                                        F-3
Consolidated Statements of Operations - Years ended December 29, 2001,
          December 28, 2002 and January 3, 2004 and (unaudited) Six Months Ended
          June 28, 2003 and June 30, 2004                                                                  F-5
Consolidated Statements of Stockholders' Equity (Deficit) - Years ended
          December 29, 2001, December 28, 2002 and January 3, 2004 and (unaudited)
          Six Months Ended March 31, 2004                                                                  F-6
Consolidated Statements of Cash Flows - Years ended December 29, 2001,
          December 28, 2002 and January 3, 2004 and (unaudited) Six Months Ended
          June 28, 2003 and June 30, 2004                                                                  F-8
Notes to Consolidated Financial Statements                                                                 F-10

Consolidated Financial Statement Schedules

      Years ended December 29, 2001, December 28, 2002, January 3, 2004, and
(unaudited) Six Months Ended June 30, 2004.

           Valuation and Qualifying Accounts                                                               II-8

      All other schedules are omitted because they are inapplicable, not required under the instructions, or the information is included in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Exabyte Corporation

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Exabyte Corporation and its subsidiaries at December 28, 2002 and January 3, 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has an accumulated deficit of $135,629,000 at January 3, 2004. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
March 30, 2004

Exabyte Corporation And Subsidiaries
Consolidated Balance Sheets

      (In thousands, except per share data)

                                                            December 28,  January 3,  June 30, 2004
                                                                2002         2004      (Unaudited)
                                                                ----         ----      -----------
ASSETS
Current assets:
   Cash and cash equivalents                                   $   664      $ 6,979      $ 7,659
   Accounts receivable, less allowances for uncollectible
       accounts and sales returns and programs of $3,559,
       $1,804 and (unaudited) $1,985, respectively              31,873       14,764       15,706
   Inventory, net                                               24,582       12,085       11,256
   Other                                                         1,851        1,777        1,351
                                                               -------      -------      -------
         Total current assets                                   58,970       35,605       35,792
                                                               -------      -------      -------

Equipment and leasehold improvements, net (Note 2)               4,924        2,781        3,040
Goodwill (Note 9)                                                7,428        7,428        7,428
Other non-current assets                                           803          315          407
                                                               -------      -------      -------

         Total non-current assets                               13,155       10,524       10,875
                                                               -------      -------      -------
               Total assets                                    $72,125      $46,129      $46,847
                                                               =======      =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                            $30,624      $ 8,843      $ 7,011
   Accrued liabilities (Note 3)                                 13,139        9,436        5,265
   Current portion of deferred revenue (Note 10)                 1,694        3,495        3,552
   Line of credit - Bank (Note 4)                               18,560        6,498           --
   Current portion of notes payable - suppliers (Note 4)            --       13,384       10,463
   Current portion of other non-current liabilities                152          510          270
                                                               -------      -------      -------
         Total current liabilities                              64,169       42,166       26,561
                                                               -------      -------      -------
   Notes payable, less current portion (Note 4)
      Suppliers                                                     --       11,014        5,259
      Others                                                        --        2,946        2,958
                                                               -------      -------      -------
                                                                    --       13,960        8,217
                                                               -------      -------      -------
   Accrued warranties, less current portion                      2,585          979        1,398
   Deferred revenue, less current portion (Note 10)                519       16,980       15,986
   Other liabilities, less current portion                         320          460          310
                                                               -------      -------      -------
         Total liabilities                                     $67,593      $74,545      $52,472
                                                               -------      -------      -------

        See accompanying notes to the consolidated financial statements.

Exabyte Corporation And Subsidiaries
Consolidated Balance Sheets (Continued)

      (In thousands, except per share data)

                                                                           December 28,     January 3,    June 30, 2004
                                                                               2002            2004        (Unaudited)
                                                                               ----            ----        -----------
Stockholders' equity (deficit) (Notes 5 and 6):
   Preferred stock; no series; $.001 par value; 18,350 shares
      authorized; no shares issued and outstanding                          $      --       $      --       $      --
   Preferred stock; series A; $.001 par value; 500 shares
      authorized; no shares issued and outstanding                                 --              --              --
   Series G convertible preferred stock; $.001 par value; 1,500 shares authorized, issued and outstanding at December 28, 2002;
      exchanged for common stock in 2003                                            1              --              --
   Series H convertible preferred stock; $.001 par value; 9,650 shares authorized; 9,650, 7,296 and (unaudited) 5,911 shares issued and outstanding, respectively; aggregate liquidation preference at January 3, 2004 of $7,296; exchanged for Series AA
      preferred shares in 2004                                                     10               7              --
   Series I convertible preferred stock; $.001 par value;
      10,000 shares authorized; 8,438, 9,321 and (unaudited)
      8,188 shares issued and outstanding, respectively;
      aggregate liquidation preference at January 3, 2004
      of $20,003; exchanged for Series AA preferred
      shares in 2004                                                                8               9              --
   Series AA convertible preferred stock; $.001 par value; 55 shares authorized; 45 shares issued and outstanding;
      aggregate liquidation preference at June 30, 2004 of
      $ 44,909                                                                     --              --              --
   Common stock, $.001 par value; 350,000 shares authorized;
      33,600, 93,017 and (unaudited) 107,118 shares
      outstanding, respectively                                                    34              93             107
   Additional paid-in capital                                                  98,476         107,682         134,241
   Treasury stock, 342, 96 and 96 shares at cost, respectively                 (2,060)           (578)           (578)
   Accumulated deficit                                                        (91,937)       (135,629)       (139,395)
                                                                            ---------       ---------       ---------
         Total stockholders' equity (deficit)                                   4,532         (28,416)         (5,625)
                                                                            ---------       ---------       ---------

Commitments and contingencies (Note 11)

                                                                            =========       =========       =========
               Total liabilities and stockholders' equity (deficit)         $  72,125       $  46,129       $  46,847
                                                                            =========       =========       =========

        See accompanying notes to the consolidated financial statements.

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Operations

      (In thousands, except per share data)

                                                         Fiscal Years Ended                       Six Months Ended
                                                         ------------------                       ----------------
                                            December 29,    December 28,     January 3,       June 28,        June 30,
                                                2001            2002           2004             2003           2004
                                                ----            ----           ----             ----           ----
                                                                                                    (Unaudited)
Net revenue                                  $ 158,438       $ 133,191       $  94,169       $  45,330       $  52,759
Cost of goods sold                             132,143         110,948          78,576          42,403          39,226
                                             ---------       ---------       ---------       ---------       ---------
   Gross profit (loss)                          26,295          22,243          15,593           2,927          13,533

Operating expenses:
   Selling, general and administrative          36,759          27,316          30,084          18,124          12,133
   Research and development                     25,184          23,713           9,826           5,588           4,643
   Lease terminations and related
   costs (Note 12)                                  --              --           4,707              --              --
                                             ---------       ---------       ---------       ---------       ---------
       Total operating expenses                 61,943          51,029          44,617          23,712          16,776
                                             ---------       ---------       ---------       ---------       ---------

   Loss from operations                        (35,648)        (28,786)        (29,024)        (20,785)         (3,243)

Other income (expense):
   Interest expense (Note 4):
      Stock-based                                   --            (541)        (10,146)         (2,571)            (88)
      Other                                     (1,715)         (1,510)         (2,713)         (1,127)           (867)
                                             ---------       ---------       ---------       ---------       ---------
          Total interest expense                (1,715)         (2,051)        (12,859)         (3,698)           (955)
   Gain (loss) on foreign currency
      translation                                  124            (803)         (1,851)           (212)            488
   Gain on sale of investment (Note 13)          1,719           1,500              --              --              --
   Sale of technology (Note 13)                     --           1,200              --              --              --
   Other, net                                      424            (534)            130             148             (27)
                                             ---------       ---------       ---------       ---------       ---------
   Loss before income taxes and
    equity in net loss of investee             (35,096)        (29,474)        (43,604)        (24,547)         (3,737)

Income tax (expense) benefit                         6             402             (88)            (85)            (29)
Equity in net loss of investee (Note 13)          (343)             --              --              --              --
                                             ---------       ---------       ---------       ---------       ---------

   Net loss                                    (35,433)        (29,072)        (43,692)        (24,632)         (3,766)

Deemed dividend related to beneficial
   conversion features and exchange
   of preferred stock(Note 17)                      --          (4,557)           (556)             --          (4,225)
                                             ---------       ---------       ---------       ---------       ---------
Net loss available to common
stockholders                                 $ (35,433)      $ (33,629)      $ (44,248)      $ (24,632)      $  (7,991)
                                             =========       =========       =========       =========       =========

Basic and diluted loss per share             $   (1.47)      $   (1.02)      $   (0.70)      $   (0.56)      $   (0.08)
                                             =========       =========       =========       =========       =========

Weighted average common shares used
   in calculation of basic and diluted
   loss per share                               24,052          33,022          63,617          43,896         101,103
                                             =========       =========       =========       =========       =========

        See accompanying notes to the consolidated financial statements.

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Stockholders' Equity (Deficit)

(In thousands, except per share data)


                                                               Preferred Stock                        Common Stock
                                              ----------------------------------------------      --------------------
                                              Series G      Series H    Series I   Series AA      Shares        Amount
                                              --------      --------    --------   ---------      ------        ------
Balances at December 30, 2000                  $   --        $   --      $   --      $   --       23,234        $   23
Common stock options exercised at
   $0.65 per share                                 --            --          --          --           14            --
Common stock issued pursuant to Employee
   Stock Purchase Plan at $.079 and $0.82
   per share                                       --            --          --          --          102            --
Issuance of 9,560 shares of Series H
   preferred stock at $2.00 per share               1            --          --          --           --            --
Issuance of 1,500 shares of Series G
   preferred stock at $1.00 per share              --            10          --          --           --            --
Common stock issued pursuant to
   acquisition at $0.72 per share                  --            --          --          --       10,000            10
Options granted to employees of acquired
   company                                         --            --          --          --           --            --
Issuance of common stock warrants                  --            --          --          --           --            --
Net loss for the year                              --            --          --          --           --            --
                                               ------        ------      ------      ------       ------        ------
Balances at December 29, 2001                       1            10          --          --       33,350            33
Common stock options exercised at $0.65
   and $0.80 per share                             --            --          --          --           95            --
Common stock issued pursuant to Employee
   Stock Purchase Plan at $0.45 and $0.94
   per share                                       --            --          --          --           85            --
Common stock options issued to
   non-employees                                   --            --          --          --           --            --
Issuance of 8438 shares of Series I
   preferred stock at $1.00 per share              --            --           8           8           --            --
Issuance of common stock warrants                  --            --          --          --           --            --
Common stock issued for compensation               --            --          --          --           --             1
Common stock dividend                              --            --          --          --           70            --
Net loss for the year                              --            --          --          --           --            --
                                               ------        ------      ------      ------       ------        ------
Balances at December 28, 2002                       1            10           8           8       33,600            34
Common stock options exercised at $0.18
   and $0.74 per share                             --            --          --          --           22            --

                                              Additional     Treasury                        Total
                                                Paid-In       Stock       Accumulated    Stockholders'
                                                Capital       Amount        Deficit     Equity (Deficit)
                                                -------       ------        -------     ----------------
Balances at December 30, 2000                  $ 69,154     $  (2,742)     $ (27,377)      $  39,058
Common stock options exercised at
   $0.65 per share                                   --            --             --              --
Common stock issued pursuant to Employee
   Stock Purchase Plan at $.079 and $0.82
   per share                                         82            --             --              82
Issuance of 9,560 shares of Series H
   preferred stock at $2.00 per share             2,999            --             --           3,000
Issuance of 1,500 shares of Series G
   preferred stock at $1.00 per share             9,640            --             --           9,650
Common stock issued pursuant to
   acquisition at $0.72 per share                 7,190            --             --           7,200
Options granted to employees of acquired
   company                                        1,006            --             --           1,006
Issuance of common stock warrants                   191            --             --             191
Net loss for the year                                --            --        (35,433)        (35,433)
                                               --------     ---------      ---------       ---------
Balances at December 29, 2001                    90,262        (2,742)       (62,810)         24,754
Common stock options exercised at $0.65
   and $0.80 per share                               62            --             --              62
Common stock issued pursuant to Employee
   Stock Purchase Plan at $0.45 and $0.94
   per share                                         63            --             --              63
Common stock options issued to
   non-employees                                     77            --             --              77
Issuance of 8438 shares of Series I
   preferred stock at $1.00 per share             7,998            --             --           8,006
Issuance of common stock warrants                   541            --             --             541
Common stock issued for compensation               (582)          682             --             101
Common stock dividend                                55            --            (55)             --
Net loss for the year                                --            --        (29,072)        (29,072)
                                               --------     ---------      ---------       ---------
Balances at December 28, 2002                    98,476        (2,060)       (91,937)          4,532
Common stock options exercised at $0.18
   and $0.74 per share                               13            --             --              13

         See accompanying notes to the consolidated financial statements

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Stockholders' Equity (Deficit) (Continued)

(In thousands, except per share data)


                                                               Preferred Stock                        Common Stock
                                              ----------------------------------------------      --------------------
                                              Series G      Series H    Series I   Series AA      Shares        Amount
                                              --------      --------    --------   ---------      ------        ------
Common stock issued pursuant to
   Employee Stock Purchase Plan at
   $.08 per share                                  --            --          --          --           21            --
Issuance of 1,500 shares of Series I
   preferred stock at $1.00 per share              --            --           1          --           --            --
Issuance of common stock warrants                  --            --          --          --           --            --
Common stock issued under loan
   guaranties                                      --            --          --          --       50,043            50
Common stock issued for compensation               --            --          --          --          263            --
Common stock issued for settlement of
   accounts payable                                --            --          --          --        2,943             3
Common stock dividend                              --            --          --          --          223            --
Conversion of preferred stock to
   common stock                                    (1)           (3)         --          --        5,902             6
Net loss for the year                              --            --          --          --           --            --
                                               ------        ------      ------      ------       ------        ------
Balances at January 3, 2004                    $   --        $    7      $    9      $   --       93,017        $   93
                                              Additional     Treasury                        Total
                                                Paid-In       Stock       Accumulated    Stockholders'
                                                Capital       Amount        Deficit     Equity (Deficit)
                                                -------       ------        -------     ----------------
Common stock issued pursuant to
   Employee Stock Purchase Plan at
   $.08 per share                                     2            --             --               2
Issuance of 1,500 shares of Series I
   preferred stock at $1.00 per share             1,499            --             --           1,500
Issuance of common stock warrants                    71            --             --              71
Common stock issued under loan
   guaranties                                     8,394            --             --           8,444
Common stock issued for compensation             (1,151)        1,482             --             331
Common stock issued for settlement of
   accounts payable                                 380            --             --             383
Common stock dividend                                --            --             --              --
Conversion of preferred stock to
   common stock                                      (2)           --             --              --
Net loss for the year                                --            --        (43,692)        (43,692)
                                              ---------     ---------     ----------       ---------
Balances at January 3, 2004                   $ 107,682     $    (578)    $ (135,629)      $ (28,416)

         See accompanying notes to the consolidated financial statements

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Stockholders' Equity (Deficit) (Continued)

(In thousands, except per share data)

                                                                  Preferred Stock                    Common Stock
                                              -----------------------------------------------    ---------------------
                                              Series G      Series H     Series I   Series AA    Shares         Amount
                                              --------      --------     --------   ---------    ------         ------
Balances at January 3, 2004                    $   --        $    7      $     9     $   --       93,017        $   93
Activity after January 3, 2004 is
unaudited
Common stock options exercised at
   $0.89 to $1.60 per share                        --            --           --         --          289            --
Common stock issued for compensation               --            --           --         --        2,759             3
Common stock issued under loan
   guaranties                                      --            --           --         --        3,707             4
Issuance of common stock warrants                  --            --           --         --           --            --
Conversion of preferred stock to common
   stock                                           --            (1)          (3)        --        6,948             7
Common stock issued pursuant to
   Employee Stock Purchase Plan at
   $.748 per share                                 --            --           --         --           21            --
Exchange of Series H and I preferred
   stock to Series AA preferred stock              --            (6)          (6)        --           --            --
Issuance of 25 shares of Series AA
   preferred stock at $1,000 per share,
   net of offering costs                           --            --           --         --           --            --
Common stock dividend                              --            --           --         --          377            --
Net loss for the period                            --            --           --         --           --            --
                                               ------        ------      -------     ------      -------        ------
Balances at June 30, 2004                      $   --        $   --      $    --     $   --      107,118        $  107
                                               ======        ======      =======     ======      =======        ======

                                                 Additional     Treasury                         Total
                                                  Paid-In        Stock       Accumulated     Stockholders'
                                                  Capital        Amount        Deficit      Equity (Deficit)
                                                  -------        ------        -------      ----------------
Balances at January 3, 2004                      $ 107,682      $   (578)    $ (135,629)       $ (28,416)
Activity after January 3, 2004 is
unaudited
Common stock options exercised at
   $0.89 to $1.60 per share                            171            --             --              171
Common stock issued for compensation                   885            --             --              888
Common stock issued under loan
   guaranties                                        1,627            --             --            1,631
Issuance of common stock warrants                       88            --             --               88
Conversion of preferred stock to common
   stock                                               (3)            --             --               --
Common stock issued pursuant to
   Employee Stock Purchase Plan at
   $.748 per share                                      16            --             --               16
Exchange of Series H and I preferred
   stock to Series AA preferred stock                   12            --             --               --
Issuance of 25 shares of Series AA
   preferred stock at $1,000 per share,
   net of offering costs                            23,763            --             --           23,763
Common stock dividend                                   --            --             --               --
Net loss for the period                                 --            --         (3,766)          (3,766)
                                                 ---------      --------     ----------        ---------
Balances at June 30, 2004                        $ 134,241      $   (578)    $ (139,395)       $  (5,625)
                                                 =========      ========     ==========        =========

         See accompanying notes to the consolidated financial statements

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Cash Flows

      (In thousands)

                                                               Fiscal Years Ended                     Six Months Ended
                                                    -----------------------------------------      -----------------------
                                                    December 29,   December 28,    January 3,      June 28,       June 30,
                                                        2001           2002           2004           2003           2004
                                                        ----           ----           ----           ----           ----
                                                                                                         (Unaudited)
Cash flows from operating activities:
   Net loss                                           $(35,433)      $(29,072)      $(43,692)      $(24,632)      $ (3,766)
   Adjustments to reconcile net loss to net
      cash provided (used) by operating
      activities:
      Depreciation and amortization                      8,874          6,724          3,688          2,426            831
      Write-down of assets                                  --          4,071             --             --             --
      Provision for uncollectible accounts
         receivable and sales returns and
         programs                                        2,904          3,749          7,398          6,934            265
      Equity in loss of investee                           343             --             --             --             --
      Lease termination expense                             --             --          4,707             --             --
      Gain on sale of investment                        (1,719)        (1,500)            --             --             --
      Stock-based compensation expense                      --            178            331            181            696
      Stock-based interest expense                          --            541         10,146          2,571             88
      Loss (gain) on disposal of equipment
        and leasehold improvements                          --            106           (124)             -             --
      Loss (gain) on foreign currency
      translation of non-current liability                  --             --          1,634             --           (392)
      Changes in assets and liabilities,
         net of effects of business combination:
         Accounts receivable, net                        9,821         (9,194)         9,711          5,819         (1,207)
         Inventory, net                                 15,129          4,723         12,497         14,433            829
         Other current assets                            1,315           (174)            74            453            426
         Other non-current assets                            5              5            488            257            (92)
         Accounts payable                               (8,653)        13,843           (452)         1,928         (1,832)
         Accrued liabilities                            (5,661)        (1,234)        (2,318)        (1,516)        (2,348)
         Deferred revenue                                   --             --         18,262             --           (937)
         Other non-current liabilities                   1,162         (6,033)           908         (1,170)          (164)
                                                      --------       --------       --------       --------       --------
            Net cash provided (used) by
              operating activities                     (11,913)       (13,267)        23,258          7,684         (7,603)
                                                      --------       --------       --------       --------       --------
Cash flows from investing activities:
   Proceeds from sale of investments                     1,719          1,590             --             --             --
   Purchase of equipment and leasehold
      improvements                                      (1,751)        (3,903)        (2,695)        (2,026)        (1,090)
   Acquisition, net of cash acquired                     2,766             --             --             --             --
   Proceeds from sale of equipment and
      leasehold improvements                                94            259            302             --             --
                                                      --------       --------       --------       --------       --------
         Net cash provided (used) by
           investing activities                          2,828         (2,054)        (2,393)        (2,026)        (1,090)
                                                      --------       --------       --------       --------       --------

        See accompanying notes to the consolidated financial statements.

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Cash Flows (Continued)

      (In thousands)

                                                               Fiscal Years                          Six Months Ended
                                                -------------------------------------------      -------------------------
                                                December 29,    December 28,     January 3,       June 28,        June 30,
                                                    2001            2002            2004            2003            2004
                                                    ----            ----            ----            ----            ----
                                                                                                       (Unaudited)
Cash flows from financing activities:
   Proceeds from issuance of common and
      preferred stock                               12,733           7,081           1,515              --          23,950
   Cash overdraft                                   (2,343)             --              --              --              --
   Decrease (increase) in restricted cash             (451)            451              --              --              --
   Borrowings under bridge loan                         --           1,000              --              --              --
   Borrowings under line of credit - Bank          181,454         147,247         113,987          47,093          47,503
   Payments under line of credit - Bank           (181,470)       (140,978)       (126,050)        (51,161)        (54,001)
   Principal payments on notes payable and
      other non-current liabilities                 (1,800)         (1,013)         (4,002)           (906)         (8,079)
                                                 ---------       ---------       ---------       ---------       ---------
         Net cash provided (used) by
         financing activities                        8,123          13,788         (14,550)         (4,974)          9,373
                                                 ---------       ---------       ---------       ---------       ---------
Net increase (decrease) in cash and cash
   equivalents                                        (962)         (1,533)          6,315             684             680
Cash and cash equivalents at beginning of
   period                                            3,159           2,197             664             664           6,979
                                                 ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents at end of period       $   2,197       $     664       $   6,979       $   1,348       $   7,659
                                                 =========       =========       =========       =========       =========
Supplemental disclosures of other cash and
   non-cash investing and financing
      activities:
   Interest paid in cash                         $  (1,715)      $  (1,510)      $  (2,713)         $   --          $   --
   Income taxes paid                                  (175)           (150)             --              --              --
   Income tax refund received                           --             453              --              --              --
   Purchase of equipment under capital
      lease obligations                                 --              57              --              --              --
   Settlement of accrued liability recorded
      as goodwill                                       --           2,721              --              --              --
   Conversion of bridge loan plus accrued
      interest to Series I preferred stock              --           1,051              --              --              --
   Conversion of accounts payable to notes
      payable                                           --              --          20,946          16,629              --
   Conversion of accrued liabilities to
      notes payable                                     --              --           4,049           4,049              --
   Non-cash principal reduction on note
      payable                                           --              --              --            (184)             --
   Common stock issued in settlement of
      accounts payable                                  --              --             383              --              --
   Common stock issued in satisfaction of
      liability related to overadvance
      loan guarantees                                   --              --              --              --           1,631
   Common stock issued in satisfaction of
      accrued compensation                              --              --              --              --             330
Reconciliation of the effects of business
   combination:
      Fair value of net assets acquired          $  21,495
      Cash purchase price                           (1,809)
      Fair value of common stock and
         options issued                             (8,206)
                                                 ---------
      Liabilities assumed                        $  11,480
                                                 =========

        See accompanying notes to the consolidated financial statements.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note 1 - Operations and Summary of Significant Accounting Policies

Business, Liquidity and Basis of Presentation

      Exabyte Corporation ("Exabyte" or the "Company") was incorporated on June 5, 1985 under the laws of the state of Delaware. Exabyte markets, designs and manufactures storage products including VXA(R), and MammothTape(TM) drives, as well as automation for VXA(R), MammothTape(TM) and LTO(TM) (Ultrium(TM)) technologies. Exabyte also provides its own brand of recording media and provides worldwide service and customer support to its customers and end users. The Company has reported its results of operations on the basis of a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. There were 53 weeks in fiscal 2003 and 52 weeks in fiscal 2002 and 2001. The year ended January 3, 2004 is referred to as "2003" in the accompanying notes to the consolidated financial statements. Beginning with the three months ended March 31, 2004, the Company will report its operating results on a calendar month, quarter and annual basis. During 2003, Nasdaq delisted the Company's stock, which is now traded on the OTC Bulletin Board.

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses in fiscal 2001, 2002 and 2003 and for the six months ended June 30, 2004, and had a stockholders' deficit and working capital deficit of $28,416,000 and $6,561,000, respectively as of January 3, 2004. At June 30, 2004, the Company had a stockholders' deficit of $5,625,000 and a working capital surplus of $9,411,000.

      The Company has evaluated various strategic alternatives that would result in increased working capital and liquidity. These alternatives have included one or more of the following:

            -     Proceeds from debt or equity fund raising activities;

            -     sale of all or a portion of operating assets;

            -     continued restructuring of current operations;

            -     strategic alliance or business combination; or

            - restructuring of payment terms of notes payable to certain suppliers.

      As of January 3 and June 30, 2004, it was necessary for the Company to take one or more of these actions in order to have adequate funds to support its operations in 2004. If the Company is not successful in achieving one or more of these actions, it may not be able to continue as a going concern. As of January 3 and June 30, 2004, the accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As discussed more fully in Note 17, on May 3, 2004 the Company sold preferred stock and common stock purchase warrants for net proceeds of $23,763,000.

      Through June 30, 2004, the Company's primary sources of funds for operations have been cash generated from operations, its revolving line of credit with a bank, the proceeds from the Media Distribution Agreement with Imation Corp. received in the fourth quarter of 2003 and the net proceeds from the sale of preferred stock and common stock purchase warrants.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited interim consolidated financial statements as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 have been prepared on a basis consistent with the annual consolidated financial statements, and reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation in accordance with accounting principles generally accepted in the United States of America. The results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year. All information included in the accompanying interim consolidated statements, and the related notes thereto, of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 are unaudited. In addition, information as of or for any period subsequent to June 30, 2004 is unaudited.

      The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which require the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Accordingly, actual results could differ from the estimates used.

Cash and Cash Equivalents

      Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have original maturities of three months or less at the date of purchase. The Company has no cash equivalents at December 28, 2002, or January 3, 2004. Cash equivalents at June 30, 2004 totaled approximately $7,300,000 and consisted of an investment in a short-term money market fund.

Inventory

      Inventory is recorded at the lower of cost or market using the first-in, first-out method, and includes materials, labor and manufacturing overhead. Inventory is presented net of reserves for excess quantities and obsolescence of $13,130,000, $11,353,000 and $8,199,000 at December 28, 2002, January 3, 2004
and June 30, 2004, respectively, and consists of the following:

                                     December 28,  January 3,    June 30,
                                         2002        2004         2004
                                         ----        ----         ----
(In thousands)                                                 (Unaudited)
Raw materials and component parts      $11,038      $ 6,450      $ 5,963
Work-in-process                            834           --           --
Finished goods                          12,710        5,635        5,293
                                       -------      -------      -------
                                       $24,582      $12,085      $11,256
                                       =======      =======      =======

Equipment and Leasehold Improvements

      Equipment and leasehold improvements are recorded at cost. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the respective assets. Software, computers, furniture and machinery/equipment are depreciated over three years. Leasehold improvements are amortized over the useful life of the asset or the lease term (three to twelve years), whichever is less. Maintenance and repairs are expensed as incurred.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The Company continually evaluates long-lived assets, based on the net future cash flow expected to be generated from the asset on an undiscounted cash flow basis, whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable. If that analysis indicates that an impairment has occurred, the Company measures the impairment based on a comparison of discounted cash flows or fair values, whichever is more readily determinable, to the carrying value of the related asset.

Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, borrowings under the Company's line of credit and other notes payable, and the current portion of other non-current liabilities in the consolidated balance sheets approximate fair value due to the short-term maturity of these instruments. The fair value of non-current notes payable and capital leases was estimated by discounting the future cash flows using market interest rates and does not differ significantly from the amounts reflected in the consolidated balance sheets.

Goodwill

      In June of 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations" ("FAS 141") and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("FAS 142").

      FAS 141 was effective for the Company for all business combinations initiated after June 30, 2001, and mandates the purchase method to account for all business combinations. The Company accounted for its business combination with Ecrix Corporation ("Ecrix"), which was completed on November 9, 2001, under the provisions of FAS 141. Under the purchase method, the purchase price of an acquired business is allocated to the individual tangible and intangible assets acquired and liabilities assumed based upon estimated fair values at the date of acquisition. Any excess of the purchase price over the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Goodwill is accounted for under the provisions of FAS 142.

      The Company adopted FAS 142 on January 1, 2002. Under FAS 142, goodwill is assigned to one or more reporting units based upon certain criteria, is tested for impairment upon adoption of FAS 142 and annually thereafter, and is no longer amortized. No amortization expense was recorded in 2001, as the Ecrix combination was completed subsequent to June 30, 2001. Upon adoption of FAS 142, the Company concluded that it has one reporting unit, and in 2002 the Company completed the transitional and annual impairment tests using the following approach: (1) Calculate the fair value of the Company based on quoted market prices of the Company's stock, and compare such amount with the Company's carrying value (stockholders' equity or deficit), including goodwill; (2) If the fair value of the Company is less than its carrying amount, measure the amount of impairment loss, if any, by comparing the implied fair value of the goodwill with the carrying amount of such goodwill; (3) If the carrying amount of the goodwill exceeds its implied fair value, recognize that excess as an impairment loss. Using this method, the Company determined that the fair value of the reporting unit, including goodwill, exceeded carrying value as of December 28, 2002, January 3, 2004 and June 30, 2004 and, accordingly, goodwill is not considered to be impaired.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, shipment or delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met upon shipment or delivery of products and transfer of title and risk of loss to customers. Product sales to certain distributors and resellers are subject to agreements allowing certain limited rights of return, marketing related rebates and price protection on unsold merchandise. Accordingly, the Company records an allowance for estimated future returns, marketing rebates and for price protection in the period of the sale based on contractual terms and historical data. The Company sells to certain original equipment manufacturers ("OEM's") and other customers, which require that the Company maintain inventory at third party warehouses. Revenue from these sales is recognized when title transfers, which is generally when the OEM or customer takes possession of the inventory from the warehouses. Revenue for out-of-warranty service repairs is recorded when the service has been performed and the product has been returned to the customer. Revenue for on-site warranty contracts is deferred and amortized using the straight-line method over the contract period. Shipping and handling costs are included in cost of goods sold.

      The distribution fee received by the Company in connection with the Media Distribution Agreement ("Media Agreement") discussed in Note 10 was recorded as deferred revenue and is being amortized using the straight-line method over ten years, which represents the estimated period over which existing media products will be sold. In addition, under certain circumstances the distribution fee may be refundable on a pro-rata basis over a ten year period from the date of the Media Agreement.

Foreign Currency Transactions and Remeasurement

      The U.S. dollar is the functional currency of the consolidated corporation including its subsidiaries. For the Company's foreign subsidiaries, monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates in effect at the balance sheet date and non-monetary assets are remeasured at historical rates. Results of operations are remeasured using the average exchange rates during the period. The Company recorded net foreign exchange gains (losses) related to these remeasurements of $(438,000), $608,000 and $(31,000) in 2001, 2002 and 2003, respectively and $(33,000) and $120,000 for the six months ended June 28, 2003 and June 30, 2004, respectively. From time to time, the Company enters into transactions that are denominated in foreign currencies. These transactions are remeasured at the prevailing spot rate upon payment and recorded in the operating account to which the payment relates. Accounts receivable and payable from subsidiaries denominated in foreign currencies are remeasured using period end rates and transaction gains and losses are recorded. The Company recorded net foreign exchange gains (losses) related to these transactions of $562,000, $(1,411,000) and $(1,818,000) in 2001, 2002 and 2003, respectively and $(179,000) and $368,000 for the six months ended June 28, 2003 and June 30, 2004, respectively. In 2003 and the six months ended June 30, 2004, $(1,634,000) and $392,000 of such gain (loss) related to the translation of a note payable to a supplier denominated in the Yen. In addition, during 2003 and the six months ended June 30, 2004 the Company's cost of goods sold increased by $1,381,000 and $488,000 as a result of a supply agreement with a Japanese supplier which required payment in Yen at a fixed conversion rate. Effective April 1, 2004, purchases under this agreement are made in U.S. dollars.

Comprehensive Income

      The Company has no items of comprehensive income.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

Warranty Costs

      The Company establishes a warranty liability for the estimated cost of warranty-related claims at the time product related revenue is recognized. The following table summarizes information related to the Company's warranty reserve as of and for the periods presented:

                                                            Year ended                  Six months ended
                                                            ----------                  ----------------
                                                    December 28,    January 3,      June 28,       June 30,
                                                        2002           2004           2003           2004
                                                        ----           ----           ----           ----
(In thousands)                                                                            (Unaudited)
Balance at beginning of period                        $ 10,943       $  5,049       $  5,049       $  2,024
Accruals for warranties issued during the period         2,033          1,180            935            435
Adjustments to warranties                               (4,613)        (2,977)          (645)          (651)
Amortization during the period                          (3,314)        (1,228)        (1,974)            85
                                                      --------       --------       --------       --------
Balance at end of period                              $  5,049       $  2,024       $  3,365       $  1,893
                                                      ========       ========       ========       ========

Advertising Costs

      Advertising costs are expensed as incurred and totaled $1,795,000, $486,000 and $186,000 in 2001, 2002 and 2003, respectively, and $3,000 and
$121,000 for the six months ended June 28, 2003 and June 30, 2004, respectively.

Research and Development Costs

      All research and development costs are expensed as incurred.

Loss Per Common Share

      Basic loss per share is based on the weighted average number of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation, adjusted for the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. For 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, basic and diluted loss per share are equal, as the inclusion of potentially dilutive common shares is anti-dilutive.

      Options to purchase 6,667,000, 12,891,000, 16,028,000, 15,603,000 and
9,178,000 shares of common stock were excluded from diluted share calculations for 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, respectively, as a result of the exercise prices being greater than the average fair market value of the Company's stock for the year, and as such are anti-dilutive.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      In addition, options to purchase 5,161,000, 6,132,000, 11,294,000,
2,345,000 and 32,320,000 shares of common stock, respectively, were excluded from diluted share calculations for 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, respectively, as these options are anti-dilutive.

      The Company had several classes of preferred stock outstanding during 2003 and through June 30, 2004, all of which were convertible into the Company's common stock (see Note 6). The assumed conversion of the preferred shares into common stock for 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004 has been excluded from diluted share calculations as the effect of the conversion features is anti-dilutive. In addition, as a result of their anti-dilutive effect, accumulated preferred dividends payable in 97,500, 1,087,000, 2,282,000, 2,082,000 and 0 shares of common stock have been excluded from diluted share calculations for 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, respectively.

Stock-Based Compensation

      As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, no compensation expense has been recognized for options granted to employees with an exercise price equal to the market value at the date of grant or in connection with the employee stock purchase plan. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and related interpretations.

      The following table illustrates the effect on net loss available to common stockholders and net loss per share if the Company had applied the fair-value based method of SFAS 123 to stock-based compensation.

                                                                    Years ended                       Six months ended
                                                      ---------------------------------------      -----------------------
                                                                                                   June 28,       June 30,
                                                        2001           2002           2003           2003           2004
                                                        ----           ----           ----           ----           ----
(In thousands, except per share data)                                                                    (Unaudited)
Net loss                                              $(35,433)      $(29,072)      $(43,692)      $(24,632)      $ (3,766)

Add stock-based compensation expense included in
    reported net loss available to common
    stockholders, net of related tax effects                --            178            331            181            696

Deduct total stock-based compensation expense
    determined under fair-value based method for
    all awards, net of related tax effects              (3,978)        (3,108)        (2,113)          (917)        (2,533)
                                                      --------       --------       --------       --------       --------

Pro forma net loss                                    $(39,411)      $(32,002)      $(45,474)       (25,368)        (5,603)
Deemed dividend related to beneficial conversion
      features and exchange of preferred stock
      (Note 17)                                             --         (4,557)          (556)            --         (4,225)
                                                      --------       --------       --------       --------       --------

Proforma net loss available to common
  stockholders                                        $(39,411)      $(36,559)      $(46,030)       (25,368)        (9,828)
                                                      ========       ========       ========       ========       ========

Basic and diluted net loss per share available
  to common stockholders:
     As reported                                      $  (1.47)      $  (1.02)      $  (0.70)      $  (0.56)      $  (0.08)
     Pro forma                                        $  (1.64)      $  (1.11)      $  (0.72)      $  (0.58)      $  (0.10)

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      For FAS 123 disclosure purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                 Year ended                                 Six months ended
                               -----------------------------------------------      -------------------------------
                                  2001              2002              2003          June 28, 2003     June 30, 2004
                                  ----              ----              ----          -------------     -------------
Estimated dividends               None              None              None               None              None
Expected volatility               133%              135%              190%               135%              183%
Risk-free interest rate        2.8%-4.8%         2.2%-4.0%          1.5%-2.5%         2.2%-4.0%         2.2%-3.3%
Expected term (years)             1.95              3.52              3.21               3.52              3.09

Reclassifications

      Certain reclassifications have been made to prior years' balances to conform with the current year presentation.

Note 2 - Equipment and Leasehold Improvements

      Equipment and leasehold improvements consist of the following:

                                     December 28,    January 3,      June 30,
                                         2002           2004           2004
                                         ----           ----           ----
(In thousands)                                                      (Unaudited)
Equipment and furniture                $ 52,991       $ 42,951       $ 42,252
Equipment under capital leases            2,443            273            273
Leasehold improvements                   11,253            372            382
Less accumulated depreciation and
   amortization                         (61,763)       (40,815)       (39,867)
                                       --------       --------       --------
                                       $  4,924       $  2,781       $  3,040
                                       ========       ========       ========

      Depreciation expense totaled $8,927,000, $6,724,000, $3,688,000,
$2,426,000 and $831,000 in 2001, 2002 and 2003, and for the six months ended
June 28, 2003 and June 30, 2004, respectively. Accumulated amortization of equipment under capital leases was $2,168,000, $97,000 and $145,000 at December 28, 2002, January 3, 2004 and June 30, 2004, respectively. Amortization of equipment under capital leases is included in depreciation expense.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note 3 - Accrued Liabilities

      Accrued liabilities are comprised of the following:

                                    December 28,  January 3,    June 30,
                                        2002         2004         2004
                                        ----         ----         ----
(In thousands)                                                (Unaudited)
Wages and employee benefits           $ 3,164      $ 2,228      $ 2,166
Inventory purchase commitments          5,211        1,392           --
Warranty costs, current portion         2,464        1,045          505
Liability related to overadvance
   loan guaranties                         --        1,631           --
Deferred rent concessions                  --        1,747        1,047
Other                                   2,300        1,393        1,547
                                      -------      -------      -------
                                      $13,139      $ 9,436      $ 5,265
                                      =======      =======      =======

Note 4 - Debt

Line of Credit

      On June 18, 2002, the Company entered into a $25,000,000 line of credit agreement (the "Agreement") with Silicon Valley Bank ("SVB") that originally expired in June 2005. As of December 28, 2002, the Company was not in compliance with certain financial covenants included in the Agreement which constituted an event of default. In February 2003, SVB agreed to forbear from exercising its remedies as a result of the default, and in April 2003, the Company entered into the Third Modification Agreement ("Third Modification"). The Third Modification provided for borrowings of up to $20,000,000, based on a specified percentage of eligible accounts receivable, as defined, and a percentage of specified inventory balances, also as defined in the Agreement. Collateral for all borrowings included substantially all assets of the Company and the maturity date of the Agreement was revised to September 30, 2003. Interest under the Third Modification was charged at a rate equal to the prime rate plus 5.25%. The Fourth Modification Agreement increased the overadvance guaranties from $2,500,000 to $2,750,000 effective July 18, 2003.

      On October 10, 2003, the Company entered into the Fifth Modification Agreement which extended the Agreement through September 30, 2005, under similar terms and conditions. As of January 3, 2004, the Company was in violation of the covenant relating to operating results for the fourth quarter of 2003. The Company obtained a waiver of such covenant violation in March 2004. As discussed more fully in Note 17, in April 2004, the Company entered into a revised loan agreement with SVB

      In connection with the Third Modification, SVB had notified the Company that it was in an "over advance" state with respect to its line of credit, and that in order for SVB to continue to allow the Company to borrow against the line, the Company was required to cause its CEO and a significant investor ("Guarantors") to agree to guarantee up to a maximum of $2,500,000 for advances in excess of the Company's credit limit (the "Guaranties"). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company's common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement

("Subordination Agreement"), whereby each Guarantor agreed to subordinate to
SVB: (1) all of the Company's present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor's present and future security interests in the Company's assets and property. Additional

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

guaranties for $250,000 of excess borrowings were obtained in July 2003 under similar terms. As a result of entering into the Media Distribution Agreement discussed in Note 10, all of the Guaranties were terminated in November 2003.

      As consideration for the Guaranties, the Company issued to the Guarantors (pro-rata) 25,000,000 shares of its common stock on April 21, 2003, 12,500,000 shares on July 15, 2003 and 8,793,252 shares on September 15, 2003. An additional 3,706,748 common shares are required to be issued under the Guaranties, but have not been issued as of January 3, 2004. The value of these shares which were issued in March 2004, totaling $1,631,000, is included in accrued liabilities in the accompanying consolidated financial statements as of January 3, 2004. During July, 2003, the Company entered into agreements with two additional shareholders to guarantee an additional $250,000 of borrowings from SVB in exchange for up to 2,500,000 common shares issued in July, and an additional 1,500,000 shares issued in October 2003. The Company determined the fair value of all of the shares based on the market price of the Company's stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest-expense during 2003. The value of the total shares issued under the Guaranties was recorded as interest expense over the anticipated period that such Guaranties were in effect.

      In connection with the Third Modification, the Company issued SVB a fully vested, immediately exercisable and non-forfeitable warrant to purchase 2,000,000 shares of common stock at an exercise price of $0.105 per share pursuant to the Modification Agreement. This warrant was issued as compensation to SVB for continuing to allow access to an extended credit limit while the Company negotiated the series of Guarantee Agreements with its CEO and a significant investor, as discussed above. The warrant was exercised in April 2004. The Company determined the value of the warrants to be $159,000 based on the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected life - 7 years, volatility - 135%, and risk free interest rate - 3.5%. The fair value of the warrant was recognized as interest expense over the term of the Third Modification, which expired on September 30, 2003.

Notes Payable - Suppliers

      During 2003, the Company entered into agreements with four of its largest suppliers that converted certain accounts payable and accrued liability amounts outstanding at December 28, 2002, totaling $20,900,000, to unsecured notes payable, which are currently due through 2005 and bear interest at rates ranging from zero to 5%. In September 2003, the Company entered into restructuring and note payable agreements (the "Agreements") with a fifth supplier, Solectron Corporation ("Solectron"), for $8,991,000 which converted accounts payable and inventory purchase commitments to a note payable. Of this balance, $3,020,000 represented a current inventory purchase commitment which is non-interest bearing. Accordingly, the remaining purchase commitment balance of $1,392,000 at January 3, 2004 is included in accrued liabilities in the accompanying consolidated financial statements. The remaining $5,970,000 original balance of the note is unsecured and is due monthly through 2007 with interest at 9.0%. In May 2004, the Company made a $2,020,000 prepayment on the Solecton note and revised the payment schedule. As of June 30, 2004, all inventory purchase commitments have been satisfied. As of January 3, 2004, the total amount due under all notes payable - suppliers is $24,398,000, which is payable as follows:
2004 - $13,384,000; 2005 - $8,093,000; 2006 - $1,753,000; 2007 - $1,168,000. As
of June 30, 2004, the total amount due under all notes payable - suppliers is $15,722,000, which is payable as follows: 2004 - $6,881,000; 2005 - $7,410,000;
2006 - $1,335,000; 2007 - $96,000. The Company accounted for the modification of the liabilities under EITF 96-19, `Debtors Accounting for a Modification or Exchange of Debt Instruments ("EITF 96-19"). In accordance with the provisions of EITF 96-19, the terms of the notes are not considered to be substantially different than the terms of the original liabilities.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note Payable - Lessor

      In September 2003, the Company entered into a note payable in the amount of $3,060,000 with the lessor of certain of its former office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due, and bears interest at the prime rate for the first year (4.0% at January 3, 2004), 6.0% for years two through four and 10.0% for year five. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on other borrowings of the Company. The discount will be recognized over the term of the note as additional interest expense using the effective interest method.

Bridge Loan

      On April 23, 2002, the Company received a $1,000,000 bridge loan from a current investor in the Company, Meritage Private Equity Fund, L.P. The bridge loan accrued interest at a rate of 18% per annum and matured on July 31, 2002. Pursuant to the bridge loan, the Company issued Meritage Private Equity Funds a warrant, with a ten-year life, to purchase 100,000 shares of common stock at an exercise price of $0.83 per share. The Company valued the warrant using a Black-Scholes valuation model with the following assumptions: 133% expected volatility, a 5% risk-free interest rate, a 10 year expected term, and no estimated dividends. The Company recorded $541,000 of debt discount related to the value of the warrants and the resultant beneficial conversion feature. The beneficial conversion feature was calculated in accordance with EITF 98-5 "Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Features" and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments." The Company amortized $516,000 of debt discount to interest expense in the second quarter of 2002. The bridge loan converted into Series I preferred stock as part of the second closing of the Series I offering on July 31, 2002, and as of that date, the Company amortized the remaining $25,000 of debt discount to interest expense.

      Interest expense totaled $1,715,000, $2,051,000, $12,859,000, $3,698,000 and $955,000 in 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, respectively.

Note 5 - Stock Compensation Plans

Fixed Stock Option Plans

      Under the Company's Incentive Stock Plan, the Company may grant options to its employees and directors for up to 9,500,000 shares of common stock. Under the Company's 1997 Non-Officer Stock Option Plan, the Company may grant options to its employees (who are not officers or directors) for up to 9,000,000 shares of common stock. Under both plans, options are granted at an exercise price not less than the fair market value of the stock on the date of grant. The options typically vest over periods up to 50 months and expire 10 years after the date of grant, except in the event of the termination or death of the employee, whereupon vested shares must be exercised within 90 days or six months, respectively, or they are canceled. In addition, the Company has granted 14,000,000 options to its CEO outside of the Incentive Stock Plan. Such options have the same terms and conditions as described above for options granted under the plans.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      A summary of the status of the Company's fixed stock option plans as of December 29, 2001, December 28, 2002 and January 3, 2004, and changes during the years then ended is as follows:

                                          2001                    2002                     2003
                                          ----                    ----                     ----
                                 Shares     Weighted-Ave.  Shares    Weighted-Ave.   Shares    Weighted-Ave.
                                 (000s)    Exercise Price  (000s)    Exercise Price  (000s)   Exercise Price
                                 ------    --------------  ------    --------------  ------   --------------
Outstanding at beginning
    of year                       4,620       $   10.08    11,828       $   3.42     19,023       $   2.00
    Granted at fair market
      value                      10,593            1.37    10,856           1.03     14,438           0.22
    Exercised                        (1)           0.65       (95)          0.65        (22)          0.65
    Forfeited                    (3,384)           6.20    (3,566)          3.73     (6,017)          3.14
                                -------       ---------   -------       --------    -------       --------
Outstanding at end of year       11,828       $    3.42    19,023       $   2.00     27,422       $   0.83
                                =======       =========   =======       ========    =======       ========

Options exercisable at
    year end                      4,052       $    6.67     7,268       $   3.39      7,629       $   1.51
Weighted-average fair
    value of options granted
    during the year             $  0.83                   $  0.80                   $  0.17

      The following table summarizes information about fixed stock options outstanding at January 3, 2004:

                                          Options Outstanding                           Options Exercisable
                            ------------------------------------------------      -------------------------------
                              Number         Weighted-Avg.     Weighted-Avg.         Number         Weighted-Avg.
    Range of                Outstanding        Remaining         Exercise         Exercisable         Exercise
Exercise Prices               (000's)       Contractual Life      Price             (000's)             Price
                              -------       ----------------      -----             -------             -----
 $ 0.11 -  0.45               12,500              9.56            $ 0.18             1,201             $ 0.18
   0.47 -  0.90                6,203              8.32              0.71             3,604               0.69
   0.96 -  1.40                7,463              8.37              1.19             1,600               1.17
   2.09 - 19.63                1,256              5.94              5.70             1,224               5.68
                              ------              ----            ------             -----             ------
                              27,422              8.79            $ 0.83             7,629             $ 1.51
                              ======              ====            ======             =====             ======

      As discussed more fully in Note 17, in June 2004, the Company's shareholders approved and ratified the Exabyte Corporation 2004 Stock Option Plan ("Plan") which provides for the issuance of up to 25,000,000 options to purchase the Company's common stock.

Employee Stock Purchase Plan

      Under the Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees, substantially all of whom are eligible to participate. Under the terms of the plan, employees may elect to have up to 15% of their gross salaries withheld by payroll deduction to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of market price at the beginning or end of each six-month participation period. Purchases are limited to 1,000 shares per employee per offering period. Employees purchased 102,000, 85,000 and 21,000 shares in 2001, 2002 and 2003, respectively.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The fair value of each stock purchase plan grant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                                            2001                 2002                 2003
                                                            ----                 ----                 ----
Estimated dividends                                         none                 none                 None
Expected volatility                                         133%                 135%                 190%
Risk-free interest rate                                   4.4%-4.8%            3.5%-3.6%            1.9%-2.2%
Expected term (years)                                        0.5                  0.5                  0.5
Weighted-average fair value of purchase
   rights granted                                           $1.26                $0.58                $0.13

Business Combination

      On November 9, 2001, in connection with the Company's business combination with Ecrix, certain options were granted to former Ecrix employees who became employees of the Company. These options were granted at prices equal to or greater than fair market value and included vesting credit for their period of service at Ecrix. Otherwise, these options followed the normal provisions of the Company's fixed stock option plans. These options were valued under FASB Interpretation No. 44, an interpretation of APB Opinion 25. The calculated value of $1,006,000 was recorded as part of the purchase price of the business combination.

Note 6 - Preferred Stock

      The Company has authorized and issued shares of the following series of Preferred Stock:

Series I Preferred Stock

      On May 17, 2002, the Company issued 3,901,200 shares of Series I preferred stock at a price of $1.00 per share for net cash proceeds of $3,664,000. On July 31, 2002, the Company issued an additional 4,536,300 shares of Series I preferred stock at a price of $1.00 per share in exchange for net cash proceeds of $3,292,000 and the conversion of $1,051,000 in bridge loans and accrued interest. Included in the total 8,437,500 shares of Series I preferred stock issued were 37,500 shares issued as an introduction fee. As discussed in Note 10, the Company issued an additional 1,500,000 shares at $1.00 per share in November 2003. The Series I preferred shares were convertible into shares of common stock at a price of $0.5965 per share. The difference between the conversion price of the Series I preferred stock and the fair value of the Company's common stock on May 17, 2002 resulted in a beneficial conversion feature in the amount of $2,639,000 for the shares issued pursuant to the first closing. The difference between the conversion price of the Series I preferred stock and the fair value of the Company's common stock on July 31, 2002 resulted in a beneficial conversion feature in the amount of $1,918,000 for the shares issued pursuant to the second closing. These amounts total $4,557,000, are reflected in the Statement of Operations for 2002 as a deemed dividend and were calculated in accordance with EITF 98-5 "Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Features" and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments."

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The holders of the Series I preferred stock were entitled to vote with the shares of common stock (and not as a separate class) on an as-converted basis at any annual or special meeting of the Company's stockholdersThe Series I preferred stock had a liquidation preference of $17,736,000 as of March 31, 2004 over common stock.

      In addition, the holders of the Series I preferred stock received the right to receive, for no additional consideration, warrants to purchase a number of shares of common stock equal to common shares issuable upon conversion. The warrants were issuable upon any redemption or other involuntary retirement of Series I preferred stock by Exabyte (other than pursuant to a conversion of shares of Series I preferred stock or a reclassification or exchange of such shares for other securities that preserve in all respects the benefits of the conversion rights of the Series I preferred stock).

      The holders of the Series I preferred stock, in preference to the holders of Exabyte's other preferred and common stock, were also entitled to receive, when, as and if declared by the board of directors, dividends in an amount per share calculated at a compound annual rate of 12% (subject to adjustment to 15% in 2007) of the original issue price of the Series I preferred stock, on a cumulative basis. At March 31, 2004, the Company had accumulated, but had not declared or paid $1,361,000 of preferred stock dividends related to the Series I issuance. The Company had registered the shares of Series I preferred stock as well as the underlying shares of common stock issuable upon conversion, the underlying common shares, if applicable, upon the exercise of any warrant issued upon redemption or involuntary retirement of shares of Series I preferred stock, or payment of dividends when, as and if, declared by the Board of Directors. In October 2003 and March 2004, preferred stockholders converted 616,500 and 1,750,000 shares, respectively, of Series I Preferred Stock into 1,034,000 and 3,662,303 shares, respectively, of common stock. As discussed more fully in Note 17, all Series I shares and accumulated dividends were exchanged for newly issued Series AA preferred shares in May 2004.

Series H Preferred Stock

      On November 9, 2001, the Company issued 9,650,000 shares of Series H preferred stock as part of the Agreement and Plan of Merger between the Company, Ecrix and certain investors (see Note 9). The issuance of the Series H preferred stock resulted in cash proceeds of $7,606,000 and the conversion of $2,044,000 in bridge loans and accrued interest made under the Agreement and Plan of Merger. The original issue price of the Series H preferred stock was $1.00 per share. No dividends accrued with respect to the Series H preferred stock, although an adjustment to the conversion price is required to be made in the event a dividend or distribution payable in common stock is declared with respect to the common stock. Series H preferred stock had a liquidation preference of $5,911,000 as of March 31, 2004 over common stock, and conversion rights, at the option of the holder, into shares of common stock, at a price of $1.00 per share.

      The holders of the Series H preferred stock were entitled to vote with shares of common stock (and not as a separate class) on an as-converted basis at any annual or special meeting of the Company's stockholdersThe Company registered the underlying shares of common stock issuable upon conversion of the Series H preferred stock. As discussed more fully in Note 17, all Series H shares were exchanged for newly issued Series AA preferred shares in May 2004.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

Series G Preferred Stock

      On April 12, 2001, the Company entered into an agreement to issue 1,500,000 shares of Series G preferred stock to a private investor for total proceeds of $3,000,000. The original issuance price of the Series G preferred stock was $2.00 per share. Dividends accrued at a rate of 9% per annum on the original Series G issue price and were cumulative, if not paid. Series G preferred stock had a liquidation preference over common stock and conversion rights, at the option of the holder, into shares of common stock at a conversion price of $2.40 per share, subject to adjustment.

      The Company registered the shares of Series G preferred stock as well as the underlying shares of common stock issuable upon conversion, or payment of dividends when, as and if, declared by the board of directors. During the third quarter of 2002, the Company issued a dividend of 70,000 shares of common stock valued at $56,000 to Series G shareholders. In November 2003, the sole stockholder of the Series G preferred stock exchanged such shares for approximately 2,515,000 shares of common stock. The number of common shares issued was in excess of the shares that would have been issued using the original conversion ratio and, accordingly, the Company recognized a deemed dividend equal to the fair value of the additional common shares issued of $556,000 in 2003.

Note 7 - Income Taxes

      Loss before income taxes is subject to tax in the following jurisdictions:

                          Fiscal years ended                      Six months ended
                ---------------------------------------      ------------------------
                                                              June 28,       June 30,
                   2001           2002           2003           2003           2004
                ---------      ---------      ---------      ---------       --------
(In thousands)                                                      (Unaudited)
Domestic        $ (35,230)     $ (29,358)     $ (42,749)     $ (23,983)      $ (3,191)
Foreign               134           (116)          (855)          (564)          (546)
                ---------      ---------      ---------      ---------       --------
                $ (35,096)     $ (29,474)     $ (43,604)     $ (24,547)      $ (3,737)
                =========      =========      =========      =========       ========

      The (benefit) expense from income taxes consists of the following:

                        Fiscal years ended                      Six months ended
                 ---------------------------------          ----------------------
                                                            June 28,      June 30,
                 2001         2002            2003           2003           2004
                 ----        ------           ----          --------      --------
(In thousands)                                                   (Unaudited)
Current:
  Federal        $ --        $ (453)          $ --           $ --          $ --
  State            18            --             --             --            --
  Foreign         (24)           51             88             85            29
                 ----        ------           ----           ----          ----
                 $ (6)       $ (402)          $ 88           $ 85          $ 29
                 ====        ======           ====           ====          ====

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      Total income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

                                         Fiscal year ended                   Six months ended
                               --------------------------------------    ------------------------
                                                                          June 28,      June 30,
                                  2001          2002          2003          2003          2004
                               ----------    ----------    ----------    ----------    ----------
(In thousands)                                                                 (Unaudited)
U.S. federal income tax
   at statutory rate           $  (12,404)   $  (10,316)   $  (15,261)   $   (8,591)   $   (1,308)
State income taxes, net
   of federal benefit                (946)         (563)       (1,390)         (460)         (128)
Valuation allowance                13,270        10,063        16,381         9,051         1,436
Effects of sale of CreekPath
   Systems, Inc.                       --           726            --            --            --
U.S. federal income tax
   refund                              --          (453)           --            --            --
Foreign taxes in excess
   of 35%                             (71)           50            88            85            29
Other                                 145            91           270            --            --
                               ----------    ----------    ----------    ----------    ----------
                               $       (6)   $     (402)   $       88    $       85    $       29
                               ==========    ==========    ==========    ==========    ==========

      The Company's deferred tax asset is attributable to the following:

                                                    December 29,   January 3,     June 30,
                                                        2002          2004          2004
                                                    ------------   ----------    ----------
(In thousands)                                                                   (Unaudited)
Current assets:
   Warranty reserve                                  $    2,587    $    1,508    $    1,455
   Allowance for uncollectible accounts receivable        1,359           687           756
   Reserves for excess or obsolete inventory              5,259         4,480         3,261
   Other                                                  4,656         2,475         1,821
                                                     ----------    ----------    ----------
                                                         13,861         9,150         7,293
Less: valuation allowance                               (13,861)       (9,150)       (7,293)
                                                     ----------    ----------    ----------
                                                     $       --    $       --    $       --
                                                     ==========    ==========    ==========
Noncurrent assets:

   Net operating loss carry forwards                 $   67,094    $   83,386    $   88,209
   Equipment and leasehold improvements                   5,026         4,000         4,000
   Credit carry forwards                                  4,774         4,774         4,774
   Goodwill                                                 586           472           443
   Capitalized research and development for tax
     purposes                                            19,901        24,947        23,398
   Other                                                    801         1,694         1,665
                                                     ----------    ----------    ----------
                                                         98,182       119,273       122,489
Less: valuation allowance                               (98,182)     (119,273)     (122,489)
                                                     ----------    ----------    ----------
                                                     $       --    $       --    $       --
                                                     ==========    ==========    ==========

      During 2002, the Company received a refund of approximately $453,000. The refund was the result of the carryback of net operating losses allowed under a recent law change, increasing the carryback period from two to five years for net operating losses generated in 2001 and 2002. As a result of the Company's deferred tax valuation allowance, the Company recorded a benefit for the cash refund received.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The Company has recorded a deferred tax valuation allowance equal to 100% of total deferred tax assets. In recording this allowance, management has considered a number of factors, but primarily, the Company's cumulative operating losses over the prior five years and the uncertainty regarding future profitability. Management has concluded that a valuation allowance is required for 100% of the total deferred tax asset as it is more likely than not that such asset will not be realized.

      At January 3, 2004, the Company had incurred domestic net operating loss carryforwards of approximately $216,000,000 which expire between 2005 and 2023. Under the Tax Reform Act of 1986, the amount of, and the benefit from, net operating losses that can be carried forward is limited due to a cumulative ownership change of more than 50% over a three-year period, which occurred in November 2001 in connection with the Ecrix acquisition. The portion of Exabyte's and Ecrix's pre-business combination tax carryovers, totaling $153,000,000, that can be utilized in any one taxable year for federal tax purposes is limited to approximately $1.2 million per year through 2021. Ownership changes after January 3, 2004 could further limit the utilization of the Company's remaining net operating loss carryforward of $63,000,000, in addition to any losses incurred subsequent to January 3, 2004. As of January 3, 2004, the Company had approximately $85,000,000 of total net operating loss carryforwards to offset future taxable income.

Note 8 - Restructurings and Workforce Reductions

      Restructurings and workforce reductions in 2001, 2002 and 2003 are summarized as follows:

2001

      In March 2001, the Company completed a reduction in its workforce in order to reduce expenses, minimize ongoing cash consumption and to simplify management structure. The reduction in workforce impacted all areas of the Company, resulted in the termination of approximately 235 persons (211 domestically and 24 in Europe) and resulted in the Company recording a severance charge to operations of approximately $498,000, of which $223,000 was recorded as cost of sales, $179,000 as selling, general and administrative expenses and $96,000 as research and development expenses. All amounts were paid during the first quarter of 2001.

2002

      During the first quarter of 2002, the Company incurred $4,363,000 in charges related to a restructuring. The Board of Directors adopted the plan for this restructuring on January 20, 2002. As a result of this restructuring, the Company closed its service and final assembly facility in Scotland, closed its service depots in Australia and Canada and further reduced its U.S workforce.

      These restructuring charges include the write-off of leasehold improvements and capital equipment taken out of service of $1,905,000, employee severance and related costs of $1,345,000, the write-off of excess inventories of $652,000, excess facilities costs of $307,000 and other costs of $154,000. During the first quarter of 2002, the Company recorded approximately $3,736,000 of these charges to cost of sales, $509,000 to selling, general and administrative expenses and $117,000 to research and development expenses. During 2002, the Company paid approximately $1,446,000 of these restructuring costs, of which approximately $1,311,000 is severance and related. At December 28, 2002, approximately $20,000 for severance pay and $174,000 of an excess facilities obligation remain. Both amounts were paid in 2003.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      Workforce reductions involved approximately 200 employees worldwide, of which 184 were eligible to receive severance payments. All severance payments for these employees were contractually defined and communicated during the first quarter of 2002. The affected employees were from all functional areas of the Company, with approximately 96 employees in Scotland, 92 in the U.S., six in Australia, four in Canada and two in Singapore.

      The Company also incurred special charges of $3,421,000 during the first quarter of 2002, which did not qualify as restructuring charges. These charges included $4,621,000 of fixed asset and inventory write-offs related to a downsizing and to changes in its product roadmap, net of income of $1,200,000 related to the sale of certain technology. During the first quarter of 2002, the Company recorded $3,675,000 of these special charges to cost of sales, $262,000 to selling, general and administrative expenses, and $684,000 to research and development expenses.

      In July 2002, the Company completed a reduction in its workforce in order to reduce expenses and minimize ongoing cash consumption. All areas of the Company were impacted by the workforce reduction. The Company reduced its domestic workforce by approximately 104 persons and recorded a severance charge to operations in the third quarter of 2002 of approximately $428,000. The Company recorded $121,000 of this severance charge as cost of sales, $179,000 as selling, general and administrative expenses and $128,000 as research and development expenses. All severance was paid during the third quarter of 2002.

2003

      During 2003, the Company terminated employment of 170 full- and part-time employees. These terminations affected employees in all areas of the Company including the sales, engineering and administrative functions and included terminations of certain employees located in Europe. In addition, certain of these terminations related to the outsourcing of the Company's repair and service function as discussed in Note 13. The Company paid all severance related to these terminations during 2003, which totaled approximately $549,000 and is primarily recorded in SG&A.

Note 9 - Business Combination and Goodwill

      On November 9, 2001, the Company completed a business combination with Ecrix Corporation ("Ecrix"). The operations of Ecrix have been included in the consolidated financial statements since that date. Ecrix was an early-stage company which designed and sold high-capacity, high-performance data storage tape drive products which use VXA(R) technology. Ecrix was a start-up phase company and had commenced revenue shipments of product in late 1999 and had incurred cumulative losses of $62,994,000 through the date of the business combination. Under the business combination agreement, the Company issued 10,000,000 shares of its common stock in exchange for all the outstanding common and preferred shares of Ecrix. In addition, in a related transaction, certain Ecrix shareholders purchased 9,650,000 shares of the Company's Series H preferred stock at a price of $1.00 per share.

      The primary reasons for the business combination and the reasons why the Company was willing to pay more than the fair value of the net assets acquired include: (1) expansion of the Company's product offerings providing access to potential customers and revenues; (2) expansion of technology used in products and enhanced research and development talent; (3) ability to leverage the Company's existing supplier and customer relationships, resulting in economies of scale; and (4) liquidity provided by the issuance of the Series H shares.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The aggregate purchase price included the following items:

(In thousands)
Common stock issued ($0.72 per share)           $  7,200
Options issued to Ecrix employees                  1,006
Investment banker fee                              1,241
Accounting, legal and other expenses                 568
                                                --------
                                                $ 10,015
                                                ========

      The value of common stock issued was determined using the average price of the Company's stock over the four-day period before and after the Agreement and Plan of Merger was signed and announced. The 2,187,000 options issued to Ecrix employees were valued using a Black-Scholes option-pricing model with no expected dividends, expected volatility of 118%, a risk-free interest rate of 4.5% and an expected term of 2.88 years. There was no intrinsic value of these options and therefore the entire fair value of these options was included as part of the purchase price.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the business combination:

                                    November 9,
                                       2001
                                    -----------
(In thousands)
Current assets                       $ 10,758
Property and equipment                    588
                                     --------
Total assets acquired                  11,346
                                     ========

Current liabilities                    11,196
Long-term debt                            284
                                     --------
Total liabilities assumed              11,480
                                     --------
Net liabilities assumed                  (134)
Goodwill recorded                      10,149
                                     --------
Purchase price                       $ 10,015
                                     ========

      The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value. The Company utilized an independent third-party appraisal firm to determine the fair value of the intangible assets acquired. This appraisal firm considered all possible intangible assets, including proven research and development, customer relationships and others. The appraisal firm concluded that these potential intangible assets had no determinable value, based primarily on the start-up characteristics of Ecrix. The excess of the purchase price over the amounts allocated to tangible assets acquired, less liabilities assumed, of $10,149,000 was assigned to goodwill, and accounted for under FAS 142. For income tax purposes, the Company will not deduct the goodwill recorded for financial reporting purposes.

      Included in the acquired liabilities above is $4,321,000 due to a supplier under an agreement to purchase certain inventory and equipment. This supplier manufactured the VXA-1 drives for Ecrix, and held this equipment and inventory for this purpose. On July 12, 2002, the Company renegotiated this agreement due to disagreements between the parties related to the value of certain inventory and equipment. The Company agreed to pay $2,000,000 to settle the amount due, of which $1,000,000 was paid in October, and the remainder is being paid $100,000 per month through August 2004. The Company recorded the reduction in the settlement value of $2,721,000 as a decrease to the goodwill related to the merger with Ecrix during the third quarter of 2002.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note 10 - Media Distribution Agreement

      On November 7, 2003, the Company entered into a Media Distribution Agreement ("MDA") with Imation whereby the Company granted Imation the exclusive worldwide marketing and distribution rights for the Company's proprietary removable data storage media. In exchange for such rights, Imation paid the Company a distribution fee of $18,500,000 all of which had been received by December 31, 2003. The MDA provides for discounted sales prices to Imation and the Company agreed to grant Imation a second security interest in its intellectual property to secure the Company's obligations under the MDA and a seat as an observer on the Company's Board of Directors. The MDA has an indefinite term, but provides for termination by Imation upon 180 days' prior written notice to the Company, or upon a material default by either party. If Imation terminates the MDA because of a material default by Exabyte during the first ten years of the MDA, the Company must pay Imation a prorated portion of the distribution fee based on a ten-year period. If the MDA is terminated by Imation, the Company is not obligated to refund any portion of the distribution fee. In addition, on November 7, 2003, Imation also purchased 1,500,000 shares of the Company's Series I Preferred Stock for $1,500,000. As of January 3, 2004 and June 30, 2004, the deferred revenue balance related to the distribution fee is approximately $18,346,000 and $17,421,000, respectively, including the current portion of $1,850,000.

Note 11 - Commitments and Contingencies

Indemnities, Commitments and Guaranties

      The Company leases its office, distribution and sales facilities under various operating lease arrangements. Substantially all of the leases contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index, and require the Company to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under operating leases. Future minimum lease payments under non-cancelable operating lease arrangements as of January 3, 2004 are as follows:

(In thousands)
2004                   $ 1,138
2005                     1,642
2006                     1,369
Thereafter                  82
                       -------
                       $ 4,231
                       =======

      Rent expense aggregated $5,191,000, $5,414,000, $6,022,000, $1,426,000 and
$795,000 in 2001, 2002 and 2003, and the six months ended June 28, 2003 and June 30, 2004, respectively.

      In the normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company's customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties' technology based upon the Company's products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. In addition, the Company has contractual commitments to various customers, which could require it to incur costs to repair an epidemic defect with respect to its products outside of the normal warranty period if such defect were to occur. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable.

      In addition, as of June 30, 2004, the Company has issued irrevocable letters-of-credit in favor of certain suppliers totaling $750,000, of which $250,000 expires on August 31, 2004, $250,000 expires December 31, 2004, and $250,000 expires March 1, 2005.

Litigation

      The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse impact on the consolidated financial condition, results of the operations or cash flows of the Company.

      Through a lawsuit filed in February 2004, Solectron notified the Company that it was declaring the Company to be in default under the restructuring and note payable agreements (the Agreements) discussed in Note 4, due to non-compliance with the inventory purchase provision of the Agreements, which required the purchase of a specified amount of inventory from Solectron by December 31, 2003. The Company disputed this assertion and, based on consultation with legal counsel, the Company was advised that it had meritorious defenses related to this claim. On March 5, 2004, the Company entered into an agreement with Solectron that modified certain provisions of the Agreements and cured the alleged default. As a result, Solectron agreed to dismiss the lawsuit pending the extension of certain letters of credit provided to Solectron by the Company, which was completed on March 8, 2004.

Note 12 - Lease Terminations and Related Costs

      During the second and third quarters of 2003, the Company was in default under three lease agreements for facilities due to delinquent rental payments. For the first property, which included the Company's headquarters, the lessor terminated the original lease and a subsequent short-term lease on June 30, 2003, and the Company ceased use of the building on that date. Remaining lease payments under the original lease totaled approximately $1,600,000. The lessor under this lease had commenced litigation against the Company and claimed damages relating to the rental default and an alleged failure to maintain the leased premises.

      In October 2003, the Company reached a settlement with the lessor for the payment of the remaining lease payments over a one-year period commencing in November 2003. As discussed in Note 4, the Company settled the default under a second lease for facilities through the issuance of a note payable. The Company also settled its obligation under a lease for its former San Diego, California sales office space for approximately $170,000.

      As a result of the lease terminations and settlements and the Company ceasing to use the leased facilities, the Company has recorded lease termination expense and related costs totaling $4,707,000. Included in this amount is $4,498,000 of past and future rental payments (net of discount) and $972,000 of accelerated amortization of leasehold improvements, less $763,000 of related deferred rent concessions.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the Six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note 13 - Investments and Sale of Technology

      As of December 30, 2000, the Company owned 80,000 shares of Series B Preferred Stock and 83,000 shares of Series C Preferred Stock in HighGround Systems Inc. These shares had a net book value of $0 at December 30, 2000. In April 2001, Sun Microsystems purchased HighGround Systems Inc., and as a result, the Company received 96,000 shares of Sun Microsystems common stock. During the second quarter of 2001, the Company sold 85,000 of these shares, and recorded a gain of $1,719,000.

      In December 1999, the Company formed a wholly-owned subsidiary, CreekPath Systems Inc. ("CreekPath"), and received 10,000 shares of CreekPath common stock in exchange for $1,000. CreekPath is a developer of solutions which enable the economical delivery of managed storage services. Until December 20, 2000, Exabyte owned 100% of the outstanding common and preferred stock of CreekPath, and consolidated the financial statements of CreekPath into the Company's financial statements. As of December 20, 2000, Exabyte held less than a majority of the outstanding stock of CreekPath, and accounted for its investment prospectively under the equity method. During 2001, the Company recorded $343,000 of losses under the equity method. On June 28, 2002, Exabyte sold its remaining ownership interest in CreekPath Systems, Inc. and received cash and recorded a gain of $1,500,000.

      During the third quarter of 2001, the Company entered into a Technology and Manufacturing license agreement with Plasmon LMS, Inc. ("Plasmon"), whereby the Company granted Plasmon a non-exclusive license to manufacture certain LTO, AIT and DTLtape libraries. All terms of the agreement were met by the end of the first quarter of 2002, and fees of $1,200,000 related to this agreement were received and recognized as other income.

Note 14 - Employee Benefit Plan

      The Company maintains a qualified Section 401(k) Savings Plan which allows eligible employees to contribute up to 15% of their salaries on a pre-tax basis. The Company made matching contributions totaling $790,000 and $480,000 to the plan in 2001 and 2002, respectively. There were no matching contributions by the Company in 2003 or the six months ended June 30, 2004. Company contributions are fully vested after four years of employment.

Note 15 - Concentration of Credit Risk and Significant Customers

      The Company's customers include OEMs, resellers, distributors and end users. The Company is subjected to credit risk from accounts receivable with customers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. At December 28, 2002, January 3, 2004 and June 30, 2004, and for the years and period then ended, significant customers as a percentage of accounts receivable and revenue were as follows:

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

                                   Accounts Receivable                                    Revenue
                         ----------------------------------------       --------------------------------------------
                         December 28,    January 3,     June 30,
                             2002          2004           2004              Fiscal Year Ended        Six months ended
                         ------------    ----------   -----------       -------------------------     June 30, 2004
                                                      (Unaudited)       2001      2002       2003      (Unaudited)
                                                                        ----      ----       ----    ----------------
Ingram Micro                 21.6%         14.5%          23.2%         17.6%     17.9%      16.0%          11.4%
Digital Storage              34.0           0.2             --          10.6      16.1        1.9             --
Tech Data                    23.2          16.4           24.1          12.2      15.8       16.2           12.6
IBM                           6.2           8.0           14.4          10.1       7.9        6.8           10.7
Imation                       1.0          26.2           21.6           1.2       1.8        8.8           38.7
Fujitsu Siemens               3.3           8.8            7.7           0.1       3.3        5.9            6.5

      No other customers accounted for more than 10% of accounts receivable or revenue in 2001, 2002 or 2003, or the six months ended June 30, 2004.

Note 16 - Segment, Geographic and Sales Information

      All operations of the Company are considered to be in one operating segment and, accordingly, no segment disclosures have been presented. The Company will continue to review the internal reporting structure for future changes that could result in disclosure of additional segments. Foreign revenue is based on the country in which the customer is located.

      The following table details revenue from external customers by geographic area for the following years or periods:

                                              Year ended                               Six months ended
                             --------------------------------------------       ------------------------------
                               2001              2002              2003         June 28, 2003    June 30, 2004
                             ---------         ---------         --------       -------------    -------------
(In thousands)                                                                            (Unaudited)
United States                $ 113,072         $  96,582         $ 65,075          $ 31,078         $ 39,432
Europe/Middle East              32,086            26,705           21,329            10,014           10,667
Asia Pacific                    10,932             9,007            7,241             3,991            1,791
Other                            2,348               897              524               247              869
                             ---------         ---------         --------          --------         --------
                             $ 158,438         $ 133,191         $ 94,169          $ 45,330         $ 52,759
                             =========         =========         ========          ========         ========

      The following table details long-lived asset information by geographic area as of:

                            December 28,       January 3,        June 30,
                               2002              2004              2004
                            ------------       ----------      -----------
(In thousands)                                                 (Unaudited)
United States                $  12,861         $  10,396         $ 10,745
Europe                              38                18               18
Asia Pacific                       256               110              112
Other                               --                --               --
                             ---------         ---------         --------
                             $  13,155         $  10,524         $ 10,875
                             =========         =========         ========

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      The following table details revenue by product line for the following fiscal years or periods:

                                             Year ended                           Six months ended
                            ---------------------------------------------   -----------------------------
                                 2001            2002            2003       June 28, 2003   June 30, 2004
                            --------------  --------------  -------------   -------------   -------------
(In thousands)                                                                        (Unaudited)
Drives                      $      48,440   $      36,675   $      28,415   $      12,512   $      16,653
Libraries                          40,436          31,551          13,444           7,507          12,697
Media                              58,691          58,777          44,457          21,248          19,912
Service, spares and other          11,842           9,445           9,077           4,771           4,781
Sales allowances                     (971)         (3,257)         (1,224)           (708)         (1,284)
                            -------------   -------------   -------------   -------------   -------------
                            $     158,438   $     133,191   $      94,169   $      45,330   $      52,759
                            =============   =============   =============   =============   =============

Note 17 - Events Subsequent to Date of Report of Independent Registered Public Accounting Firm (Unaudited)

Revised Loan Agreement

      In April 2004, the Company entered into a revised loan agreement with SVB (the "Revised Agreement"), which provides for borrowings of up to $20,000,000 based on 75% of eligible accounts receivable (as adjusted). Eligible accounts receivable excludes balances greater than 60 days past due, certain foreign receivables and other items defined in the Revised Agreement. No borrowings are available based on inventory balances. Interest is being charged at the prime rate plus 2.0% (6.25%) at June 30, 2004, and the Revised Agreement includes financial covenants relating to operating results, limits on inventory levels with product distributors, the maintenance of minimum levels of net worth or deficit and prohibits the payment of cash dividends. The Revised Agreement also includes certain acceleration clauses that may cause any outstanding balance to become immediately due in the event of default. As of March 31, 2004, the Company was in violation of the covenant relating to the maintenance of specified levels of net worth or deficit and received a waiver of such violation in April 2004.

Series AA Preferred Stock

      On May 3, 2004, the Company completed the issuance of 25,000 shares of newly authorized Series AA Preferred Stock and warrants to purchase 7,500,000 shares of common stock for total gross proceeds of $25,000,000 (approximately $23,763,000, net of offering costs). The purchase price of the Series AA was $1,000 per share and each share is convertible into 1,000 shares of common stock at $1.00 per share. The warrants have an exercise price of $1.00 per share and a term of five years and were valued using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected life - 3.09 years, volatility - 183%, and risk free interest rate - 3.26%. In addition, in connection with the issuance of the Series AA Preferred Stock, all shareholders of the Company's existing Series H and Series I Preferred Stock exchanged those shares and accumulated dividends, for shares of the Series AA Preferred Stock and common stock purchase warrants on an as-converted common stock equivalent basis. Series AA shares and common stock warrants issued for the exchange totaled 19,909 shares and 5,972,712 common stock warrants. In connection with the exchange, the Company agreed to accrue common stock dividends on the Series I Preferred shares through December 31, 2004. Accordingly, the Series I shareholders received the equivalent of an additional 708,563 shares of common stock as consideration for the exchange, and the Company recognized a deemed dividend equal to the fair value of the additional consideration, including the value of the common stock warrants, of approximately $4,225,000.

      Dividends on the Series AA Shares are payable in cash or common stock at an initial rate of 5%, with an increase to 8% after four years, 10% after five years and 12% thereafter. The Company has the right to force conversion of the Series AA shares, which are non-voting, at such time as the Company's common stock has reached specified price parameters, subject to certain limitations. The Series AA shares have a liquidation preference equal to the issuance price, plus accumulated unpaid dividends and are subject to redemption based on the occurrence of certain triggering events (as defined), all of which are under the sole control of the Company. The Company is obligated to register the underlying common shares that would be issued upon conversion and exercise of the warrants, as well as a specified number of common shares that would be issued as dividends on the Series AA shares.


2004 Stock Option Plan

      In June 2004, the Company's shareholders approved and ratified the Exabyte Corporation 2004 Stock Option Plan ("Plan") which provides for the issuance of up to 25,000,000 options to purchase the Company's common stock. Options granted under the Plan are non-qualified options and may be granted to employees, directors and consultants under the provisions of the Plan. On June 11, 2004, the Company granted 14,004,500 options to purchase common stock at an exercise price of $0.82 per share under the Plan. During the six months ended June 30, 2004, the Company issued a total of 14,573,000 options to purchase common stock from all of its employee stock option plans at exercise prices ranging from $0.82 to $1.31.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

Note 18 - Quarterly Information (Unaudited)

(In thousands, except per share data)                             2002
                                            --------------------------------------------
                                                Q1         Q2          Q3          Q4
                                            ---------   --------    --------    --------
Net revenue                                 $ 36,605    $ 35,649    $ 36,905    $ 24,032
Gross profit                                     709       8,453      10,585       2,496
Net loss                                     (14,123)     (5,604)     (1,238)     (8,107)
Net loss available to common stockholders    (14,123)     (8,243)     (3,156)     (8,107)
Basic and diluted loss per share               (0.43)      (0.25)      (0.10)      (0.24)

                                                                        2003
                                            ------------------------------------------------------------
                                                  Q1             Q2             Q3               Q4
                                                                          (as restated(1))
                                            -------------  ------------   ----------------  ------------
Net revenue                                 $     22,594   $     22,736   $     22,955      $     25,884
Gross profit                                      (3,430)         6,358          7,969             4,696
Net loss                                         (19,583)        (5,049)       (13,462)           (5,598)
Net loss available to common stockholders        (19,583)        (5,049)       (13,462)           (6,154)
Basic and diluted loss per share                   (0.59)         (0.09)         (0.18)            (0.07)


                                                         2004
                                            -----------------------------
                                                  Q1             Q2
                                            --------------  -------------
Net revenue                                 $      26,139   $      26,620
Gross profit                                        6,086           7,447
Net loss                                           (3,310)           (456)
Net loss available to common stockholders          (3,310)         (4,681)
Basic and diluted loss per share                    (0.03)          (0.04)

      (1) In connection with the preparation of its fiscal 2003 annual financial statements, the Company re-evaluated its accounting for the sale of service inventory and parts to its outsourced service provider, Teleplan, in the third quarter of 2003. Upon completion of such evaluation, it was determined that the transaction should be treated for accounting purposes as a consignment of inventory and the proceeds from the transaction should be deferred and recognized as a reduction of warranty expense as the inventory and parts are utilized by Teleplan in providing warranty services to the Company, rather than recognized as revenue at the time of sale. At the time the inventory is utilized, the cost will be recognized as an increase to warranty expense within costs of goods sold. Accordingly, the balance sheet and statement of operations as of and for the three months ended September 27, 2003 has been restated to reflect this revised accounting treatment as follows (in thousands, except per-share data):

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

                                      As Previously Reported          As Restated
                                      ----------------------          -----------
Statement of Operations:
   Net revenue                            $     24,555                $    22,955
   Cost of goods sold                           15,700                     14,986
   Gross profit                                  8,855                      7,969
   Loss from operations                         (3,371)                    (4,257)
   Net Loss                                    (12,576)                   (13,462)
   Net loss available to common
      stockholders                             (12,576)                   (13,462)
   Basic and diluted loss per share              (0.17)                     (0.18)

Balance Sheet:
   Current assets                               30,040                     30,626
   Current liabilities                          46,013                     47,057
   Other non-current liabilities                17,828                     18,256
   Stockholder's deficit                       (22,899)                   (23,785)

Note 19 - Recent Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"). The FASB revised FIN No. 46 in December 2003 ("FIN 46R"). Pursuant to FIN 46R, the effective date for applying certain provisions is deferred. FIN 46 provides guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities. The Company will apply the provisions of FIN 46 prospectively to any variable interest entities created after January 31, 2003. Since the Company does not have any current interests in any variable interest entities, the adoption of this interpretation did not have a significant impact on the Company's 2003 financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, certain financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The FASB issued FASB Staff Position ("FSP") 150-3 on November 7, 2003 to defer the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable non-controlling interests. The Company does not expect the provisions of this statement to have a significant impact on its current or prospective financial statements.

      In November 2002, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). EITF 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for the purposes of revenue recognition and how the revenue arrangement consideration should be measured and allocated to the separate units of accounting. EITF 00-21 applies to all revenue arrangements that the Company enters into after June 27, 2003. The adoption of this statement did not have a significant impact on the Company's 2003 consolidated financial condition or results of operations.

Exabyte Corporation And Subsidiaries
Notes To Consolidated Financial Statements

(Information as of June 30, 2004 and for the six months ended June 28, 2003 and June 30, 2004 is unaudited)

      In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, ("SAB 104") which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and to rescind the SEC s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("FAQ") issued with SAB 101. Selected portions of the FAQ have been incorporated into SAB 104. The adoption of SAB 104 did not have a material impact on the Company s revenue recognition policies.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee                                          $    7,001.00
Printing expenses                                                    100.00
Legal fees and expenses                                          100,000.00
Accounting fees and expenses                                     100,000.00
Fees of transfer agent                                                 0.00
Miscellaneous                                                     50,000.00
                                                              -------------
Total                                                         $  257,101.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Fifth of our restated certificate of incorporation, as amended ("certificate of incorporation"), provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), a director of Exabyte shall not be personally liable to Exabyte or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

      -- for any breach of the director's duty of loyalty to the corporation or its stockholders;

      -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

      -- for any transaction from which the director derived an improper personal benefit.

      Article 5 of our by-laws provides that to the fullest extent permitted under the DGCL, Exabyte will indemnify its directors and executive officers, including the advancement of expenses. The by-laws provide, however, that Exabyte is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person against Exabyte or its directors, officers, employees or agent, unless such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors or such indemnification is provided by Exabyte in its sole discretion. Article 5 of the by-laws further authorizes Exabyte to indemnify its other officers, employees and other agents as set forth in the DGCL.

      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

      Exabyte also has obtained insurance policies which provide coverage for the Company's directors and officers in certain situations, including claims or actions arising under the Securities Act, including some situations where Exabyte cannot directly indemnify the directors or officers.

      In addition, Exabyte has entered or will enter into contractual agreements with its directors and executive officers whereby it agrees to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by such directors or officers by reason of the fact that he was a director or officer, respectively, of Exabyte.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      The following is a summary of the transactions by Exabyte during the past three years involving sales of Exabyte's securities that were not registered under the Securities Act of 1933:

Series G Issuance

      On April 12, 2001, we entered into an agreement with State of Wisconsin Investment Board ("SWIB"), under which we sold 1,500,000 shares of our Series G preferred stock to SWIB at $2.00 per share for total proceeds of $3,000,000.

Ecrix Merger

      On November 9, 2001, Ecrix Corporation merged into a subsidiary of Exabyte, and we issued a total of 10,000,000 shares of Exabyte Common Stock to the former Ecrix stockholders. The common stock was registered under the Securities Act. Additionally, in conjunction with merger, certain investors of Ecrix purchased 9,650,000 shares of new Series H preferred stock of Exabyte at $1.00 per share. These transactions were approved by our stockholders.

Series I Preferred

      On May 17, 2002 we entered into the Series I preferred stock purchase agreement with a number of purchasers. As amended, the agreement provided for the sale of a total of 8,400,000 shares of Series I preferred stock at $1.00 per share in two closings. The first closing on May 17, 2002 concerned the sale of 3,890,100 shares of Series I preferred stock. The second closing on July 31, 2002 was for 4,509,900 shares of Series I preferred stock and was subject to stockholder approval.

SERIES AA PREFERRED

      On April 29, 2004, we entered into the Purchase Agreement pursuant to which Exabyte issued and sold to the purchasers in a private placement (a) 25,000 shares of Series AA Preferred Stock of the Company; and (b) warrants to purchase in the aggregate 7.5 million shares of Common Stock. The Company received in the aggregate gross proceeds of $25 million from this financing. Participants in the financing include a group of institutional investors and Exabyte shareholders.

      The Series AA shares were priced at $1,000 per share and are convertible into Common shares at $1 per share. The warrants to purchase Common shares expire after five years and carry an exercise price of $1.00 per Common share. The conversion and exercise prices are subject to certain anti-dilution adjustments.

      C.E. Unterberg, Towbin was engaged as placement agent for the Series AA offering and received compensation of $1,100,000 and a warrant to purchase 349,000 shares of Common Stock for its services.

SERIES H AND SERIES I EXCHANGE

      In conjunction with the sale of Series AA shares pursuant to the Purchase Agreement, the Company also entered into Exchange Agreements with all of the then existing holders of the Company's Series H and Series I preferred stock, pursuant to which such holders exchanged their preferred shares for Series AA shares. The Series H preferred shares were converted into Series AA shares on a one share for one share basis, and the Series I preferred shares were converted as follows: one Series AA preferred share for each share of Common Stock the Series I holder would have received upon conversion, including the accrual of all dividends on the Series I shares through December 31, 2004. Under the Exchange Agreements, the Company issued a total of 19,909 Series AA Shares and warrants to purchase 5,972,712 shares of Common Stock. These warrants have the same terms as those issued to the purchasers of Series AA shares.

      For all of the above described transactions, Exabyte relied on the exemption from registration provided under Regulation D, promulgated under
Section 4(2) of the Securities Act. In relying upon this exemption, Exabyte received representations from each of the investors as to their status as a "qualified institutional buyer", or an "accredited investor", their investment intent and other representations and warranties. In addition, appropriate restrictions upon the transfer of the shares were imposed.

EXECUTIVE COMPENSATION

      As an inducement to have Tom Ward serve as our President and Chief Executive Officer, we agreed to grant stock options to Mr. Ward pursuant to a Nonstatutory Stock Option Agreement, dated June 3, 2002 between Exabyte and Mr. Ward (the "Plan"). The Plan is independent of our existing Stock Option Plans and was approved by stockholders at a meeting on July 30, 2002. The terms of the Plan were also approved by our Compensation Committee.

      Under the Plan, as of the commencement of Mr. Ward's employment with us, he was granted an option to purchase 3,000,000 shares of our Common Stock. The option has an exercise price equal to the Common Stock's closing price on the Nasdaq National Market on the date of the stockholder approval of the Plan. This option contains our normal vesting terms, providing for vesting during Mr. Ward's employment at the rate of 2% per month, except that any remaining unvested options will be deemed to be fully vested as of December 30, 2005.

      Also, in accordance with the Plan, Mr. Ward received an additional option to purchase 4,000,000 shares of our Common Stock with a vesting schedule which accelerates based upon the market price for our Common Stock. The additional option was granted with an exercise price equal to the Common Stock's closing price on the Nasdaq National Market on the date of the stockholder approval of the Plan. This option will vest as follows:

            - All shares will be deemed to be fully vested as of June 5, 2007, provided that Mr. Ward is employed as the President and Chief Executive Officer of Exabyte at such time;

            - Mr. Ward will qualify for an accelerated vesting schedule (for such additional options) as follows, provided he is employed as the President and Chief Executive Officer of Exabyte at the time of any such acceleration event:

                  - 1,000,000 shares at such time as our stock price closes at or above $2.00 for 30 consecutive trading days; -

                  - 1,000,000 shares at such time as our stock price closes at or above $4.00 for 30 consecutive trading days; -

                  - 1,000,000 shares at such time as our stock price closes at or above $5.00 for 30 consecutive trading days; and -

                  - 1,000,000 shares at such time as our stock price closes at or above $6.00 for 30 consecutive trading days.

      All stock prices and option strike prices will be appropriately adjusted for stock splits, a stock dividend, a merger or similar events. Unless terminated earlier as provided in the Plan, both of Mr. Ward's options will expire on June 2, 2012. Options granted under the Plan will terminate 90 days after termination of employment with Exabyte for any reason except in limited circumstances, including disability or death, in which case the term of the options continues for an additional period of time. Mr. Ward's employment with Exabyte may be terminated by Exabyte or him at any time for any reason.

      On December 5, 2003, we issued a total of 263,155 shares of Common Stock for bonuses to our executive officers and other key employees for the third quarter of 2003. Of those shares, 105,262 were issued to executive officers, with the remaining shares being issued to other key employees of the Company.

      On January 13, 2004, we issued a total of 1,690,759 shares of Common Stock to our Chief Executive Officer and another key employee for bonuses related to the fourth quarter of 2002 and the first three quarters of 2003. Our Chief Executive Officer received 745,214 of those shares.

      The Company believes that these executive compensation issuances are not considered sales for purposes of the registration requirements of the Securities Act. In addition, we believe that these parties met the standards for purchasers in a non-public offering, the Company made no general solicitation; and the Company also relied upon an exemption from securities registration for a non-public offering in issuing these shares.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibit Index

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------
   2.1              Agreement and Plan of Merger among Exabyte Corporation, Bronco
                    Acquisition, Inc., Ecrix Corporation, Certain Lenders, and Certain
                    Investors, Dated as of August 22, 2001 (8)

   3.1              Restated Certificate of Incorporation. (1)

   3.3              By-laws of the Company, as amended. (8)

   3.5              Certificate of Designation of Series AA Convertible Preferred Stock (12)

   4.1              Article 4 of the Restated Certificate of Incorporation (included in
                    Exhibit 3.1) (8)

   4.2              Article 1 of the By-laws of Exabyte Corporation, as amended (included in
                    Exhibit 3.3)

   4.3              Specimen stock certificate of Exabyte (8)

     5              Opinion re legality

**10.1              Incentive Stock Plan, as amended and restated on September 11, 2002 (9)

**10.2              Stock Option Agreement used in connection with the Incentive Stock Plan
                    (5)

**10.3              1990 Employee Stock Purchase Plan (3)

**10.4              Employee Stock Purchase Plan Offering used in connection with the 1990
                    Employee Stock Purchase Plan (4)

**10.5              Form of participation agreement used in connection with the 1990 Employee
                    Stock Purchase Plan (2)

**10.6              1997 Non-officer Stock Option Plan, as amended and restated on January
                    19, 2001 (7)

**10.7              Stock Option Agreement used in connection with the 1997 Non- Officer
                    Stock Option Plan (4)

  10.8              Form of Indemnity Agreement entered into by the Company with each director and executive officer of the Company (6)

**10.9              Form of Severance Agreement entered into among the Company and its executive officers (8)

*10.10              Manufacturing and Purchase Agreement, dated March 1, 2001, among Hitachi,
                    Ltd., Nihon Exabyte Corporation and Exabyte Corporation (6)

 10.11              Exabyte Purchase Agreement between the Company and Singapore Shinei Sangyo
                    PTE., Ltd., dated February 3, 1999 (8)

 10.12              Amendment #A01 to Purchase Agreement between the Company and Singapore
                    Shinei Sangyo, dated January 24, 2001 (8)

 10.13              Supplier Managed Inventory Agreement between the Company and Singapore
                    Shinei Sangyo, dated January 15, 2003 (9)

 10.14              Lease Agreement between Industrial Housing Company LLC and Ecrix
                    Corporation, dated December 14, 1998, as amended (8)

 10.15              Lease Agreement between Cottonwood Farms Ltd. and Ecrix Corporation, dated
                    September 7, 1999, as amended (8)

 10.16              Amendment to Lease between Cottonwood Land and Farms, Ltd. and Ecrix
                    Corporation, dated April 15, 2000 (8)

*10.17              Exabyte Payment and Repayment Plan Memorandum of Understanding, by and
                    between Exabyte Corporation and Nihon Exabyte Corporation, and Hitachi,
                    Ltd., dated February 14, 2003 (9)

*10.18              Exabyte Payment and Repayment Plan, among the Company, Nihon Exabyte
                    Corporation and Hitachi, Ltd., dated August 25, 2003 (10)

 10.19              Exabyte Repayment Plan Memorandum of Understanding, by and between Exabyte
                    Corporation and TDK Corporation, dated February 14, 2003 (9)

*10.20              Letter of Agreement and Promissory Note, by and between Exabyte
                    Corporation and the Media and Application Solutions of Sony Electronics
                    Inc., dated February 13, 2003 (9)

 10.21              Exabyte Repayment Plan Memorandum of Understanding, by and between Exabyte
                    Corporation and Panasonic and Consumer Electronics Company, dated March 4,
                    2003 (9)

*10.22              Agreement for Debt Restructuring and Modification of Manufacturing Terms,
                    among the Company, Solectron Corporation and Shinei International Pte.
                    Ltd., dated September 1, 2003 (10)

EXHIBIT NUMBER                       DESCRIPTION
-------------                        -----------
*10.23              Depot Repair Services Agreement, among the Company and Teleplan Service
                    Logistics, Inc., dated June 2003 (10)

*10.24              Settlement Agreement, among the Company and 1685-1775 38th St, LLC, dated
                    November 4, 2003 (10)

 10.25              Lease Termination Agreement, among the Company and Eastpark, LLC f/k/a
                    Eastpark Associates, Ltd., dated September 26, 2003 (10)

 10.26              Promissory Note among the Company and Eastpark, LLC f/k/a Eastpark
                    Associates Ltd., dated September 1, 2003 (10)

*10.27              Media Distribution Agreement, by and between Exabyte Corporation and
                    Imation Corp, dated November 7, 2003 (14)

*10.28              Software License and Maintenance Agreement, by and between Exabyte
                    Corporation and MSS Technologies, Inc.,dated November 26, 2003 (11)

 10.29              Securities Purchase Agreement, dated April 30, 2004, by and among Exabyte
                    Corporation and the purchasers listed therein (12)

 10.30              Amended and Restated Loan and Security Agreement, dated January 1, 2004, by and among Exabyte Corporation and Silicon Valley Bank (13)

 10.31              Series H Exchange Agreement (12)

 10.32              Series I Exchange Agreement (12)

 21.1               List of Subsidiaries.(13)

 23.1               Consent of PricewaterhouseCoopers LLP

 23.2               Consent of Holland & Hart LLP (contained in Exhibit 5)

 24.1               Power of Attorney(13)


      * Certain portions of this exhibit have been omitted pending a determination on a request for confidential treatment thereof by the Company.

      ** Indicates management contracts or compensation plans or arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.

            (1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-30941) filed with the Securities and Exchange Commission (the "SEC") on September 8, 1989 or Amendments Nos. 1 and 2 thereto (filed on October 12, 1989 and October 16, 1989 respectively), and incorporated herein by reference.

            (2) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 33-33414), as filed with the SEC on February 9, 1990 and incorporated herein by reference.

            (3) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-09279), as filed with the SEC on July 31, 1996 and incorporated herein by reference.

            (4) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-73011), as filed with the SEC on March 1, 2000, and incorporated herein by reference.

            (5) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 25, 1998, and incorporated herein by reference.

            (6) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on April 12, 2001, and incorporated herein by reference.

            (7) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-67464), as filed with the SEC on August 14, 2001, and incorporated herein by reference.

            (8) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-4, filed with the SEC on October 5, 2001, and incorporated herein by reference.

            (9) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 28, 2003, and incorporated herein by reference.

            (10) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2003, and incorporated herein by reference.

            (11) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 31, 2004, and incorporated herein by reference.

            (12) Filed as an Exhibit to the Company's Current Report Form 8-K, as filed with SEC on May 4, 2004.

            (13)  Previously filed.


            (14) Filed as an Exhibit to Amendment No. 2 to the Company's Annual Report on Form 10-K, filed with the SEC on August 19, 2004, and incorporated herein by reference.

                          FINANCIAL STATEMENT SCHEDULE

EXABYTE CORPORATION AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

        Col. A                                   Col. B      Col. C(a)   Col. C(b)           Col. D         Col. E
-------------------------------------------------------------------------------------------------------------------
                                                Balance
                                                   At        Charged                                        Balance
        (In thousands)                          Beginning      to         Charged                           at End
                                                   of       Costs and     to Other                            of
         Description                            Period      Expenses      Accounts          Deduction       Period
-------------------------------------------------------------------------------------------------------------------
Year Ended December 29, 2001:
  Allowance for doubtful accounts               $   670     $   (380)     $     33         $    216(1)      $   539
  Reserves for sales programs                     6,743           --         3,251           (5,702)(2)       4,292
  Inventory valuation reserves                    7,301        7,804            --           (4,061)(3)      11,044
                                                -------     --------      --------         --------         -------
                                                $14,714     $  7,424      $  3,284         $ (9,547)        $15,875
                                                =======     ========      ========         ========         =======
Year Ended December 28, 2002:
  Allowance for doubtful accounts               $   539     $    341      $     50         $   (418)(1)     $   512
  Reserves for sales programs                     4,292           --         3,778           (5,023)(2)       3,047
  Inventory valuation reserves                   11,044        5,645            --           (3,559)(3)      13,130
                                                -------     --------      --------         --------         -------
                                                $15,875     $  5,986         3,828         $ (9,000)        $16,689
                                                =======     ========      ========         ========         =======
Year Ended January 3, 2004:
  Allowance for doubtful accounts               $   512     $  6,678      $      1         $ (7,056)(1)     $   135
  Reserves for sales programs                     3,047           --           719           (2,097)(2)       1,669
  Inventory valuation reserves                   13,130        9,814            --          (11,591)(3)      11,353
                                                -------     --------      --------         --------         -------
                                                $16,689     $ 16,492      $    720         $(20,744)        $13,157
                                                =======     ========      ========         ========         =======
Six Months Ended June 30, 2004 (unaudited):
  Allowance for doubtful accounts               $   135     $    107      $     --         $    (71)(1)     $   171
  Reserves for sales programs                     1,669         (145)           --               --           1,814
  Inventory valuation reserves                   11,353           --            --           (3,154)(2)       8,199
                                                -------     --------      --------         --------         -------
                                                $13,157     $    252      $     --         $ (3,225)(3)     $10,184
                                                =======     ========      ========         ========         =======

      (1)   Accounts written off, net of recoveries.

      (2)   Net credits issued to customers for sales programs.

      (3)   Reserves related to inventory written-off or otherwise disposed of.

ITEM 17. UNDERTAKINGS

      1.    The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 26th day of August, 2004.


EXABYTE CORPORATION

                          By:      /s/ Carroll A. Wallace
                                   --------------------------------------
                                   Carroll A. Wallace
                          Title:   Chief Financial Officer, Treasurer
                                   (Principal Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/  Tom W. Ward                                 President and Chief Executive             August 26, 2004
--------------------------------------------     Officer (Principal Executive Officer)     ------------------------------
Tom W. Ward

/s/ *                                            Chairman of the Board, Chief              August 26, 2004
--------------------------------------------     Technologist                              ------------------------------
Juan A. Rodriguez

/s/  Carroll A. Wallace                          Chief Financial Officer,                  August 26, 2004
--------------------------------------------     Treasurer (Principal Financial and        ------------------------------
Carroll A. Wallace                               Accounting Officer)

/s/ *                                            Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
Leonard W. Busse

/s/  *                                           Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
John Garrett

/s/ *                                            Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
A. Laurence Jones

/s/ *                                            Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
Thomas E. Pardun

/s/ *                                            Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
Stephanie L. Smeltzer

/s/ *                                            Director                                  August 26, 2004
--------------------------------------------                                               ------------------------------
G. Jackson Tankersley, Jr.

*/s/  Carroll A. Wallace
------------------------
      Attorney in Fact

                                 EXHIBITS INDEX

      The following exhibits are filed as a part of this registration statement.

 EXHIBIT NUMBER                    DESCRIPTION
 --------------                    -----------
   2.1             Agreement and Plan of Merger among Exabyte Corporation, Bronco Acquisition, Inc., Ecrix
                   Corporation, Certain Lenders, and Certain Investors, Dated as of August 22, 2001 (8)

   3.1             Restated Certificate of Incorporation. (1)

   3.3             By-laws of the Company, as amended. (8)

   3.5             Certificate of Designation of Series AA Convertible Preferred Stock (12)

   4.1             Article 4 of the Restated Certificate of Incorporation (included in Exhibit 3.1) (8)

   4.2             Article 1 of the By-laws of Exabyte Corporation, as amended (included in Exhibit 3.3)

   4.3             Specimen stock certificate of Exabyte (8)

     5             Opinion re legality

**10.1             Incentive Stock Plan, as amended and restated on September 11, 2002 (9)

**10.2             Stock Option Agreement used in connection with the Incentive Stock Plan (5)

**10.3             1990 Employee Stock Purchase Plan (3)

**10.4             Employee Stock Purchase Plan Offering used in connection with the 1990 Employee Stock Purchase Plan (4)

**10.5             Form of participation agreement used in connection with the 1990 Employee Stock Purchase Plan (2)

**10.6             1997 Non-officer Stock Option Plan, as amended and restated on January 19, 2001 (7)

**10.7             Stock Option Agreement used in connection with the 1997 Non- Officer Stock Option Plan (4)

  10.8             Form of Indemnity Agreement entered into by the Company with each director and executive officer of the Company(6)

**10.9             Form of Severance Agreement entered into among the Company and its executive officers (8)

*10.10             Manufacturing and Purchase Agreement, dated March 1, 2001, among Hitachi, Ltd., Nihon Exabyte
                   Corporation and Exabyte Corporation (6)

 10.11             Exabyte Purchase Agreement between the Company and Singapore Shinei Sangyo PTE., Ltd., dated
                   February 3, 1999 (8)

 10.12             Amendment #A01 to Purchase Agreement between the Company and Singapore Shinei Sangyo, dated
                   January 24, 2001 (8)

 10.13             Supplier Managed Inventory Agreement between the Company and Singapore Shinei Sangyo, dated
                   January 15, 2003 (9)

 10.14             Lease Agreement between Industrial Housing Company LLC and
                   Ecrix Corporation, dated December 14, 1998, as amended (8)

 10.15             Lease Agreement between Cottonwood Farms Ltd. and Ecrix Corporation, dated September 7, 1999, as amended (8)

 10.16             Amendment to Lease between Cottonwood Land and Farms, Ltd. and Ecrix Corporation, dated April
                   15, 2000 (8)

*10.17             Exabyte Payment and Repayment Plan Memorandum of Understanding, by and between Exabyte
                   Corporation and Nihon Exabyte Corporation, and Hitachi, Ltd., dated February 14, 2003 (9)

*10.18             Exabyte Payment and Repayment Plan, among the Company, Nihon Exabyte Corporation and Hitachi,
                   Ltd., dated August 25, 2003 (10)

 10.19             Exabyte Repayment Plan Memorandum of Understanding, by and between Exabyte Corporation and TDK
                   Corporation, dated February 14, 2003 (9)

*10.20             Letter of Agreement and Promissory Note, by and between Exabyte Corporation and the Media and
                   Application Solutions of Sony Electronics Inc., dated February 13, 2003 (9)

 10.21             Exabyte Repayment Plan Memorandum of Understanding, by and between Exabyte Corporation and
                   Panasonic and Consumer Electronics Company, dated March 4, 2003 (9)

*10.22             Agreement for Debt Restructuring and Modification of Manufacturing Terms, among the Company,
                   Solectron Corporation and Shinei International Pte. Ltd., dated September 1, 2003 (10)

*10.23             Depot Repair Services Agreement, among the Company and Teleplan Service Logistics, Inc., dated
                   June 2003 (10)

*10.24             Settlement Agreement, among the Company and 1685-1775 38th St, LLC, dated November 4, 2003 (10)

 EXHIBIT NUMBER                  DESCRIPTION
 --------------                  -----------
 10.25             Lease Termination Agreement, among the Company and Eastpark, LLC f/k/a Eastpark Associates,
                   Ltd., dated September 26, 2003 (10)

 10.26             Promissory Note among the Company and Eastpark, LLC f/k/a Eastpark Associates Ltd., dated
                   September 1, 2003 (10)

*10.27             Media Distribution Agreement, by and between Exabyte Corporation and Imation Corp, dated
                   November 7, 2003 (14)

*10.28             Software License and Maintenance Agreement, by and between Exabyte Corporation and MSS
                   Technologies, Inc., dated November 26, 2003 (11)

 10.29             Securities Purchase Agreement, dated April 30, 2004, by and among Exabyte Corporation and the purchasers listed therein (12)

 10.30             Amended and Restated Loan and Security Agreement, dated January 1, 2004, by and among Exabyte Corporation and
                   Silicon Valley Bank (13)

 10.31             Series H Exchange Agreement (12)

 10.32             Series I Exchange Agreement (12)

  21.1             List of Subsidiaries.(13)

  23.1             Consent of PricewaterhouseCoopers LLP

  23.2             Consent of Holland & Hart LLP (contained in Exhibit 5)

  24.1             Power of Attorney(13)


      * Certain portions of this exhibit have been omitted pending a determination on a request for confidential treatment thereof by the Company.

      ** Indicates management contracts or compensation plans or arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.

            (1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-30941) filed with the Securities and Exchange Commission (the "SEC") on September 8, 1989 or Amendments Nos. 1 and 2 thereto (filed on October 12, 1989 and October 16, 1989 respectively), and incorporated herein by reference.

            (2) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 33-33414), as filed with the SEC on February 9, 1990 and incorporated herein by reference.

            (3) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-09279), as filed with the SEC on July 31, 1996 and incorporated herein by reference.

            (4) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-73011), as filed with the SEC on March 1, 2000, and incorporated herein by reference.

            (5) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 25, 1998, and incorporated herein by reference.

            (6) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on April 12, 2001, and incorporated herein by reference.

            (7) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-67464), as filed with the SEC on August 14, 2001, and incorporated herein by reference.

            (8) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-4, filed with the SEC on October 5, 2001, and incorporated herein by reference.

            (9) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 28, 2003, and incorporated herein by reference.

            (10) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2003, and incorporated herein by reference.

            (11) Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on March 31, 2004, and incorporated herein by reference.

            (12) Filed as an Exhibit to the Company's Current Report Form 8-K, as filed with SEC on May 4, 2004.

            (13)  Previously filed.


            (14) Filed as an Exhibit to Amendment No. 2 to the Company's Annual Report on Form 10-K, filed with the SEC on August 19, 2004, and incorporated herein by reference.